              Filed with the Securities and Exchange Commission on April 2, 1998
                                             Registration Statement No. 33-41289
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549
                            -------------------------

                               AMENDMENT NO. 1 to
                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                           --------------------------

                                ELECTROPURE, INC.
                  (FORMERLY, HOH WATER TECHNOLOGY CORPORATION)
           (Name of Small Business Issuer as specified in its charter)

    CALIFORNIA
  (State of Other                    3589                       33-0065212
  Jurisdiction of              (Primary Standard              (IRS Employer
   Incorporation           Industrial Classification             ID No.)
 or Organization)                Code Number)

               23456 South Pointe, Laguna Hills, California 92653
                                 (714) 770-9347
          (Address and telephone number of principal executive offices)
                           --------------------------

                           FLOYD H. PANNING, President
                                ELECTROPURE, INC.
                               23456 South Pointe
                         Laguna Hills, California 92653
                                 (714) 770-9347
      (Name, address and telephone number of Agent for service of process)
                           --------------------------

                          Copies of communications to:
                             Ronald P. Givner, Esq.
                     JEFFER, MANGELS, BUTLER & MARMARO, LLP
                      2121 Avenue of the Stars, Tenth Floor
                          Los Angeles, California 90067
                                 (310) 203-8080

          Approximate date of commencement of proposed sale to public:
                  As soon as practicable after the registration
                          statement becomes effective.
                           --------------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------
                                                     Proposed        Proposed
                                                      Maximum        Maximum
                                    Amount to be     Offering       Aggregate       Amount of
Title of Each Class of Securities    Registered     Pricer Per       Offering     Registration
         to be Registered            Registered      Unit (1)         Price            Fee
----------------------------------- -------------- -------------- --------------- -------------
  Common Stock, $0.01 par value       5,172,536        $1.75        $9,051,938        $2,743.02
     Previously paid ...........................................................       2,644.27
                                                                                  -------------
Amount Due .....................................................................      $   98.75

----------

(1) Based on the closing sale price as reported on the Electronic Bulletin Board on March 6, 1998.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

P R O S P E C T U S

                        5,172,536 SHARES OF COMMON STOCK

                                ELECTROPURE, INC.

This Prospectus relates to 5,172,536 shares of the Common Stock, par value $0.01 per share, of Electropure, Inc. ( the "Company"), which may be offered from time to time by any or all of the Selling Shareholders named herein (the "Selling Shareholders"). Included in such 5,172,536 shares, are 1,537,437 shares that may be issued upon the exercise of options and warrants. The Company will not receive any part of the proceeds of any sales by the Selling Shareholders, but will receive proceeds upon the exercise of options and warrants. This Prospectus does not cover the exercise of such options and warrants.

The Common Stock is traded on the OTC Electronic Bulletin Board under the symbol "ELTP." On March 6, 1998 the last sale price of the Common Stock was $1.75.

THESE ARE SPECULATIVE SECURITIES. SEE "RISK FACTORS" ON PAGES 10 TO 17 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PROSPECTIVE INVESTOR.

The sale of the shares offered hereby may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Shareholders) in the over-the-counter market or in negotiated transactions, through the writing of options on the shares, through a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. If any Selling Shareholder sells his, her or its shares, or options thereon, pursuant to this Prospectus at a fixed price or at a negotiated price which is, in either case, other than the prevailing market price or in a block transaction to a purchaser who resells, or if any Selling Shareholder pays compensation to a broker-dealer that is other than the usual and customary discounts, concessions or commissions, or if there are any addrrangements either individually or in the aggregate that would constitute a distribution of the shares, a post-effective amendment to the Registration Statement of which this Prospectus is a part would need to be filed and declared effective by the Securities and Exchange Commission before such Selling Shareholder could make such sale, pay such compensation or make such a distribution. The Company is under no obligation to file a post-effective amendment to the Registration Statement of which this Prospectus is a part under such circumstances.

All expenses incurred in connection with the registration of the shares offered hereby, which expenses are not expected to exceed $20,000, are being borne by the Company.
                            -------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -------------------------

                The date of this Prospectus is March ___, 1998.

                             AVAILABLE INFORMATION

The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits and financial statements and schedules filed therewith or incorporated therein by reference. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or incorporated therein by reference, each statement being qualified in its entirety by such reference. All of these documents may be obtained upon payment of the prescribed fees or examined without charge at the office of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, DC 20549, and at the Commission's web site (http//: www.sec.gov.).

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and its Regional Offices at 219 S. Dearborn Street, Chicago, Illinois 60604 and 75 Park Place, 14th Floor, New York, New York 10007. Copies of such materials can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington DC 20549, at prescribed rates, and at the Commission's web site (http//:
www.sec.gov.).

The Company furnishes, and will continue to furnish upon request, to its shareholders annual reports containing audited financial statements.

                            -------------------------

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus.

THE COMPANY

Electropure, Inc. (the "Company") has developed a point-of-use model of an electrodeionization ("EDI") water purification system aimed at the high purity water treatment segment of the commercial (especially semiconductor, pharmaceutical, and cosmetic companies), and industrial (pulp and paper, laboratories, and petrochemical companies) water treatment markets. The Company believes that the EDI design will give the same output capacity at one-third to one-fifth the cost of current technologies and the ability to "modularize" the technology's capacity to service installations up to 20 times (or more) the size of current output levels (3 to 6 gallons per minute [gpm]). The Company began limited sales of this product in 1997.

On February 17, 1998, the Company acquired the rights to certain proprietary membrane technology from Hydro Components, Inc., a Pennsylvania company which manufactures and markets light commercial water and waste water treatment equipment. The Company intends to utilize the acquired technology to develop ion permeable membranes for use with its EDI product. If development efforts are successful, such membranes would allow the Company to offer more cost-sensitive models of its EDI product to a broader range of users for a wider range of uses.

In October, 1997, the Company acquired an exclusive license to certain patent and intellectual property rights involving laser light scattering techniques to be utilized in the detection and monitoring of toxicants in drinking water. This acquisition will provide the basis for Electropure's proposed development of near "real-time" drinking water monitoring systems primarily for municipal applications. The Company's EDI product and this new technology are not intended to be integrated into one product.

The mission of Electropure, Inc. is to become the leading manufacturer and supplier of proprietary components to the ultrapure water industry based on electrodeionization technology. The Company will focus on providing unique technology to differentiate itself from its competitors. Electropure, Inc. will service original water equipment manufacturers of water treatment systems. In this regard, the Company has recently acquired the right to develop a laser monitoring technology which is to be developed for the detection of dangerous materials in water such as parasites, bacteria, viruses and spores.

The Company was incorporated in December, 1979 in California under the name HOH Water Technology Corporation and changed its name to Electropure, Inc. in 1996. The Company's address and telephone number is: 23456 South Pointe Drive, Laguna Hills, California 92653, (714) 770-9347.

THE OFFERING

Securities Offered .................    5,172,536 shares of Common Stock, $0.01
                                        par value, including shares which may be
                                        issued upon the exercise of options and
                                        warrants.

Number of Shares of Common
Stock Outstanding ..................    8,000,479 shares as of the date hereof.*
                                        Each share of Common Stock has one vote
                                        per share.

Number of Shares of Class B Common
Stock Outstanding ..................    83,983 shares. Each share of Class B
                                        Common Stock has eight votes per share.

Number of Shares of Convertible
Preferred Stock Outstanding ........    2,600,000 shares. Each share of
                                        redeemable Convertible Preferred Stock
                                        has one vote per share.

Use of Proceeds ....................    Any proceeds received by the Company
                                        upon exercise of options or warrants
                                        held by Selling Shareholders will be
                                        used for working capital.

Electronic Bulletin Board Symbol ...    ELTP:     Common Stock.

RISK FACTORS

The securities offered hereby involve a high degree of risk, including limited working capital, and possible dilution. See "RISK FACTORS." There can be no assurance that the Company can successfully manufacture and market its EDI water purification product or any other proposed product or sell such products at prices which will result in net income. Actual results of manufacturing, marketing and competitive conditions and other factors may require significant modification of the Company's future operations from those planned operations described herein.

----------

* Excludes 83,983 shares of Common Stock issuable upon conversion of Class B Common Stock and 1,537,437 shares issuable upon exercise of outstanding options or warrants. Also excludes 2,600,000 shares of Convertible Preferred Stock which became redeemable by the Company as of January 31, 1991 for $0.01 per share.

SUMMARY FINANCIAL DATA

The Company began sales of its patented EDI product in September, 1997 and currently has orders for additional products pending; however, the Company does not anticipate that it will generate substantial revenues from the sale of these products until it can raise sufficient working capital to expand its manufacturing operations. In anticipation of such expansion, the Company relocated to its current, larger facilities in late February, 1998.

SUMMARY OPERATING STATEMENT DATA:

                                                   Fiscal Year                     Three Months
                                                 Ended October 31,               Ended January 31,
                                            ---------------------------     ---------------------------
                                               1996            1997            1997            1998
                                            -----------     -----------     -----------     -----------
                                                                            (Unaudited)     (Unaudited)
License fees received** ................    $    87,559     $    78,437     $    20,300     $        --
Sales ..................................             --          44,989              --         125,257
Cost of goods sold .....................             --          26,193              --          69,055
Gross margin* ..........................         87,559          97,233          20,300          56,202
Net (loss) gain* .......................       (367,082)    (1,096,0343)         (4,267)       (234,594)
Net (loss) gain per share* .............          (0.19)          (0.37)             --           (0.05)
Weighted average shares outstanding ....      1,926,868       2,955,690       1,926,868       4,358,663

SUMMARY BALANCE SHEET:

                                                   October 31, 1997    January 31, 1998
                                                   ----------------    ----------------
                                                                           Unaudited
Working capital ..................................    $    330,995       $    426,668
Total assets .....................................         894,953            953,907
Total current liabilities ........................         114,870             86,200
Accumulated deficit * ............................     (17,197,281)       (17,431,874)
Stockholders' equity .............................         754,083            841,707
Stockholders' equity (deficit) per share .........            0.26               0.19

For certain recent significant developments, see "RECENT SIGNIFICANT DEVELOPMENTS."

--------

* Restated to reflect prior period adjustments for the fiscal year ended October 31, 1996 to account for 1) a $6,000 imputed rent expense and a credit in the same amount for license fees received, and 2) a $76,000 financing expense and an increase in accumulated deficit (carried forward to subsequent period). The summary information shown for the three months ended January 31, 1997 has also been restated to reflect a $1,500 imputed rent expense and increase to license fees received during the period.

                         RECENT SIGNIFICANT DEVELOPMENTS

LICENSE TERMINATION AGREEMENT

Effective August 5, 1997, the Company entered into a License Termination Agreement with EDI Components ("EDI Components") terminating the July, 1992 agreements which granted EDI Components a security interest in and exclusive manufacturing and marketing rights to the Company's patented water purification technology. Pursuant to the termination agreement, 362,500 shares of the Company's Common Stock, with an agreed value by the parties of $2.00 per share, were issued to the investors of EDI Components in amounts commensurate with their capital investment in such entity. The Company has agreed to issue Additional Shares upon the Common Stock of the Company first having a per share value for thirty consecutive trading days equal to or in excess each of $3.00, $4.00 and $5.50 per share (each a "Trigger Value"). The aggregate value of such Additional Shares shall equal $675,006, $675,012 and $674,982, respectively, for a total additional value of $2,025,000. If all of the Additional Shares are issued pursuant to the License Termination Agreement, the investors of EDI Components will have received a total of 787,979 shares of the Company's Common Stock, with an aggregate value equal to $2,750,000. The fair market value(1) of the Company's restricted Common Stock was $0.375 per share on August 14, 1997, the date on which the 362,500 shares were issued to the investors of EDI Components. Consequently, as a result of such issuance, the Company has reflected a finance charge in the sum of $135,938 on its financial statements for the fiscal year ended October 31, 1997.

In connection with the License Termination Agreement, the Company issued an additional 566,409 shares of Common Stock, at $0.375 per share, upon conversion of $200,000 in indebtedness, plus $12,404 in related interest, on notes payable assumed by the Company from EDI Components. An additional $10,000 principal loan, plus $1,620 in accrued interest, was assumed by the Company and was paid in September, 1997 with the proceeds realized from the sale of an additional 30,983 shares of Common Stock at $0.375 per share.

The License Termination Agreement provided for an extension, until October 1, 1997, on 95,400 warrants to purchase common stock granted to various investors of EDI Components pursuant to the July, 1992 license agreement. As of October 1, 1997, all of such warrants were exercised at $0.50 per share, including 44,000 warrants which had been assigned to William Farnam, a Director of the Company, and 40,000 warrants held by Floyd Panning, president of EDI. Mr. Panning also exercised 10,000 warrants to purchase common stock previously issued to him in February, 1993 at $0.50 per share as a bonus for services rendered. See "MANAGEMENT Employment Agreement."

TECHNOLOGY TRANSFER AGREEMENT

----------
(1) The Company has consistently determined the Fair Market Value of its publicly-traded common stock as the mean of the bid and ask prices of such common stock on the date of issuance. In the case of restricted common stock issued by the Company, unless otherwise noted, the Company applies a 25% discount to such Fair Market Value. On August 14, 1997, the bid and ask prices of the Company's common stock were $0.3125 and $0.6875, respectively.

On October 25, 1997, the Company issued 2,100,000 shares of its Common Stock to Wyatt Technology Corporation ("Wyatt") as consideration for the transfer by Wyatt of an exclusive worldwide license to certain intellectual property related to drinking water monitoring technology. The agreement encompasses exclusive patent rights, software, technical support, manufacturing services and other know-how based on Wyatt's proprietary multi-angle laser light scattering instrumentation and techniques to detect and monitor the presence of toxicants (mutagens, carcinogens, and metabolic toxins) in fluid. The Company agreed to register 630,000 of the shares issued to Wyatt to the end that a sufficient number of shares may be sold by Wyatt to pay federal and state income taxes on the transaction. Any shares not required to be sold for this purpose will remain restricted for a period of two years from the transaction date. Wyatt has recently withdrawn its request to register any shares, indicating that it may in the future sell shares in a private transaction to cover its tax liability.

The value of the 2,100,000 shares issued to Wyatt are reflected in the Company's financial statements for the fiscal year ended October 31, 1997 as a $447,146 increase in acquired technology, less $1,470 in amortization, which will be amortized over a five-year period -- the remaining life of the primary patent covering the technology. The valuation, which was established through an independent appraisal, utilized a weighted average calculation using the last trade prior to and subsequent to the transaction date (October 25, 1997, a Saturday), resulting in a $1.175 value per share. A 28% discount to such value was then applied to 115,000 of the shares - the estimated number of shares which must be sold by Wyatt to pay income taxes on the transaction. An 85% discount was applied to the balance of the shares issued (1,985,000), which must be held for two years from the date of the transaction. In summary, the appraisal concluded that the 115,000 and 1,985,000 shares were worth $97,290 and $349,856, respectively, for a total value of $447,146.

Pursuant to the transfer agreement, the Company will focus its initial research efforts on applying the Wyatt technology in developing the instrumentation and software to detect, in near "real-time," particulate materials (parasites and other organisms such as bacteria, viruses, spores, etc.) in drinking water. The primary target will be for the identification and measurement of Cryptosporidium and Giardia cysts in municipal drinking water supplies. Under the agreement, Wyatt will provide technical support as well as various laboratory equipment and supplies required for this research phase which is anticipated to run approximately five (5) months. A market feasibility study will be conducted concurrently.

For a period of three years from the date of the transfer agreement, Wyatt will manufacture and sell to the Company (at a price to be agreed upon) the components required for any product developed by Electropure utilizing the transferred technology. Thereafter, the Company may, at its option, manufacture all such components (except an optical component to which Wyatt will retain all rights), purchase them from others, or continue to purchase said components from Wyatt under terms to be agreed upon. Pricing of the component parts, as well as the optical product proprietary to Wyatt, will be dependent upon their design and features and can only be determined if the research and development phase discussed above has been successfully concluded.

As a result of the issuance of the 2,100,000 shares in the above transaction, Wyatt Technology Corporation owns 22.0% of the common stock of the Company, with 16.4% of the voting control as of March 6, 1998.

ASSIGNMENT AGREEMENT

On February 17, 1998, the Company entered into an Assignment Agreement with Hydro Components, Inc. to acquire the rights to certain proprietary ion exchange membrane technology for use with its EDI water treatment product. Hydro Components, Inc. ("HCI") is a Pennsylvania-based manufacturer of light commercial water and wastewater treatment equipment. The Company paid HCI $200,000 for the know-how and technical support to develop extruded membranes from ion exchange materials into sheet form, as compared to the more expensive cast membranes presently available. Such membranes, if they can be developed, would theoretically be more consistent in physical characteristics, i.e., thickness, electrical resistance, and ion transport efficiency, than is now possible with current membrane processes. If the Company is successful in its efforts to develop the proposed HCI membrane, the anticipated cost savings for this component would allow the Company to offer new models of its EDI product for uses beyond the ultrapure water treatment area which it now services.

In conjunction with the above Assignment Agreement, the Company loaned HCI an additional $200,000 for sixty days at 8% interest. Such loan, due to be repaid to the Company on or before April 17, 1998, is collateralized by all of HCI's assets and is personally guaranteed by the President and sole shareholder of HCI, Joesph Bernatowicz.

STOCK ISSUANCES

Between August 14, 1997 and October 31, 1997, in addition to the shares discussed above, the Company issued 643,094 additional shares of Common Stock. Of such Common Stock, 107,400 shares were issued pursuant to the exercise of options and warrants at $0.50 per share; 30,988 and 500,000 shares were issued in private placements at $0.375 and $1.00 per share, respectively; and 4,706 shares were issued in consideration for services rendered. 250,000 three-year warrants to purchase Common Stock at $2.00 per share were issued in conjunction with the Company's August, 1997 private placement offering of 500,000 shares at $1.00 per share as described above. Such warrants are redeemable by the Company at $0.05 per Warrant at any time that the closing bid price of the Common Stock exceeds $4.00 per share for thirty consecutive business days.

On November 12, 1997, the Company issued 60,000 shares of Common Stock as consideration for an option to purchase the building to which it relocated in February, 1998. The Common Stock was valued at $1.50 per share and resulted in an expense to the Company during the fiscal quarter ended January 31, 1998 in the sum of $90,000. See "BUSINESS - Properties."

On January 29, 1998, the Company issued 206,186 shares of Common Stock upon the conversion of a $200,000 loan made by principal shareholder, Anthony Frank. The shares were issued at the below fair market value of $0.97 per share, resulting in an expense as of January 31, 1998 in the sum of $7,217. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Mr. Anthony Frank."

LIMITED WORKING CAPITAL

As a result of the delays in bringing the EDI water purification product to market, as well as delays in expanding production of the EDI product and the various legal matters encountered by the Company over the past several years, the Company has limited working capital. The Company has sold its Common Stock and warrants to reduce this working capital shortfall and believes it has adequate sources of working capital to support operations through approximately August, 1998. However, the Company may need additional financing prior to that time and is currently seeking investments through private placement offerings of its securities. In addition, the Company proposes to seek additional financing through corporate borrowing and/or a public offering of securities through an underwriter. No assurances can be given that the Company can obtain additional working capital through the sale of Common Stock or other securities, the issuance of indebtedness or otherwise or on terms acceptable to the Company. Further, no assurances can be given that any such equity financing will not result in a further dilution to the existing shareholders.

                                  RISK FACTORS

AN INVESTMENT IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE MADE ONLY BY INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE PURCHASERS, PRIOR TO MAKING AN INVESTMENT IN THE COMMON STOCK, SHOULD CAREFULLY CONSIDER, ALONG WITH OTHER MATTERS REFERRED TO HEREIN, THE FOLLOWING RISK FACTORS AND SHOULD CONSULT WITH THEIR OWN LEGAL, TAX AND FINANCIAL ADVISORS WITH RESPECT THERETO.

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISK AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS." PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER, AMONG OTHER FACTORS, THE FOLLOWING:

1. STAGE OF DEVELOPMENT OF THE COMPANY. Until January, 1992, the Company had been engaged in development of a water purification system known as the Electropure ("EDI"). The Company had constructed a number of prototypes and pre-production units of the point-of-use version of the EDI and during 1991 had sold several of such units. However, lack of working capital had earlier led the Company to seek immediate cash flow from sales of an ultrapure reverse osmosis/ultraviolet water treatment system. Because the Company had only limited operating capital and continued to incur substantial expenses, it was unable to sustain operations. Consequently, in May, 1992, the Company entered into a Letter of Intent to license the manufacturing and marketing of its patented Electropure "EDI" technology to EDI Components, a privately-held California corporation. Formal agreements concerning the license were executed on July 29, 1992. In August, 1997, the Company negotiated an early termination of such license agreement and has commenced limited manufacturing and marketing activities. No assurances can be given that the Company can manufacture sufficient EDI products at an economical cost, or sell such products at a net profit. Further, no assurances can be given that EDI products or other products offered by the Company will receive market acceptance. The Company is subject to all the risks inherent in the establishment of a new enterprise and the marketing and manufacturing of new products, any of which risks are beyond the control of the Company. Further, with regard to the technology licensed from Wyattand the technology acquired from Hydro Components, they are also subject to all the risks inherent in trying to adapt a technology for a new use. No assurances can be given that the Company can successfully develop or market any products.

While units of the high purity point-of-use Electropure product are being placed in operation and several units have been operating efficiently for over two years, there is no assurance that the Company will be commercially viable. In addition, actual results of the development activities, manufacturing processes, technological developments, market and competitive conditions, financial resources, results of operations and other factors may require significant modifications to all or part of the proposed business regarding the Company.

2. ACCUMULATED DEFICIT; OPERATING LOSSES; GOING CONCERN. From the inception of the Company in 1979 through January 31, 1998, the Company accumulated a loss of $17,431,874 and net stockholders' equity of $841,707. The accumulated loss is principally due to expenses incurred in the development of the EDI product, initial manufacturing start-up costs, initial marketing efforts, administrative expenses and interest. The report of the Company's independent auditors for the fiscal year ended October 31, 1997 contains an explanatory paragraph as to the ability of the Company to continue as a going concern and the Company's financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the notes to the financial statements, the Company's recurring losses from operations, net capital deficiency and past history of working capital deficiencies raise substantial doubt about the Electropure's ability to continue as a going concern. Management's plans in regard to these matters are also described in the notes and in "MANAGEMENTS' DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." The independent auditors' report is also subject to the outcome of certain claims and litigation.

3. COMPETING PATENT CLAIMS DELAYING SALES; LIMITED PATENT PROTECTION. During the pendency of the patent infringement lawsuit filed by the Company against Millipore Corporation and its licensee, Ionpure Technologies in 1993, the Company's ability to market the EDI technology was materially impacted. Such lawsuit, and a second lawsuit filed by the Company against Millipore in March, 1996, were resolved as of July, 1996. However, the delay incurred by the Company in marketing its product may have allowed other companies to develop and commence production of similar products. Due to potential competitive pressures, the Company's ability to capitalize on the features of the EDI product in the marketplace may be dependent on its ability to deliver products in the near future. Besides Ionpure Technologies, two other companies are believed to have developed or are developing products using electrodeionization or similar technology.

The Company owns two U.S. patents and limited foreign patents, with respect to certain aspects of its technology for the EDI, one granted in 1984 and the other in 1990. U.S. patents, subject to certain maintenance fees, are valid for 17 years. In the absence of significant patent protection, competitors could legally imitate the Company's design approaches. The Company may not be able to afford the expenses required to enforce any patent it may have now or in the future and no assurances can be given that any patents would be upheld if challenged, or if upheld, would provide the Company with meaningful protection. Certain components of the EDI, such as the technology used to manufacture the anode used in the electrodialysis, are not covered by the patent. The Company believes that the patent for the EDI and its technical know-how may be significant in its ability to compete and that it may have to vigorously defend its patents.

4. NECESSITY FOR ADDITIONAL FINANCING. The Company, from time to time, experienced working capital shortfalls which slowed the development of the EDI product. The Company will be required to raise substantial amounts of new financing, in the form of additional equity investments or loan financing, in order to carry out its business objectives. There can be no assurance that the Company will be able to obtain such additional financing on terms that are acceptable to the Company and at the time required by the Company, or at all. Further, any such financing may cause dilution of the interests of the current shareholders in the Company. If the Company is unable to obtain such additional equity or loan financing, the Company's financial condition and results of operations will be materially adversely affected. Moreover, the Company's estimates of its cash requirements to carry out its current business objectives are based upon certain assumptions, including certain assumptions as to the Company's revenues, net income (loss) and other factors, and there can be no assurance that such assumptions will prove to be accurate or that unbudgeted costs will not be incurred. Future events, including the problems, delays, expenses and difficulties frequently encountered by similarly situated companies, as well as changes in economic, regulatory or competitive conditions, may lead to cost increases that could have a material adverse effect on the Company and its plans. If the Company is not successful in obtaining loans or equity financing for future developments, it is unlikely that the Company will have sufficient cash to continue to conduct operations as currently planned. The Company believes that in order to raise needed capital, it may be required to issue debt or equity securities that are significantly lower than the current market price of the Company's Common Stock.

In the opinion of management, available funds will satisfy the Company's working capital requirements through August, 1998. However, no assurances can be given that such proceeds will satisfy the working capital needs of the Company for the period estimated, or; that the Company can obtain additional working capital through the sale of Common Stock or other securities, the issuance of indebtedness or otherwise or on terms acceptable to the Company. Further, no assurances can be given that any such equity financing will not result in a further substantial dilution to the existing shareholders or will be on terms satisfactory to the Company.

5. PRIOR DELAYS IN DEVELOPING THE EDI TECHNOLOGY. The original concept for the EDI technology was a point-of-entry system to treat the entire house or facility. However, inherent difficulties in developing this model due to pre-treatment requirements and high production costs, led to the development of a smaller, point-of-use model of the EDI technology aimed at the high purity water treatment segment of the commercial and industrial water treatment markets. Further, at times the Company has been forced to significantly reduce operations or suspend sales activities due to limited resources or patent disputes. While the Company has resolved the patent disputes, limited resources could again delay the development and marketing of products. Further, delays can occur in the development or improvement of potential products. Therefore, no assurances can be given as to when the Company will have the resources to fully market the current EDI technology or when the newly acquired laser and membrane technologies will lead, if ever, to commercially viable products.

6. RISK OF NEW PRODUCT AND TECHNOLOGY; PRODUCT LIABILITY. The proposed manufacturing and marketing of the Company's EDI product, incorporating relatively new and unproved technology, have inherent risks. No one can be sure how the products will operate over time under various conditions of actual use. Only a limited number of the EDI products have been placed in operation since 1991.

Even if the product is successfully manufactured and marketed, the occurrence of warranty or product liability, or retraction of market acceptance due to product failure or failure of the product to meet expectations could prevent the Company from ever becoming profitable. Failure of the product to operate as expected could lead to potential product liability suits. Development of new technologies for manufacture is frequently subject to unforeseen expenses, difficulties and complications and in some cases such development cannot be accomplished. Ionpure and its licensor have significantly greater marketing and financial resources than the Company.

In the opinion of management, the EDI demonstrates positive attributes, but any such attributes of the EDI product must be balanced against the lack of any significant field operating experience of such product, the existence of established companies in the water purification field with greater financial resources, experience and developed products, the fact that the EDI product has not been tested on a wide variety of water conditions, including hard water and unknown technological difficulties.

The same risks, as well as many of the risks set forth in the other Risk Factors discussed below, do or will also apply to the development of the HCI membrane technology and the Wyatt technology for use in detecting dangerous items in water. Further, since neither the HCI technology nor the Wyatt technology have yet been adapted for their intended uses, there is a risk that such technologies cannot be adapted as contemplated by the Company. Further, even if the Company successfully adapts either or both such technologies as intended, there can be no assurances that the developed product(s) will be commercially viable.

7. STATUS OF THE ELECTROPURE "EDI". In late 1990, the Company developed the point-of-use module of the EDI, aimed at the high purity water treatment market, which is able to desalt 1/2 - 5 gallons of water per minute of pre-treated tap water to a purity level exceeding one-megohm-cm (roughly less than 0.5 parts per million ("ppm") of total dissolved solids ("TDS"). The Company believes that this model, which is currently being sold by the Company in limited quantities, is significant in its ability to compete in terms of capital cost and product efficiency. Additional models of the EDI which will provide higher flow rates are contemplated for development by the Company. Additional models of the EDI, for applications other than high purity water treatment, may also result from development of the intended HCI membrane technology.

No assurances can be given that the EDI will not need additional development work or require further modifications which may require re-engineering of parts and additional delays in mass marketing of the product. Further, no assurances can be given that the Company will successfully develop additional models of the EDI product.

The Company just recently acquired its rights to use the Wyatt technology in water monitoring and it has just begun the process of trying to adapt such technology for such use. The Company anticipates initiating limited research and development activities on the HCI membrane technology in April, 1998.

8. UNCERTAINTY OF MARKET ACCEPTANCE. While the Company believes that its EDI product should offer advantages over traditional water purification methods and indications of interest from potential customers is evident, there is no assurance that the Company's product will attain significant market acceptance and generate adequate revenues. Generally, market acceptance of a new technology requires substantial efforts to inform potential customers of the new technology's distinctive characteristics. This effort will be crucial in marketing the Company's EDI product. The Company will seek to have potential purchasers invest in the EDI product instead of currently available equipment or to treat water which is currently not being treated. While the Company believes that the initial EDI product will be able to be sold at a lower capital cost per gallon of water treated and will have lower operating and maintenance costs than existing competitive products, the Company has not yet demonstrated that cost savings from frequent use over an extended time prior in actual production models or that such EDI product can justify this capital cost or that the demand for high purity water equipment is sufficient to justify the cost. Price of the Company's product will be a critical factor in marketing the Company's EDI product.

Similar risks will apply to the use of any product which may be developed using the Wyatt and/or HCI technologies.

9. GOVERNMENT REGULATIONS. California passed certain legislation which (i) makes illegal the making of any untrue statement in connection with the sale of a water purification product, and (ii) will require a water purification device to be tested (certified) to determine if it performs as represented and once tested, claims for such a product's performance cannot go beyond such test results. Other states have similar laws. The Company believes that the EDI product is not subject to the above statue, however, some applications of the EDI technology, i.e., hospitals, will require approval by Underwriter's Laboratory or equivalent organization. The Company will seek all necessary approvals or certifications. Sales in other countries will be subject to the risks of import regulations, custom duties and currency fluctuations.

10. COMPETITION. There are many firms in the water purification and related industries, substantially all with financial resources, experience and technical staffs larger than those of the Company, including Ionpure, Millipore and its licensees. Several firms have successfully developed products which meet some or most of the needs intended to be met by the EDI and have established strong market positions in these areas. These competitors may respond vigorously to any threat to their established market shares. In addition, other companies may be developing or planning the development of devices competitive with the Company's current product.

11. TECHNOLOGICAL CHANGE.The technology upon which the Company's EDI water purification product relies may undergo rapid development and change. There can be no assurance that the technology utilized by the Company will be competitive in light of possible future technological developments and will not become obsolete or that the Company will have adequate funds to meet technological changes.

12. NEED FOR ADDITIONAL EMPLOYEES AND FACILITIES. The Company relocated its operations to a 30,201 sq. ft. facility in Laguna Hills, California. Management estimates that the current facility will be adequate to conduct its manufacturing activities, including manufacturing of any products resulting from the Wyatt and/or HCI membrane technologies, for the foreseeable future. The Company's employees are sufficient to conduct the manufacturing and administrative functions required at the current time. However, additional employees will be required once manufacturing operations increase and if the Company is successful in developing a drinking water monitoring product utilizing the Wyatt technology or the membrane technology acquired from HCI. No assurance can be given that the Company can obtain such employees when required.

13. OUTSTANDING ROYALTIES. The total royalties granted per EDI sold is approximately $42.50, plus approximately $9.00 (until such additional $9.00 of royalties paid equals approximately $525,600 of royalties) for each point-of-entry EDI sold. Royalties for the point-of-use EDI are expected to be approximately 2.05% of net sales. Mr. Harry O'Hare, the founder of the Company, does not hold any royalties in the EDI but does have certain royalty rights in connection with two products he sold to the Company in 1987. Royalties of from 1% to 1-1/2% are payable on certain other EDI products. There can be no assurances that the profitability of the Company will not be adversely affected by such royalty payments.

14. FLUCTUATIONS IN QUARTERLY RESULTS OF OPERATIONS. The Company's revenues in the next several years may be uneven depending on the timing and sales of products or the potential licensing of technology. The timing of such events, if they occur, could have a significant effect on the Company's results of operations, and the results of one quarter are not necessarily indicative of results for subsequent quarters.

15. CONTROL OF THE COMPANY. As of March 6, 1998, Anthony M. Frank, Wyatt Technology Corporation, Harry M. O'Hare, Sr. and the current officers and directors of the Company owned approximately 17.5%, 22.0%, 12.6% and 8.6% of the voting power of the Company, respectively. As a result, these individuals and entities, if they agreed to act in concert, are in a position to materially influence, if not control, the outcome of all matters requiring shareholder approval, including the election of directors.

16. DEPENDENCE ON MANAGEMENT. The Company is significantly dependent upon the continued availability of Floyd H. Panning, its President and Chief Executive Officer. The loss or unavailability of Mr. Panning for an extended period of time could have a material adverse effect on the Company's business operations and prospects. To the extent that the services of this office is unavailable to the Company for any reason, the Company will be required to procure other personnel to manage and operate the Company. There can be no assurance that the Company will be able to locate or employ such qualified personnel on acceptable terms. The Company has entered into an employment agreement with Mr. Panning. The Company does not, however, maintain key employee insurance on Mr. Panning or on any other employee of the Company.

17. POSSIBLE VOLATILITY OF COMMON STOCK. The trading prices of the Common Stock may respond to variations in operating results and other events or factors, including, but not limited to, the sale or attempted sale of a large amount of the Common Stock into the market, as could occur from sales by the Selling Shareholders. In addition, the stock market has experienced extreme price and volume fluctuations in recent years, particularly in the securities of smaller companies. These fluctuations have had a substantial effect on the market prices of many companies, often unrelated to the operating performance of the specific companies, and similar events in the future may adversely affect the market prices of the Common Stock.

18. RISK OF LOW PRICED STOCKS; INABILITY TO MEET NASDAQ LISTING REQUIREMENTS. The Company's Common Stock is currently traded in the Over-the-Counter market and is listed on the Electronic Bulletin Board under the symbol "ELTP".

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure related to the market for penny stock for trades in any stock defined to be a "penny stock." The Commission has adopted regulations under such Act which defines a penny stock to be any non-NASDAQ or listed equity security that has a market price of less than $5 per share (as defined) or with an exercise price of less than $5 per share. Unless exempt, for any transaction involving a penny stock, the rules require the delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission explaining important concepts involving the penny stock market, the nature of such market, terms used in such market, the broker/dealer's duties to the customer, a toll-free telephone number for inquiries about the broker/dealer's disciplinary history and the customer's rights and remedies in cause of fraud or abuse in the sale. Disclosure also has to be made about commissions payable to both the broker/dealer and the registered representative and current quotations for the securities. In addition, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Non-NASDAQ stocks are not covered by the definition of penny stock for (i) issuers who have $2,000,000 in tangible assets - the Company does not meet this criteria - ($5,000,000 if the issuer has not been in continuous operation for three years),
(ii) transaction in which the customer is an institutional accredited investor and (iii) transactions that are not recommended by the broker/dealer.

In addition to penny stocks, the Securities and Exchange Commission ("Commission") rule that imposes additional sales practice requirements on broker-dealers who recommend such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by such rule, the broker-dealer must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to sale. Securities are also exempt from the new rule if the market price is over $5.00 per share or, for warrants, they must be exercisable for more than $5.00.

As a result of such rules, trading in the Company's Common Stock, which currently is a penny stock, may be severely limited and holders may experience difficulties in selling such securities, the market price for the Company's securities may be less than they may otherwise be, news coverage regarding the Company may be more limited and the Company may find obtaining new financing to be more difficult. Such reduced liquidity could result in a material adverse impact on the value of such securities. Currently, only a sporadic market exists for the Company's common stock.

NASDAQ has recently significantly increased the requirements for initial and continued listing on the NASDAQ Small Cap Market and National Market. It is unlikely that the Company, in the near future, will be able to meet even the initial listing requirements for the Small Cap Market. The recently announced proposed changes to listing on the Electronic Bulletin Board will not effect the Company, but would require brokers to deliver an explanation of the differences between the Electronic Bulletin Board and NASDAQ.

19. EXISTING WARRANTS AND OPTIONS. Currently, there are 1,537,437 warrants and options outstanding, exercisable at prices ranging from $0.10 to $16.30 per share and expiring through August, 2007. For the term of such options and warrants, the holders thereof will have an opportunity to profit from the rise in the market price of the Company's Common Stock without assuming the risks of ownership. The existence of all of these options and warrants may have an adverse effect on the terms upon which the Company would be able to obtain additional capital. Furthermore, it might be expected that the holders of all of such options and warrants would exercise their options at a time when the Company could obtain equity capital on terms more favorable than those provided for by the options and warrants.

20. LACK OF DIVIDENDS. The Company has not paid cash dividends on its Common Stock and does not anticipate paying any cash dividends for the foreseeable future.

                                 DIVIDEND POLICY

The Company has not paid any dividends on its Common Stock since its incorporation. Electropure anticipates that, in the foreseeable future, earnings, if any, will be retained for use in the business or for other corporate purposes and it is not anticipated that cash dividends will be paid. Payment of dividends is at the discretion of the Board of Directors and may be limited by future loan agreements or California law. Under California law, if a corporation does not have retained earnings, it may pay dividends provided that after giving effect thereto, (a) the sum of the assets of the corporation (exclusive of good will, capitalized research and development expenses or deferred charges) would be at least equal to one and one-quarter times its liabilities (not including deferred taxes, deferred income and other deferred credits) and (b) the current assets of the corporation would be at least equal to the current liabilities or, if the average of the earnings of the corporation before taxes on income and for interest expense for the two preceding fiscal years was less than the average of interest expense of the corporation for such fiscal years, the current assets would be at least equal to one and one-quarter times its current liabilities.

                                 USE OF PROCEEDS

The Company will not receive any proceeds upon the sale of any shares of Common Stock by the Selling Shareholders, but will receive funds upon the exercise of options or warrants held by the Selling Shareholders. Any such proceeds will be used to pay the estimated expenses of this offering (approximately $20,000) and for working capital, including, salaries, rent, overhead, marketing, production and research and development costs associated with the technologies acquired from Wyatt Technology Corporation and Hydro Components, Inc.

                                  MARKET PRICES

The Company's common stock is currently quoted in the OTC Electronic Bulletin Board market as a "penny stock" under the symbol "ELTP". The following table sets forth the high and low bid prices for the Company's Common Stock, as reported on the Bulletin Board or "pink sheets", for the quarters that the securities were traded. The quotations reflect inter-dealer prices, without retail mark-up or mark-down or commissions and may not represent actual transactions.

                                                              COMMON STOCK
                                                               BID PRICES
                                                             --------------
                                                              HIGH    LOW
                                                             ------  ------
FISCAL 1996     First Quarter                                   1/4    1/16
                Second Quarter                                 5/16    1/16
                Third Quarter                                  9/32    5/32
                Fourth Quarter(1)                                 2     1/8

FISCAL 1997     First Quarter                                   3/8     1/4
                Second Quarter                                  1/4     1/8
                Third Quarter                                   1/2     1/8
                Fourth Quarter                                1-3/4    5/16

FISCAL 1998     First Quarter                                 2-1/16    3/4
                Second Quarter (through March 6, 1998)        2-1/4     7/8

The market for the Company's securities is sporadic and quoted prices may not represent the true value of such securities.

As of March 6, 1998, the Company had approximately 760 holders of record of its Common Stock.

----------

(1) The Company's one-for-ten reverse stock split took effect on July 25, 1996. Consequently, the trading and other prices of the Company's securities and the number of shares reflect the effect of such reverse stock split throughout this Prospectus.

                      MANAGEMENTS' DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

In February, 1996, the Company issued 253,334 shares of Common Stock upon the conversion of $152,000 in loans payable by its former licensee, EDI Components. Although the shares were issued at a below fair market value of $0.60 per share, resulting in an expense of $228,000, the Company mistakenly reflected the expense at $152,000 for the fiscal year ended October 31, 1996. In addition, the Company failed to impute a $500 per month rent expense to account for the expense of occupying offices sub-leased by the Company from EDI Components for the fiscal year ended October 31, 1996. Pursuant to these errors, adjustments to prior period balances have been reflected in the Company's quarterly report for the three month period ended January 31, 1998 to 1) increase additional paid-in capital and the accumulated deficit for the financing expense of $76,000, and 2) to credit license fees received and debit rent expense in the sum of $6,000 to account for the imputed cost of occupying the Company's sub-leased offices.

The above prior period adjustments did not materially impact the Company's retained earnings, net shareholders' equity, net loss or net loss per share. The information contained in this Registration Statement, and the financial statements filed in connection herewith, has been adjusted to reflect retroactive application of the prior period adjustments discussed above.

FISCAL YEARS ENDED OCTOBER 31, 1996 AND 1997

License fees received for the fiscal year ended October 31, 1997 decreased by $9,122 compared to 1996, due primarily to the fact that the license relationship between the Company and its licensee, EDI Components, terminated in August, 1997. Under the terms of the July, 1992 license agreement, the Company's former licensee was obligated to pay all necessary administrative operational expenses which, through the date the license was terminated, approximated the $78,437 in license fees paid by EDI Components for the fiscal year ended October 31, 1997. Subsequent to the license termination, the Company has financed its working capital requirements through the sale of securities - See "MANAGEMENTS' DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Resources."

Sales and marketing expense for fiscal 1997 was $16,926, as compared to no expense for 1996. These expenses represent the costs incurred for the sales and marketing activities initiated by the Company in September, 1997.

General and administrative expenses for fiscal 1997 increased by $58,473 as compared to fiscal 1996, primarily due to an increase in salaries pursuant to the hiring of additional employees after the license with EDI Components terminated. The Company also experienced an increase in legal fees during fiscal 1997 associated with the above license termination and in connection with the May, 1997 settlement with the Economic Development Bank for Puerto Rico.

Interest expense for fiscal 1997 decreased by $10,153 as compared to fiscal 1996 primarily as a result of the $10,725 expensed as accounts payable in fiscal 1996 for interest accrued on a December, 1993 judgment rendered for credit card debt. This decrease was partially offset by the interest accrued on a $12,000 note issued to the Economic Development Bank for Puerto Rico as part of the May, 1997 settlement of a $3 million judgment rendered against the Company and others.

Interest income for fiscal 1997 decreased by $239 as compared to fiscal 1996, reflecting a lack of the Company's investment capital during the period.

Financing costs for fiscal 1997 increased by $489,157 as compared to fiscal 1996, reflecting the cost of issuing shares in exchange for debt assumed by the Company from EDI Components pursuant to the license termination agreement.

Lawsuit settlement costs for fiscal 1997 were $58,875, as compared to no expense for fiscal 1996. This expense represents the fair market value of the 100,000 shares ($46,875) and the principal amount of the $12,000 promissory note issued to the Economic Development Bank for Puerto Rico on the lawsuit settlement.

Compensatory stock options increased by $11,719 as compared to fiscal 1996. This expense represents the difference between the exercise price and the fair market value of 125,000 warrants issued to Floyd Panning pursuant to his August, 1997 employment agreement with the Company.

No additional provision for loss on lawsuit settlement has been made in fiscal 1997 as the Company believes that adequate provision has been made to settle pending lawsuits.

The Company realized a net loss before extraordinary item of $1,096,033 for fiscal 1997, representing an increase of $615,762 from the prior year level due, primarily, to the financing costs relating to the issuance of common stock both for the Puerto Rico lawsuit settlement and in connection with the August, 1997 license termination agreement with EDI Components.

During fiscal 1996, the Company realized an extraordinary gain of $113,188 on settlement of debt as compared to no activity for fiscal 1997. This gain resulted from the Company writing off accounts payable and accrued liabilities which had been carried on its books from past years.

THREE MONTHS ENDED JANUARY 31, 1997 AND 1998

References to 1997 and 1998 are for the three months ended January 31, 1997 and 1998, respectively.

License fees received from EDI Components for fiscal 1997 were $20,300 as compared to no activity for fiscal 1998. Pursuant to the August, 1997 License Termination Agreement, the obligation of EDI Components to pay license fees to the Company terminated at that time.

The Company realized a gross margin of $56,202 on the sale of EDI products in fiscal 1998, as compared to no sales activities in fiscal 1997. The Company had not initiated manufacturing and marketing operations until September, 1997, after the license agreement with EDI Components had been terminated.

Research and development expenses for fiscal 1998 were $43,902 as compared to no activity for fiscal 1997. These expenses arise from the research and development program which the Company initiated in December, 1997 on the drinking water monitoring technology acquired from Wyatt Technology Corporation in late October, 1997.

Sales and marketing expenses were $35,172 for fiscal 1998, as compared to no activity for fiscal 1997. These expenses represent the costs associated with marketing the Company's EDI product, which activities began in September, 1997.

General and administrative expenses for fiscal 1998 increased by $89,716 as compared to fiscal 1997. The increase is due to various factors, including the expenses associated with hiring additional employees in late 1997, the assumption of lease obligations on the facilities occupied by the Company, and legal and accounting fees resulting from the audit conducted on the Company's financial statements for the fiscal year ended October 31, 1997.

Interest expense for fiscal 1998 increased by $222 as compared to fiscal 1997, due to the additional interest accrued on a note payable issued in settlement of a lawsuit in May, 1997. Such note was paid in full in January, 1998.

Financing costs for fiscal 1998 were $97,217, as compared to no activity for fiscal 1997. Of such expense, $90,000 resulted from the issuance of 60,000 shares of common stock to the lessor of the Company's current facility in exchange for an option to purchase the building during the term of the three-year lease. An additional $7,217 financing expense was incurred as a result of the issuance, at below fair market value, of 206,186 common shares in cancellation of a $200,000 loan made to the Company in January, 1998.

No additional provision for loss on lawsuit settlement has been made in fiscal 1998 as the Company believes that adequate provision has been made to settle pending lawsuits.

Net loss of $234,594 for fiscal 1998 represents an increase of $230,327 from the prior year level. This is primarily due to the initiation of research and development activities on the Company's proposed drinking water monitoring product and the increase in marketing and administrative activities resulting from production and sales of the Company's EDI product beginning in late 1997.

LIQUIDITY AND CAPITAL RESOURCES

During fiscal year ended October 31, 1997, the Company received $78,437 in license fees from EDI Components, including $5,500 credited for eleven months during the fiscal year (through September, 1997) of sub-lease expense at $500 per month. Since July, 1992, the Company had primarily relied on license fees from EDI Components, a privately-owned California corporation, for its administrative operating expenses. When the license relationship was terminated in

August, 1997, EDI ceased all manufacturing and marketing operations and it's obligation to pay the Company any further license fees terminated.

The Company also realized net proceeds of $11,620 during fiscal 1997 from the sale of 30,988 shares of common stock at $0.375 per share. The Company issued an additional 107,400 shares of its Common Stock during fiscal 1997 upon the exercise of warrants at $0.50 per share and realized net proceeds of $28,700 and notes receivable on common stock in the sum of $50,000. Between August and October, 1997, the Company sold twelve (12) EDI modules for gross sales of $44,989.

On October 25, 1997, the Company acquired certain proprietary technology from Wyatt Technology Corporation in exchange for 2,100,000 shares of its Common Stock and in December, 1997 initiated a research program to develop a drinking water monitoring technology utilizing Wyatt's proprietary multi-angle laser light scattering instrumentation and techniques. The Company has budgeted $100,000 to cover all costs (including salaries and equipment) associated with the research program to be conducted over a five to six month period. However, if a commercially viable product is developed, the Company may need to raise substantial additional funds, purchase additional equipment and hire more employees to bring such a product to market and to commercially exploit such a product. No assurances can be given that the Company would be able to raise such funds.

In December, 1997, the Company hired Gregory M. Quist, PhD to conduct its research program for the laser monitoring device at an salary of $132,000 annually. See "Management - Key Employees - Gregory M. Quist, PhD." Concurrent with the research program, Dr. Quist will conduct a market feasibility study to determine that an adequate market exists for the intended monitoring device before any additional funds are allocated to this program.

At January 31, 1998, the Company had net working capital (total current assets less total current liabilities) of $426,668. The increase in working capital compared to that reported at October 31, 1997, results primarily from financing activities and sales during the period. At January 31, 1998, the Company had net cash assets of $360,421, of which amount $200,000 has subsequently been utilized to acquire the rights to certain membrane technology from HCI. See "RECENT SIGNIFICANT DEVELOPMENTS - Assignment Agreement."

During the three months ended January 31, 1998, the Company received $55,456 on the sale of EDI product during the period and has accrued an additional $69,801 in receivables pursuant to such product sales. The Company collected $44,039 during the period (including $16,829 in raw materials transferred by EDI Components) on trade accounts and related party receivables accrued in connection with products sold between September and October, 1997.

The Company proposes to conduct research and development activities with regard to the membrane technology acquired from Hydro Components in February, 1998 out of the loan proceeds due to be repaid to the Company by HCI in April, 1998. The Company has budgeted $25,000 for the initial research phase and will support additional development activities as funds become available.

The Company will be required to raise substantial amounts of new financing, in the form of additional equity investments or loan financing, in order to carry out its business objectives. There can be no assurance that the Company will be able to obtain such additional financing on terms that are acceptable to the Company and at the time required by the Company, or at all. Further, any such financing may cause dilution of the interests of the current shareholders in the Company. If the Company is unable to obtain such additional equity or loan financing, the Company's financial condition and results of operations will be materially adversely affected. Moreover, the Company's estimates of its cash requirements to carry out its current business objectives are based upon certain assumptions, including assumptions as to the Company's revenues, net income
(loss) and other factors, and there can be no assurance that such assumptions will prove to be accurate or that unbudgeted costs will not be incurred. Future events, including the problems, delays, expenses and difficulties frequently encountered by similarly situated companies, as well as changes in economic, regulatory or competitive conditions, may lead to cost increases that could have a material adverse effect on the Company and its plans. If the Company is not successful in obtaining loans or equity financing for future developments, it is unlikely that the Company will have sufficient cash to continue to conduct operations as currently planned. The Company believes that in order to raise needed capital, it may be required to issue debt or equity securities that are significantly lower than the current market price of the Company's Common Stock.

PLAN OF OPERATION

In February, 1998, the Company relocated to its current 30,201 sq. ft. facility with a view toward expanding its production capabilities for the EDI product. The additional space will also be required if the Company's research program for the drinking water monitoring program proves successful. The Company has sub-leased, as of March 1, 1998, approximately 10,000 sq. ft. of such facility at a monthly rental of $6,500, to offset a portion of its $16,000 monthly lease obligation. The remaining facilities will allow the Company to increase its production capabilities and, in turn, its marketing efforts for sales of the EDI product. Recently, the Company received a blanket order from one customer which will, alone, generate an average of $60,000 in net monthly sales over the next 9-10 months. Since January 31, 1998, exclusive of such "blanket order", the Company has received orders totaling over $132,000 in net sales. Coupled with orders from other current customers and those customers which it believes it can attract in the near term, the Company projects that it can generate net sales of EDI products in excess of $150,000 monthly until expanded operations can be implemented at its new facility. However, no assurances can be given that any such sales will actually occur.

Between January and February, 1998, the Company borrowed a total of $400,000 from Anthony M. Frank and utilized such funds in February, 1998 to acquire certain rights to the proprietary membrane technology of Hydro Components, Inc. Of such funds, $200,000 was in the form of a loan and is due to be repaid to the Company, with interest at 8%, on or about April 17, 1998. See "RECENT SIGNIFICANT DEVELOPMENTS - Assignment Agreement."

With the above loan proceeds repaid, together with its current cash assets, projected sales revenues and collections anticipated on accounts receivable, the Company believes that it will have adequate sources of working capital for up six (6) months, although it may need additional working capital prior to said date, particularly if the Company is not successful in selling sufficient quantities of EDI products. In addition, the Company may require additional funding to implement the development of membrane technology recently acquired from Hydro Components, Inc.

The above discussion is based largely on the Company's expectations; contains forward looking statements, and is subject to a number of risks and uncertainties, many of which are beyond the Company's control. Actual results could differ materially as a result of a variety of factors, including market acceptance of the Company's products, the success of the Company's research and development activities, prevailing economic conditions as they effect the water purification industry in general and the ability to raise sufficient working capital. In light of these risks and uncertainties, there can be no assurance that the Company's expectations will, in fact, transpire or prove to be accurate.

                                    BUSINESS

Electropure, Inc. ("Electropure" or the "Company") manufactures and markets the "EDI" series of patented electrodeionization water treatment devices for commercial and industrial high purity water applications. The Company's EDI product is marketed to original equipment manufacturers ("OEM's) as a specialized component for water treatment systems designed to provide ultrapure water to market segments whose major customers include, but are not limited to, semiconductor, pharmaceutical and cosmetic companies, as well as laboratories and petrochemical companies.

The Company's current EDI design is able to desalt pre-treated (water filtered and softened generally by reverse osmosis) tap water to a purity level exceeding one megohm-cm (roughly less than 0.5 parts per million ("ppm") of total dissolved solids ("TDS")) at a rate of 3 to 6 gallons per minute on demand. Modularized designs (connecting additional modules in parallel formations) increase a system's capacity exponentially to service installations requiring up to hundreds of gallons per minute. In addition to its cost-effective operation, a major environmental and competitive benefit of the EDI technology is that it does not require the addition of salts or other chemicals for regeneration. Most other competitive processes require the addition of these elements.

The Company recently acquired the exclusive rights to certain ion permeable membrane technology to be utilized, in an EDI configuration, for applications other than ultrapure water treatment. The HCI membrane technology will allow the Company to offer a very cost-sensitive version of the EDI product to a broader range of customers for a wider range of uses. See "RECENT SIGNIFICANT DEVELOPMENTS - Assignment Agreement."

The Company recently acquired an exclusive license to certain patent and intellectual property rights involving laser light scattering techniques to be utilized in the detection and monitoring of toxicants in drinking water. This acquisition will provide the basis for Electropure's proposed development of near "real-time" in situ drinking water monitoring systems primarily for municipal applications. This technology and the EDI technology are not intended to be integrated into one product. See "RECENT SIGNIFICANT DEVELOPMENTS Technology Transfer Agreement" and "BUSINESS - Laser Monitoring Division."

THE MARKET FOR WATER PURIFICATION

Water is essential to life and potable water, that which is fit for human consumption, is a necessity for which a market will always exist. Growing population has increased demand for potable water just as the waste and pollution created by the enlarging population has reduced nature's ability to supply potable water. The United Nations focused attention on the world's water problem in 1980 and allocated $300 billion to the development of solutions to the problem. Beyond the need for water which is merely fit for human consumption is the demand for "high purity" water which is usable for purposes other than drinking, such as cleaning or industrial processing. Such water requires the removal of contaminants which interfere with the intended use. In fact, examination of municipal water use reveals that less than one percent is actually used for human consumption. The remainder is used by industry, irrigation, bathing, laundry, etc. Enhanced treatment of such water at the point of use, therefore, is an economically viable solution for compliance with stringent standards imposed by users of high purity water. The EPA has studied and is in favor of the point-of-use approach, provided that treatment equipment meets its Generally Available Technology (GAT) criteria. According to a 1996 report by Environmental Business International, Inc., the San Diego-based market research and consulting firm, the water/wastewater environmental services sector in the United States will grow from its current annual level of $75 billion to $96 billion by the year 2000. The report projects this growth on the basis of two expanding areas of the business: the expansion in the use of outsourcing for industrial water and wastewater treatment activities, and the trend toward privatization of municipal treatment facilities. The firm also sees an annual growth of about five percent in the water treatment equipment and chemicals market, which is currently around $18 billion a year and wherein the EDI technology finds its market segment.

The market is currently growing at a steady annual rate and given the general deterioration of the world's water supplies this growth is likely to continue and expand as the cost of treatment falls. Advanced manufacturing technologies and the tremendous expansion seen in electronics, pharmaceuticals and bio-tech firms in the last decade alone, have been the precursors of an increased need for high purity process water and for water purification equipment. The industry is in a major growth cycle and there are about 40 major companies in the world active in supplying goods and services with an estimated 13,500 customers in the United States. Besides the U.S. patent, the Company holds patents for the EDI technology in Austria, Belgium, France, Great Britain, Luxembourg, Switzerland and West Germany.

CURRENT TECHNOLOGIES IN WATER PURIFICATION

Water purification is a relative term referring to removing selected, but not all, of a limited number of contaminants depending on the expected use to be made of the water. There are three general types of water purification processes:

      1. Physical processes which depend simply on physical properties of the impurities, such as particle size, specific gravity and viscosity. Examples of this type of process are reverse osmosis, distillation, screening, sedimentation, filtration and gas transfer.

      2. Chemical processes which depend on the chemical properties of an impurity or utilize the chemical properties of added reagents. Examples are ion exchange, electrodialysis, chlorination, coagulation and precipitation.

      3. Biological processes which utilize biochemical reactions to remove soluble or colloidal organic impurities. Examples are biological filtration and the activated sludge process.

THE EDI TECHNOLOGY

The need to satisfy the increasing demand for high purity water in a variety of industries can now be achieved through the Company's patented electrodeionization process (EDI). The EDI design combines two well-established water desalination technologies -- electrodialysis and ion exchange deionization. Through this technique, dissolved salts can be removed at low energy costs, and without the need for chemical regeneration; the result is high quality water of multi-megohm/cm resistivity which can be produced continuously at substantial flow rates.

The EDI module has been proved to be an effective new electrodeionization process and can be used for a broad range of process applications, including the supply of high water quality for the food and beverage industry, for micro-electronics production, biomedical and laboratory use, pharmaceutical compounders and for general industry. The advantages of having a dependable and high quality water source which requires no chemical regeneration, coupled with low operation and maintenance costs, makes the EDI process an attractive and environmentally-safe alternative compared with other deionization processes.

The initial point-of-use module of the EDI technology is approximately 8 inches wide, 11 inches deep and 20 inches in height. The product has no moving parts and is capable of processing five (5) gallons of ultrapure water per minute. The module is marketed to original equipment manufacturers (OEM's) of water treatment equipment for incorporation into a point-of-use system complete with pre-treatment components (such as reverse osmosis, filters, softeners, etc.), power supply, and desired gauges and monitors. This system would then be connected to the incoming water line at the point-of-use, to a drain line and to an electrical source. This system is designed to service the small industry users . For higher flow rate requirements, the existing EDI module has been successfully combined in parallel formations to provide 5 - 25 gallons per minute (GPM) of multi-megohm quality water. Larger systems, which produce 25 - 100 GPM, would be marketed to medium scale users. The Company plans to design a higher capacity version of the EDI module which will be intended to provide volumes to high purity water at 15 GPM or more from a single module. The Company believes that this model, if it can be developed, will become the primary product line for desired high purity flow rates in the 25-100 GPM market segment.

                                EDI 5 GPM MODULE

                Side View                               Front View

                       [Diagrams of side and front view of
                                EDI 5 GPM Module]


The Company believes that the major advantage of the EDI technology over systems utilizing ion exchange only is the efficient recharging of the ion exchange resins without the extensive use of costly caustic or acid chemicals which add excessive contamination to the system's waste water. The Company believes that the primary advantage of the EDI technology over products using distillation and reverse osmosis is its ability to utilize electrical and chemical properties of the water molecule and of naturally occurring salts, instead of merely physical properties, in separating water from the dissolved mineral ions. The EDI can operate without booster pumps or holding tanks and the EDI module achieves a high flow rate with relatively smaller sized and less expensive equipment.

The advantage of the EDI technology over conventional electrodialysis is the combination of various technologies, all of which are individually workable, but which reinforce each other in the EDI technology. EDI technology requires less maintenance than existing systems but requires more stringent pretreatment of entry water. Maintenance is a major problem with conventional electrodialysis and reverse osmosis units, particularly the clogging of membranes. Thus, the advantages of the EDI technology system, as compared to some conventional water treatment systems, include the following:

      - the EDI technology system operates with variable local water pressure and no booster pumps are required.

      - lower maintenance since nothing is consumed except small amounts of electricity. If at all necessary, chemicals are added less frequently than existing equipment.

      - large flow rate relative to its size, as compared to conventional systems that purport to treat the same flow rates.

The Company's belief as to the expected advantages of the EDI technology are based upon its experience with its prototypes and pilot production units. The point-of-use EDI technology incorporates a number of design improvements to the original EDI patent. In October 1990, U.S. Patent No. 4,964,970, was granted on certain of these developments. The Company intends to conduct continued product development on the EDI technology, with an eye toward improving the technology while reducing manufacturing costs, even after it has been marketed.

Development of new technologies for manufacture, such as the EDI technology, is frequently subject to unforeseen expenses, difficulties and complications and in some cases such development cannot be accomplished. In the opinion of management, the EDI technology has demonstrated positive attributes, but any such attributes must be balanced against the lack of any substantial operating experience, the existence of established companies in the water purification field with greater financial resources, experience and developed products, and unknown technological difficulties. Consequently, no assurances can be given as to if and when the product discussed above will be successfully marketed and sold.

MARKETING

The EDI point-of-use module was developed for the ultrapure light industrial segment of the water treatment market, i.e., pharmaceuticals, electronics, cosmetics, medical and research laboratories. The Company intends to sell these products through manufacturers of commercial water treatment equipment in the United States and in foreign countries where the Company's patent is in force or which have reciprocal patent treaties. The Company (and EDI Components) entered into certain licensing arrangements with two water treatment equipment companies (see "BUSINESS - License Agreements"). The Company has patents for its EDI technology in the following foreign countries: Austria, Belgium, France, Great Britain, Luxembourg, Switzerland and West Germany.

         ULTRAPURE MARKET. The Company believes that a substantial market currently exists for EDI technology in the commercial and light industrial market sector where ultrapure water is a necessity in manufacturing and where chemically pure water is demanded for laboratory uses. The electro-regeneration feature of the EDI technology is considered a significant advantage over existing demineralization technology. The existing EDI module will provide ultrapure water at a rate of 1/2 to 5 gallons per minute (and higher volumes in parallel formations), which is generally ample for the needs of the OEM marketing to these various end users. This model and the proposed larger scale version of the EDI will access a market segment of approximately $340 million of which $170 million is immediately accessible.

The Company's marketing strategy is to identify and target independent operating water equipment manufacturers where the EDI technology can either be incorporated into or replace certain components in the water treatment systems currently offered by such manufacturers. The Company has initiated its marketing strategy both in the U.S. market and overseas, but has no current intentions of entering into formal supply agreements with any such potential customers.

PRODUCTION METHODS

The EDI is composed of various components. All internal parts are made of engineered thermoplastics, except the membranes, electrodes and electronics. The Company has previously purchased certain tooling and molds required for component plastic parts and intends to contract for the production of the plastic parts and electrodes for the EDI product and to purchase the membranes from outside sources. The Company may, in the future, develop membranes utilizing the technology recently acquired from Hydro Components for other models of the EDI product. All final assembly will be completed by the Company at its Laguna Hills, California manufacturing facility. Production and assembly functions are intended to be designed with the flexibility of producing customized variations of the EDI for specialized usage.

SOURCES OF SUPPLY

The Company believes that material to build the EDI modules are readily available from at least two sources and the Company currently has two sources for all such material. The Company is not dependent upon any one or more principal supplier, except as described under "RECENT SIGNIFICANT DEVELOPMENTS - Technology Transfer Agreement."

WARRANTY

The Company intends to offer a one year limited parts and labor warranty for the EDI module and may contract with others to provide warranty service. However, it has not made any arrangements with any persons to provide such service and it may not be able to locate competent persons to perform the services at an acceptable price. No assurances can be given as to whether expenses will not be significant.

LICENSE AGREEMENTS

        AGREEMENTS WITH GLEGG WATER CONDITIONING, INC.

On July 1, 1994, the Company and its former licensee (EDI Components) granted Canadian-based Glegg Water Conditioning, Inc. a non-exclusive license to use and commercially exploit the EDI technology for an initial term of ten (10) years for which Glegg paid the non-refundable sum of $50,000. The license, which may be extended by mutual agreement, provides that Glegg pay a continuing royalty of 5% on the net sale price of all licensed products having a total system design flow rate of 100 gallons per minute and above and a 10% royalty on flow rates less than 100 gallons per minute.

In May, 1997, the Company and its former licensee entered into an Amended and Restated Technology Licence Agreement providing Glegg with a paid-up license for a lump sum payment of $125,000 to EDI Components. The amended agreement provides Glegg the right to sublicense its subsidiaries and affiliates as well as Asahi Glass Co., LTD, with which Glegg has an on-going working relationship. The license provided to Glegg relates to sales throughout the world.

        AGREEMENT WITH POLYMETRICS

On May 3, 1995, the Company and its former licensee granted a non-exclusive EDI license to Polymetrics of San Jose, California. The terms of such license, for which Polymetrics paid the sum of $200,000, are similar to those contained in the July, 1994 Glegg agreement, with the exception that Polymetrics may sell the licensed product to its end-user customers only.

LASER MONITORING DIVISION

The technology transferred under the October 25, 1997 agreement with Wyatt Technology Corporation has (at inception) two main areas for exploitation:

(1) Detection and early warning of dangerous particulate materials such as parasites and other organisms such as bacteria, viruses, spores, etc. If the initial efforts are successful, future efforts will be directed to include detection and early warning of asbestos fibers and similar materials which pose a health hazard to the consumer.

(2) Detection and early warning of dangerous soluble substances such as mutagens, carcinogens and metabolic poisons.

The latter technology area has already been confirmed, although never commercialized, during a study by Wyatt for the U. S. Army through a Small Business Innovative Research program conducted approximately a decade ago. To make the latter area into a viable product line will require the development of specialized instrumentation for the implementation of the methods developed (and patented) under that program, market studies, and the establishment of a marketing plan to target water consumer delivery agencies (municipalities). Although this market may well represent a major opportunity (on a worldwide basis) for future growth of the Company's consumer market products, the current instrumentation and software available from the Wyatt transfer appears to provide a more immediate path to developing the parasite detection concept for the technology. It is for this reason that the Company's initial emphasis will be to conduct a feasibility study for the detection and monitoring of parasites, primarily Cryptosporidium and Giardia(1), in drinking water sources. Since these parasites form cysts that have a protective shell, they are particularly dangerous and difficult to remove as they are resistant to normal treatment levels of chlorine.

The Center for Disease Control ("CDC") and the Environmental Protection Agency ("EPA") have developed a national "surveillance system" to monitor and track the incidences of water borne diseases, including those associated with Cryptosporidium and Giardia contamination. However, this system relies upon standard water sample gathering and analysis and recognition of outbreaks after they occur. The CDC documents an average of 15 to 20 waterborne outbreaks throughout the country each year. Experts speculate, however, that the numbers are much higher since illnesses caused by waterborne diseases are often mistaken for the stomach flu or intestinal disorders. In 1997, the CDC reported 1,770(2) cumulative Cryptosporidiosis cases in the U.S. alone. Cryptosporidiosis was brought to national attention in 1993 in a Milwaukee incident, when over 400,000 people (more than half of the total population of the City) became ill, with more than 4,000 hospitalized and 100 deaths. Particularly susceptible were immunocompromised persons.

The current method for water quality sampling is labor intensive, expensive, sporadic, time consuming, and results are untimely for corrective action. In the monitoring for bacteria or parasite detection, for example, workers will collect samples at distribution points, influent points or effluent points. These samples will then be transported to laboratories that are equipped to provide detection and identification of the contaminants in question. Samples are then either incubated on various media or physically separated to allow for microscopic visual identification by trained technicians. Standard turn-around time for information is one to two days, although some tests can often be run in as little as a few hours. Expenses increase dramatically if quick (few hour) turn-around is requested or required.

This method of "surveillance" is recognized as woefully inadequate by the water industry. While it serves to provide incidence statistics, it is operationally ineffective since problems are detected after dangerous levels of contamination have already been reached. By the time positive detection is made, it is not possible to take corrective action to prevent exposure. Corrective actions are limited to gross and often overblown solutions such as general boil orders or a total water system shut-down. These actions serve to only limit the initial outbreaks, rather than to prevent them.

A system that would provide for "real-time" contaminant detection and monitoring could prevent or limit outbreaks, saving lives and money in the process. The availability of this technology would clearly represent a leap forward in water delivery and monitoring. Under the guidance of Dr. Gregory M. Quist, using the instrumentation and (some) software acquired through the Wyatt transfer, the Company will seek to develop software and analytical packages to confirm that the

----------

(1) Cryptosporidium (Cryptosporidium parvum) and Giardia (Giardia lamblia) are waterborne protozoan parasites which contaminate water sources such as wells, rivers, streams, and lakes, generally through animal and fowl fecal deposits.

(2) CDC Morbidity and Mortality Weekly Report 46(47):1121, 1997 (week ending November 22, 1997).

multiangle light scattering ("MALS") measurements of individual Cryptosporidium and Giardia cysts can be identified with a certainty greater than 90% in the presence of various background algal species. The proposed system would monitor the MALS properties of each particle passing through the detector region and the software program would examine the measurements and decide whether or not the particle was one of the two test parasites.

Potential customers for the proposed system would include local water utilities, both private and municipal; state water utilities and water quality and health agencies; Federal government agencies such as EPA, DoD, DoE, CDC; wastewater treatment plants; ground water and well users; and potentially, as the cost of the sensors and system decrease, homeowners.

Based on a very preliminary evaluation of market needs and the size and number of potential customers, the market size is estimated to be greater than $200 million per year. Detailed market validation has not been completed; however, management believes that this estimate is conservative. Concurrent with conducting the phase one feasibility program, the Company intends to conduct a more comprehensive market study for this proposed drinking water monitoring system. See "RECENT SIGNIFICANT DEVELOPMENTS - Technology Transfer Agreement."

COMPETITION

The Company's EDI technology competes with only three principal competitors: on-site regeneration, service deionization and electrodeionization. U.S. Filter licensed electro-deionization technology from Millipore Corporation of New Bedford, Mass. in 1989 and continues to work closely with its technical staff. U.S. Filter manufactures and markets electrodeionization systems for the high purity industrial segment with capacities ranging from 20 liters/hours to 25 gallons/minutes. Compared to the Company's point-of-use EDI technology, the U.S. Filter (Ionpure) equipment is more expensive, but still offers substantial operating cost savings over service deionization. Comparison tests have shown that the EDI technology is also more efficient than the Ionpure product, resulting in a lower operating cost.

The technology directly competitive with electro-deionization is service deionization. The service deionization industry is composed of a few larger companies such as Arrowhead Industrial Water, Polymetrics, and Continental Water, as well as hundreds of smaller entities, some of which are dealerships of Culligan and other water conditioning companies. The EDI unit can reduce operating costs of producing high purity water by up to 40% in comparison to service deionization. The marketing challenge for the Company will be to convince water equipment manufacturers to utilize the EDI technology rather than conventional ion exchange resin deionization. With service deionization, the customer does not have to purchase capital equipment as he does with EDI, so the service deionization system can be upgraded or down-sized with no substantial cost to the customer. The customer pays for the water on either a cost-per-gallon basis, or a cost-per-regeneration basis. Regeneration is done at the service company's facility so that the customer does not have to handle or dispose of chemical waste.

Many companies in the water treatment market are established in the field, including the well-known firms mentioned above and others. All of such companies are larger and better financed than the Company, have established products and an established customer base and can accordingly devote more resources to research and development, production and marketing activities. In addition, it is possible that the water purification industry may be the subject of technological innovation or other factors which may attract additional competition in the future. The Company believes, however, that the patents for the EDI technology and its technical know-how may be significant in its ability to compete.

With regard to the Company's proposed drinking water monitoring product, there are established methods of water quality testing currently employed by local and state water utilities, both private and municipal. However, these methods are labor intensive, expensive and time consuming and do not provide the near "real time" in situ monitoring capabilities which the Company's product, if it can be developed, would purport to offer.

PATENTS AND LICENSE AGREEMENT

Certain technology used by the EDI technology is covered by U.S. Patent No. 4,465,573, issued on August 14, 1984, to Harry M. O'Hare, Sr. Corresponding patent applications have been filed in certain limited foreign countries. A new patent application was filed in September, 1988 and in connection therewith U.S. Patent No. 4,964,970 was granted on October 23, 1990 on design improvement features of the basic technology patented in 1984. These improvements involve upgrades of various components, including ion permeable membranes, manifolds (front and rear), and product water and waste water compartments. Such improvements will increase performance quality and decrease production costs. The existence of patents for the EDI technology may not provide any meaningful protection for the Company because of technological changes, the decision of courts not to uphold all or part of a patent, or because of the limited financial resources which may be available to the Company to enforce its patent rights. The patent does not cover the technology used to make the ion permeable membranes or the anodes. The Company regards such technologies as trade secrets. However, since such technologies are not patented, others could attempt to copy such technologies to the potential detriment of the Company.

The Company has not secured a registered trademark or trade name for the "EDI". In addition, the membrane technology which the Company acquired from HCI in February, 1998 is not patented.

Harry M. O'Hare, Sr., the inventor of the EDI technology, entered into a License Agreement with the Company and HOH, Inc., dated October 30, 1986. The License Agreement grants to the Company an exclusive worldwide license to manufacture, use and sell the EDI technology and other water purification products covered by the current patent and any improvements thereon or under corresponding foreign patents for the life of such patents. Under the terms of the License Agreement, the Company is obligated to pay to the individuals who have royalty rights in the EDI technology, a royalty of approximately $42.50 for each EDI technology system, which has a capacity of from six to twenty gallons per minute, sold or placed in service by the Company and its licensees during the life of the patent. Royalties of approximately $9.00 per such EDI technology are also payable until a maximum of approximately $525,600 is paid at which time such additional royalties will terminate. Royalties of approximately 2.05% of the net sales price are also payable on EDI products of other flow rates. In May, 1987, Mr. O'Hare assigned all of his interest, including rights to future royalties, in the patent covering certain parts of the EDI technology to the Company.

On January 21, 1988, the Company and Harry M. O'Hare, Sr. entered into an Invention Assignment Agreement for certain payments wherein Mr. O'Hare assigned to the Company his entire right, title and interest in and to an Improved Compact Water Purification System and an Improved Compact Low Volume Water Purification System, both of which are point-of-use products designed to remove certain contaminants from solution on demand at flow rates under 1 gallon per minute. In September, 1988, an application for a U.S. patent was filed on the Compact Low Volume Water Purification System and in October, 1990, U.S. Patent No. 4,964,970 was granted thereon. The Company's point-of-use EDI technology incorporates claims covered in both the original U.S. Patent No. 4,465,573 and the patent for the Improved Compact Low Volume Water Purification System (Patent No. 4,964,970).

In July, 1992, the Company granted an exclusive worldwide license to EDI Components for the manufacture and sale of EDI products. Such license was terminated in August, 1997. See "RECENT SIGNIFICANT DEVELOPMENTS - License Termination Agreement."

The Company incurred no research and development expense for the fiscal years ended October 31, 1996 and 1997. However, the Company projects that a minimum of $100,000 will be expended during fiscal 1998 on a research program to develop a drinking water monitoring system derived from the recently acquired Wyatt technology and, as of the three-month period ended January 31, 1998, had expended $43,902 on such program. An additional expense, projected at a minimum of $25,000, is contemplated for research and development activities relating to the membrane technology acquired from Hydro Components in February, 1998.

See "RECENT SIGNIFICANT DEVELOPMENTS - Technology Transfer Agreement and Assignment Agreement" for a description of the Wyatt license and the HCI membrane technology acquired from Hydro Components, Inc., respectively.

GOVERNMENT REGULATION

Pursuant to a statute in the State of California, effective in July, 1991, certain commercial/residential water treatment products must be certified (tested) by the California Department of Health Services or certain approved private facilities that each performs according to the claims made by the seller in order to be able to sell such proposed product in California. In addition, another California statute makes it illegal to make any false claims in connection with the sale of any water treatment product. Other states have similar laws.

The Company believes that the EDI ultrapure industrial technology is not subject to the above statute; however, some industrial applications of the EDI point-of-use technology, i.e., hospitals, will require approval by Underwriter's Laboratory or equivalent organization. The Company will seek all necessary approvals or certifications.

EMPLOYEES

 As of March 6, 1998, the Company employed nine full-time employees, of which five were engaged in development, production and design and three in administrative, marketing and clerical functions. Dr. Gregory Quist, who commenced employment with the Company on December 1, 1997, is engaged in research and development of the Company's proposed drinking water monitoring product based on the Wyatt technology acquired in October, 1997 (see "BUSINESS -- Laser Monitoring Division"). In order to implement its proposed business, the Company will have to hire additional employees in 1998, particularly manufacturing and marketing employees. However, the Company cannot predict with any certainty when it will hire such personnel. The Company believes that its relationship with its employee is good and it is not a party to any collective bargaining agreement. The future success of the Company will be dependent upon its ability to attract and retain qualified personnel.

PROPERTIES

The Company currently leases, with an option to purchase, a 30,201 sq. ft. facility in Laguna Hills and pays a gross (including taxes, insurance and major repairs) lease payment of $16,000 per month. The Company has sub-leased as of March 15, 1998, at a monthly rate of $6,500, approximately 10,000 sq. ft. of such facility to offset the lease expense until the Company's operations can utilize such additional space. Management believes that its facilities are adequate for all of its current operations, and those contemplated for the foreseeable future.

The Company has the option to purchase the above building until January 31, 2001. If the option is exercised between month one and month 18 of the lease term, the purchase price will be $2,300,000. If the option is exercised between month 19 and month 36, the purchase price will be $2,300,000, plus the cumulative change in the Consumer Price Index, all Urban Consumers for Los Angeles area, from month 1 to the date the option is exercised. If the Company should exercise its option to purchase the building after month 18, and the closing date of escrow extends beyond month 36, the Company will continue to pay rent as set forth in the lease with applicable increases.

                                   LITIGATION

PUERTO RICO

In July, 1993, the Company's subsidiary, HOH International, Inc., filed for protection from its creditors in the United States Bankruptcy Court, Central District of California. The petition filed by the subsidiary sought to have all of that entity's debts discharged. On November 18, 1993, such proceedings were concluded and the subsidiary was declared bankrupt and $2,979,215 in liabilities were discharged, including all dividends accrued on preferred stock held by the Economic Development Bank for Puerto Rico (the "Bank").

In October, 1996, the Company was advised that a $3 million default judgment had been rendered in June, 1996 against the Company, its bankrupt subsidiary (HOH International, Inc.) and various current and former officers and directors of such companies. The judgment also was rendered against HOH/CNM2 Enterprises and its incorporators, Carmen Morales and Radames Torres. Mr. Torres was the former president and general manager of HOH International, Inc. No personal service or notice of this action had been served upon the Company, any defendant, or their respective counsel, prior to the entry of the judgment. The lawsuit, which was brought by the Economic Development Bank for Puerto Rico (the preferred stockholder in HOH International, Inc.) in February, 1993 in the San Juan Superior Court, alleged that the Company, its subsidiary, and the officers and directors of both, breached their fiduciary duty in entering into a distribution agreement with HOH/CNM2 Enterprises which ultimately led to the dissolution of the subsidiary, all to the detriment of the Plaintiff. In April, 1997, the Court denied a motion to set aside the above judgment based upon the defendants' claim of lack of notice and inadequate service of process.

In May, 1997, the Company and its licensee, EDI Components, entered into a settlement agreement with the Economic Development Bank to satisfy the above $3 million judgment on behalf of all of the defendants, in exchange for the issuance to the Bank of 100,000 shares of common stock and 100,000 five-year warrants to purchase common stock at $1.00 per share. The Company also issued, in conjunction with EDI Components, a 10% Convertible Term Note in the sum of $12,000, payable within one year or upon receipt of a minimum of $300,000 in equity funding, whichever occurs first. Such note, was satisfied, with interest, in January, 1998. The settlement was conditioned upon termination of the license relationship with EDI Components and realignment of the Company's Board of Directors by July 21, 1997. The Boards of Directors of both parties ratified the settlement agreement in June, 1997 and the Company has subsequently complied with all conditions of the settlement.

OTHER PROCEEDINGS

In December, 1993, a default judgment was rendered against the Company in the Los Angeles County Municipal Court (Case No. 92K46050) in the sum of $20,270 for unpaid corporate credit card charges the majority of which accrued from 1989. During the fiscal year ended October 31, 1994, the Company paid $250 on this judgment; however, the Company has made no arrangements to satisfy this obligation as of this writing.

The Company is party to one other lawsuit (Case No. 92219, Ventura County Municipal Court) claiming a total of $13,007 of past due payments. The Company and its counsel expect the Company to prevail in this lawsuit.

No assurances can be given as to the ultimate outcome of any such litigation or legal proceeding.

                                          MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS

The directors and executive officers of Electropure, Inc. are as follows:

       ---------------------------- --------- --------------------------
                  NAME                AGE             POSITION
       ---------------------------- --------- --------------------------
       William F. Farnam               77             Director

       Randall P. Frank                35             Director

       Randolph S. Heidmann            47             Director

       William H. Lee                  58             Director
                                               Director, President and
       Floyd H. Panning                69      Chief Executive Officer

       Catherine Patterson             45      Chief Financial Officer
                                                   and Secretary

WILLIAM F. FARNAM, 77, was named to the Board of Directors on August 5, 1997. Mr. Farnam spent 1967 through 1968 as General Manager on construction of The Forum (Los Angeles) for sports entrepreneur Jack Kent Cooke. He served the City of Inglewood, California for 20 (cumulative) years, as Public Works Director and City Engineer and went on to become the Assistant City Manager there from 1980 to 1982. Between 1983 and 1984, he served as Project Engineer for the Park Place Associates Poker Casino in Southern California. He provided engineering consulting services for various municipalities from 1985 through 1990 when he retired. Mr. Farnam is a Registered Professional Civil Engineer in the State of California and received a Bachelor of Science Degree in Electrical Engineering from the University of Southern California and is a Management Studies Graduate from the University of California at Los Angeles.

RANDALL P. FRANK, 35, joined the Board of Directors on October 25, 1997. Mr. Frank, is the son of Anthony M. Frank, who is the former Postmaster General of the United States and is a substantial shareholder in the Company. Between 1992 and 1995, he worked in sales and marketing for Sonnet Systems, a Northern California firm which offers computerized currency exchange services. Randall Frank has been engaged since 1995 as an insurance underwriter with Five Star Managers, LLC in San Francisco, California, an insurance firm whose primary business is underwriting trustees for union and corporate employee benefit plans. Mr. Frank received a B.A. degree from the University of California at Berkeley and a Masters degree in International Management from the American Graduate School of International Management ("Thunderbird").

RANDOLPH S. HEIDMANN, 47, was employed by the Company between September, 1990 and November, 1991 as an electronics instrumentation design engineer to continue development work on innovative electronic components which the Company planned to engineer into its product line. He was named to the Company's Board of Directors in September, 1991. Prior to joining the Company, he spent nine years with Teledyne Electronics where he was responsible for data acquisition subsystems design for telemetry products. He has participated in the development of a variety of consumer electronics products and custom production test equipment. Since 1991, Mr. Heidmann has served as an electrical engineer for Photonic Detectors, Inc. in Simi Valley, California. He holds a BS degree in Physics from the University of California at Davis.

WILLIAM H. LEE, 58, was named to the Board in June, 1996. Mr. Lee has been the President of Scientific Sales & Marketing Services of Pasadena, California which provides marketing and sales consulting services to the bio-pharmaceutical, scientific research and other technologically driven markets since 1995. Mr. Lee has a background in microbiology and water treatment. He served as Director of North American Sales Operations from 1990 through 1994 at Molecular Devices Corporation, a Menlo Park, CA, a manufacturer of state-of-the-art bio-analytical measurement instruments. In 1994, Mr. Lee took a position as Vice President for the Spectrum Companies in Laguna Hills, CA, a $12 million laboratory membrane separations products business. He spent 10 years at Millipore's Water Systems and Products Divisions where he managed its $30 million Western Regional operations. Mr. Lee holds a BA in Biology from the California State University at Los Angeles.

FLOYD H. PANNING, 69, joined the Board of Directors and was engaged by the Company as President and Chief Executive Officer in August, 1997. Mr. Panning came out of retirement in April, 1992 to establish EDI Components and form a license relationship with the Company to manufacture and market the EDI technology. He has been the president of EDI Components since 1992. Prior to forming EDI Components, Mr. Panning had founded two million-dollar businesses which were sold in 1982. In 1972, he founded Formatron, Inc., a manufacturer of rotational molded plastic products such as plating and chemical storage tanks, and many other polyethylene and polypropylene containers. In 1963, he acquired Mills Engineering Co., a manufacturer of high quality aluminum products. As owner/operator he expanded the firm from a limited local sales organization by establishing major national and international accounts with Fortune 100 companies and major municipalities.

CATHERINE PATTERSON, 45, became Secretary of the Company in May, 1989, was Assistant Secretary from May, 1986 to May, 1988, held the position of Treasurer from August, 1984 to February, 1986, and was a director for a short time in 1984. In June, 1990, she became Chief Financial Officer of the Company. From 1971 until joining the Company in 1981, she was a legal secretary for various Michigan law offices, including General Motors Corporation, where she dealt closely with various corporate sectors and counsels throughout the United States and Puerto Rico and portions of Canada and South America.

Directors serve until the next Annual Meeting of Shareholders when their successors are elected and qualified. Mr. Panning has a right to nominate one director of the Company. See "MANAGEMENT - Employment Agreement." Officers, subject to any employment agreements, serve at the pleasure of the Board of Directors.

KEY EMPLOYEES

RONALD J. O'HARE, 49, resigned from the Board of Directors in August, 1997 after having served since May, 1987. Mr. O'Hare worked for the Company from December, 1986 through June, 1992, at which time he joined EDI Components as Vice President of Operations. In August, 1997, when the license arrangement between the Company and EDI Components terminated, Mr. O'Hare rejoined Electropure, Inc. as its Manager of Engineering and Product Design. Prior to joining the Company in 1986, Mr. O'Hare was with the service division of Culligan Water Conditioning for 14 years where he supervised the design, installation and repair of domestic and industrial water purification systems. Mr. O'Hare has extensive experience in water treatment applications, including cooling towers, boiler feedwater, ultraviolet, deionization and reverse osmosis systems. Ronald O'Hare is the son of Harry M. O'Hare, the Company's founder, and was instrumental in the development of the current design of the Company's EDI technology.

GREGORY M. QUIST, Ph.D., 42, joined the Company on December 1, 1997 as General Manager of the newly-created Laser Monitoring Division of Electropure, Inc. Dr. Quist will head the Company's efforts to develop "real time" laser-based drinking water quality monitoring systems derived from the Technology Transfer Agreement signed with Wyatt Technology Corporation on October 25, 1997. Dr. Quist has an extensive background in the fields of water and airborne particle detection and was directly involved in the earlier developments at Wyatt Technology of its proprietary multiangle laser light scattering techniques. In 1989, he joined Science Applications International Corporation ("SAIC") in San Diego, becoming Vice President and Director of Technology Applications there in 1995, and was responsible for a variety of spin-off businesses based on SAIC technology. In 1997, before joining the Company, Dr. Quist founded the OLMS Product Group, a California division of Profile Systems of Merrillville, IN, a start-up company specializing in wireless data products and systems integration. Dr. Quist received a B.S. degree from Yale University in Astronomy and Physics and a Ph.D. from the University of California at Santa Barbara in Applied Theoretical Physics.

MANAGEMENT COMPENSATION

During fiscal 1997, the Company had no executive officer whose annual compensation was more than $100,000 per year. Floyd Panning, who joined the Company as Chief Executive Officer in August, 1997, is being compensated at the rate set forth in his Employment Agreement with the Company that is described under "MANAGEMENT - Employment Agreement." For the fiscal year ended October 31, 1997, Mr. Panning received $12,000 in wages from the Company and $21,000 for the three months ended January 31, 1998. The Company has no stock option or other forms of compensation plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company does not have a compensation committee or other committees of the Board of Directors performing similar functions. Compensation of executive officers is determined by the Board of Directors. The Board of Directors negotiated Mr. Floyd Panning's Employment

Agreement, whereby he became President and Chief Executive Officer of the Company, in connection with the License Termination Agreement with EDI Components and Mr. Panning assuming such positions with the Company.

EMPLOYMENT AGREEMENT

On August 14, 1997, the Company entered into a five-year Employment Agreement (effective August 5, 1997) with Floyd Panning whereby he became the Company's President and Chief Executive Officer. Mr. Panning has the unilateral option to extend such employment for a period of two (2) years. The Agreement provides Mr. Panning with five weeks' vacation, the use of a Company car and cellular telephone and participation in any benefit programs offered by the Company (none at this time). Pursuant to the terms of the Employment Agreement, Mr. Panning was granted 125,000 warrants to purchase Common Stock at $0.28125 per share. Such warrants are exercisable in increments of 25,000 annually commencing with the date of the agreement. The Employment Agreement also provides for the following:

      (a) A base monthly salary of $6,500 increasing to $8,000 per month once the Company has realized a minimum of $1 million in financing. Each year thereafter, the base salary shall automatically increase by an amount equal to five (5%) percent.

      (b) Upon realizing the above minimum financing, the Company has agreed to reimburse Mr. Panning for certain wages deferred while he was employed at EDI Components (a total of $63,700 was deferred). A $25,000 promissory note issued by Mr. Panning, in consideration for his exercise of 50,000 warrants to purchase Common Stock at $0.50 per share, will be satisfied (including accrued interest) with such deferred wages, net of normal federal, state and local income and payroll taxes. Mr. Panning agreed to waive any remaining balance of deferred wages after payment of such promissory note.

      (c) Mr. Panning has the right to nominate, subject to shareholder approval, one person to the Company's Board of Directors during the term of his employment. In the meantime, Mr. Panning has been named to the Company's Board of Directors as his nominee.

      (d) Mr. Panning may, without cause, terminate his employment and retain the right to the following percentage of his base monthly salary:

            ------------          ---------
              YEAR OF              PERCENT
            TERMINATION           OF SALARY
            ------------          ---------
                 1                   60%
                 2                   70%
                 3                   80%
                 4                   90%
                 5                  100%
                 6                    0%
                 7                    0%

      (e) Any termination of employment by the Company shall immediately vest all 125,000 warrants granted to Mr. Panning under the employment agreement. In addition, termination by the Company of Mr. Panning's employment without cause, shall automatically accelerate the issuance of Additional Shares due EDI's investors under the License Termination Agreement at the then fair market value; provided, however, Mr. Panning's successor has not been approved by simple majority vote of such EDI Components' investors (excluding Mr. Panning).

COMPENSATION OF DIRECTORS

In August, 1997, the Company authorized an annual issuance of 10,000 ten-year warrants to purchase Common Stock to each Director for service to the Company. Such warrants are granted at a 25% discount to the fair market value of the Common Stock as of the date of grant. In August, 1997, 10,000 warrants to purchase Common Stock were issued to each of the five (5) Directors of the Company (including Ronald J. O'Hare, who has subsequently resigned, and Mr. Floyd Panning, who joined the Board in August) at the rate of $0.375 per share. An additional 10,000 ten-year warrants were issued, at an exercise price of $0.68 per share, to Randall P. Frank, who joined the Board of Directors in October, 1997.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL SHAREHOLDERS

The following table sets forth information as of March 6, 1998, with respect to the Common Stock, Class B Common Stock, and Convertible Preferred Stock owned by the only persons known by the Company to own beneficially 5% or more of any such classes of stock, by each director and by all directors and officers as a group.

                                  Common                        Class B                    Convertible                   % of
                                   Stock         % of           Common         % of         Preferred       % of         Voting
Name **                            (1)(2)        Class          Stock          Class         Stock(3)       Class        Power(4)
-----------------------------    ----------    ----------     ----------    ----------     ----------    ----------    ----------
William F. Farnam                    54,000             *             --            --             --            --             *

Anthony M. Frank
320 Meadowood Court
Pleasant Hill, CA 94523           2,243,269          23.5%            --            --             --            --          17.5%

Randall P. Frank                    394,121           4.1%            --            --             --            --           3.1%

Randolph S. Heidmann                 10,000             *             --            --             --            --             *

William H. Lee                       10,000             *             --            --             --            --             *

Harry M. O'Hare, Sr
2035 Huntington Dr. #1
S. Pasadena, CA 91030                 4,575             *         83,893           100%       931,629          35.8%         12.6%

Floyd H. Panning
23251 Vista Grande, Ste. A
Laguna Hills, CA 92653              566,892           5.9%            --            --          7,500             *           4.5%

Wyatt Technology Corporation
30 S. La Patera Ln., Ste. B-7
Santa Barbara, CA 93117           2,100,000          22.0%            --            --             --            --          16.4%

All officers and directors        1,097,125          13.7%            --            --         10,406             *           8.6%
as a group (6 persons)

----------

*     Less than 1%

**    Includes address of five percent or more shareholders of any class.

(1) Excludes shares of Common Stock issuable upon conversion of Class B Common Stock, which carry eight (8) votes per share. If such shares of Common Stock were included, Mr. O'Hare and all officers and directors, as a group would own 88,558 shares (1.0%) and 1,097,125 shares (11.4%) of Common Stock, respectively.

(2) Includes currently exercisable warrants or options to purchase an aggregate of 1,537,437 shares of Common Stock.

(3) The Convertible Preferred Stock was convertible into Common Stock only if certain earnings or market prices of the Common Stock were achieved prior to October 31, 1990. Such earnings and market prices were not achieved and commencing January 31, 1991, the Company was required to redeem such shares at $0.01 per share. The Company intends to redeem the Convertible Preferred Stock when it has the funds and can legally do so under California law.

(4) Reflects the voting rights of the Common Stock and Convertible Preferred Stock, each of which carries one (1) vote per share, and Class B Common Stock, which carries eight (8) votes per share.

In 1989, the Company issued 40,000 shares in the name of its subsidiary, HOH International, Inc. as collateral for $200,000 in bank loans. Such shares are not treated as outstanding for purposes of the above table or the total outstanding shares of Common Stock of the Company.

In order to comply with conditions imposed by the Commissioner of Corporations of the State of California (the "Commissioner"), in connection with the public offering of Units in June, 1987, Harry M. O'Hare, Sr. and Sandra O'Hare (Mr. O'Hare's former late wife) have agreed that until such conditions are lifted by order of the Commissioner, all the shares of Class B Common Stock and Convertible Preferred Stock held by them (except for 107,848 shares of Convertible Preferred Stock issued in July, 1988 to Harry M. O'Hare, Sr.) and any Common Stock received upon conversion of the Class B Common Stock and Convertible Preferred Stock, will be subject to the following conditions (which shall be referenced in a legend on the certificates for such shares):

(1)   such shares will not participate in dividends, other than stock dividends;

(2) such shares will not participate in any distribution of assets in the event of liquidation; and

(3) such shares may not be transferred without prior written consent of the Commissioner except for transfer pursuant to order or process of any court.

The issuance of an order lifting such conditions is in the sole discretion of the Commissioner. However, under the Commissioner's Rules, such an order will generally be issued when the Company has demonstrated a satisfactory earnings record, as defined in such Rules, and the Company understands that in practice such an order will also be issued in the event of a merger, consolidation, or liquidation in which the holders of the Common Stock have received a satisfactory return on such shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MR. WILLIAM FARNAM

On October 1, 1997, Mr. Farnam exercised 44,000 warrants to purchase Common Stock at $0.50 per share. Such warrants, which were scheduled to expire at 5:00 P.M. on October 1, 1997, had been assigned to Mr. Farnam by various investors of EDI Components.

MR. ANTHONY FRANK

In February, 1996, Mr. Frank loaned EDI Components an additional $500,000 and received, as partial consideration therefor, a security interest in the Company's patents and 300,000 warrants to purchase the Company's common stock at $2.25. Such warrants were not subject to the Company's recent reverse stock split and are exercisable until February, 2001. Mr. Frank had the right and elected on June 2, 1997 to convert such loan, plus $38,056 in accrued but unpaid interest, into the common stock of the Company at a 25% discount to Fair Market Value for the thirty consecutive trading days prior to conversion. Such conversion resulted in the issuance of 1,717,484 shares of the Company's common stock, 319,202 of which shares were sold by Mr. Frank to Floyd Panning, President of EDI Components, at his cost of $100,000. An additional 319,202 of such shares were sold by Mr. Frank to his son, Randall Frank, at cost.

Between December, 1996 and April, 1997, Mr. Frank loaned EDI Components an additional $150,000 at 10% interest. Mr. Frank had the right to convert said loans into common stock of the Company and in August, 1997 converted such loans, plus $7,110 in accrued interest, into 418,906 shares of the Company's Common Stock at the rate of $0.375 per share. On October 7, 1997, Mr. Frank sold, at his cost, 200,000 of such shares to his adult daughter, Tracy F. Frank (100,000 shares), and to Ronald J. O'Hare (50,000 shares) and Catherine Patterson (50,000 shares). Mr. O'Hare is currently employed by the Company and formerly served as a Director until August 14, 1997. Ms. Patterson currently serves as Corporate Secretary and Chief Financial Officer of the Company.

On August 14, 1997, Mr. Frank received 25,000 shares of Common Stock, valued at $2.00 per share, as part of an initial issuance of shares to the investors of EDI Components in accordance with the terms of the License Termination Agreement entered into between Electropure and that company.

On October 1, 1997, Mr. Frank assigned, at no cost, warrants to purchase 4,000 shares of the Company's Common Stock at $0.50 per share to Mr. William Farnam, a Director of the Company, who subsequently exercised same. Such warrants were scheduled to expire at 5:00 P.M. on October 1, 1997.

On January 29, 1998, Mr. Frank received 206,186 shares of Common Stock, at $0.97 per share, upon conversion of a $200,000 principal loan made to the Company on January 26, 1998.

On February 4, 1998, Mr. Frank made an additional loan to the Company in the sum of $200,000, the proceeds of which, along with the previous loan proceeds, were utilized to acquire the Hydro Components membrane technology. The outstanding loan is payable, with 10% annual interest, on or before February 4, 2000 and may be converted, at Mr. Frank's option, into Common Stock of the Company at a 25% discount to the fair market value of similar common stock.

MR. RANDALL FRANK

On August 14, 1997, Mr. Frank received 25,000 shares of Common Stock, valued at $2.00 per share, as part of an initial issuance of shares to the investors of EDI Components in accordance with the terms of the License Termination Agreement entered into between Electropure and that company.

MR. PANNING

On August 14, 1997, Mr. Panning received 50,000 shares of Common Stock, valued at $2.00 per share, as part of an initial issuance of shares to the investors of EDI Components, in accordance with the terms of the License Termination Agreement entered into between the Company and EDI Components. Mr. Panning was the founder, the President and a principal shareholder of EDI Components.

Also on August 14, 1997, pursuant to the terms of a five-year Employment Agreement entered into with the Company, Mr. Panning was granted 125,000 ten-years warrants to purchase Common Stock at $0.28125 per share. Such warrants are exercisable in increments of 25,000 each year on a cumulative basis.

Concurrent with the execution of the above employment agreement, Mr. Panning was named to the Company's Board of Directors.

On August 22, 1997, Mr. Panning exercised his right to purchase 50,000 shares of the Company's Common Stock at $0.50 per share. Mr. Panning issued a Full Recourse Promissory Note for the $25,000 purchase price, secured by the shares, payable once the Company has reimbursed Mr. Panning for wages he deferred while employed by EDI Components. Of the warrants exercised, 40,000 had been issued pursuant to the July, 1992 license arrangement between the Company and EDI Components whereby the Company issued warrants to all investors in EDI Components in conjunction with their capital investment in that entity. The balance of 10,000 warrants exercised had been issued to Mr. Panning in February, 1993 as a bonus for services rendered to the Company.

WYATT TECHNOLOGY CORPORATION

The Company issued 2,100,000 shares of Common Stock to Wyatt Technology Corporation pursuant to a Technology Transfer Agreement entered into on October 25, 1997. See "RECENT SIGNIFICANT DEVELOPMENTS - Technology Transfer Agreement."

MISCELLANEOUS

The Company's Board of Directors has adopted a policy that no transaction between the Company and any officer, director, employee or members of their family shall be entered into without the full disclosure of such transaction to and the approval of such transaction by the non-interested members of the Board of Directors. Furthermore, no agreements will be entered into regarding royalties, distributorships, supply agreements, sales agreements, the borrowing of money or the sale or granting of securities or options or the leasing or buying of property by the Company (exclusive of routine supply or sales agreements not exceeding $25,000), or any other type of contract over three months or $50,000 without the approval of the Board of Directors.

                              SELLING SHAREHOLDERS

The following table shows the names and positions, if any, with the Company of the Selling Shareholders, the number of shares of Common Stock of the Company beneficially owned by each of them as of March 6, 1998, the number of shares covered by this Prospectus and the number of shares (and percentage, if over 1%) such individuals would beneficially own if all of the shares covered by this Prospectus were fully sold:

                                                                                        NUMBER OF          AFTER
                                                                      NUMBER OF           SHARES          OFFERING
                                                    NUMBER OF          SHARES           OWNED AFTER       PERCENT OF
NAME AND POSITION                                    SHARES           COVERED BY           THIS           CLASS, IF
WITH COMPANY, IF ANY                                 OWNED(1)         PROSPECTUS        OFFERING(1)     GREATER THAN 1%
--------------------------------------              ---------         ---------         ----------      ---------------
Adams, Ray                                             15,494           15,494
Addison, John                                           3,612            3,612(2)
Aguirre, Gilbert G.                                    37,500           37,500(2)
AM-FM Enterprises                                       1,112            1,112(2)
Amato, Frank L.                                           500              500(2)
Arndt, Douglas                                          2,000            2,000(2)
Austin, Jackson                                         1,250            1,250(2)
Barber, George                                          2,223            2,223(2)
Barrett, Robert                                         1,250            1,250(2)
Belk, John                                              3,335            3,335(2)
Bias, Alan                                                556              556(2)
Bone, Alan                                                223              223(2)
Boston, E. A.                                           1,112            1,112(2)
Brown, Michael                                          1,112            1,112(2)
Campbell, Eric                                            667              667(2)
Carrillo, Ciro                                         84,167           84,167(2)
Clanin, Thomas                                            625              625(2)
Crosson, Albert                                         1,250            1,250(2)
Cruver, James E. - Former Director
  and Former President                                  1,612            1,612(2)
Cummus, Ann                                             1,112            1,112(2)
Curtis, Tom                                               250              250(2)
Danna, Gay                                                445              445(2)
Dargenzio, Alfonso                                    150,667          150,667(2)
Dargenzio, Raymond                                        223              223
Dargenzio, Richard                                        890              223                667
Das, Philip                                               625              625(2)
Davidson, Frances D.                                    2,000            2,000
Dennis Family Trust                                    26,000           26,000
Dennis, Lawrence                                        2,000            2,000
Dhawan, Gil K.                                         45,834           12,500             33,334
Economic Development Bank
  for Puerto Rico(3)                                  200,000          200,000(2)

                                                                                        NUMBER OF          AFTER
                                                                      NUMBER OF           SHARES          OFFERING
                                                    NUMBER OF          SHARES           OWNED AFTER       PERCENT OF
NAME AND POSITION                                    SHARES           COVERED BY           THIS           CLASS, IF
WITH COMPANY, IF ANY                                 OWNED(1)         PROSPECTUS        OFFERING(1)     GREATER THAN 1%
--------------------------------------              ---------         ---------         ----------      ---------------
Egan, William                                             667              667(2)
Ensch, Thomas                                             125              125(2)
Farnam Living Trust - Director(4)                      54,000           54,000(2)
Fiducia Trading Co. - Former Director                   2,223            2,223(2)
Fishman, Richard L.                                    21,112           21,112(2)
Fleming Profit Sharing Plan                            77,500           75,000(2)           2,500
Fleming, Ana Leigh                                      8,750            7,500              1,250
Fleming, Terry L.                                     172,500          137,500(2)          35,000
Fonmin, John L.                                         2,446            1,112(2)           1,334
Foti, A. Bert                                           4,446            1,112(2)           3,334
Foti, Andrew                                            4,446            1,112(2)           3,334
Frank, Anthony M.(4)                                2,175,060        1,879,226(2)         295,834            3.1%
Frank, Randall P. - Director(4)                       390,564          366,564(2)          24,000
Frank, Tracy F.                                       138,862          124,862(2)          14,000
Frisenda, Frank                                        25,000           25,000(2)
Givner, Ronald P.                                      25,000           25,000(2)
Hamera, Tracy Carlyle                                   5,000            5,000
Hamilton Partners, Inc.                                25,000           25,000
Hartley, E. Dale - Former Director                    316,759           68,900            247,859
Heidmann, Randolph S. - Director(4)                    10,000           10,000(2)
Hughes, Martin                                          1,112            1,112(2)
Illes, Steve G.                                        51,112           51,112(2)
Jepson, Joanne                                            556              556(2)
Kearns, Jeanne M.                                         500              500(2)
Kwan Pension Plan                                       1,181            1,181(2)
Kwan Profit Sharing Plan                                1,181            1,181(2)
Landrace Corporation                                    4,446            1,112(2)           3,334
Lee, William H. - Director(4)                          10,000           10,000(2)
Link, F. Steven                                         2,788              556(2)           2,232
Littlewood, Ken                                         1,112            1,112(2)
Lupo. Vince                                             1,112            1,112(2)
Martinez, Susan                                           446              112(2)             334
Meier, Lon                                                223              223(2)
Metals Precision Co.                                    1,212              303(2)             909
Meylor, Tom                                               334               63(2)             271
Mihama Corporation                                    150,000          150,000(2)
Nance, Edward                                           4,446            1,112(2)           3,334
Neff, Merlin L.                                         8,940            2,223(2)           6,717
Nemerovski, Harold                                      4,446            1,112(2)           3,334
O'Connell, George                                      75,000           75,000(2)
O'Hare, Harry M. - Former Director
  and Former Chief Executive
  Officer(5)                                            4,575            2,075(2)           2,500
O'Hare, Ronald J. - Former Director
  and Design Engineer(4)                               89,000           84,000(2)           5,000
Ovando, Paul J. - Former Director                      66,647           48,807(2)          17,840
Panning, Floyd - Director, President
  and Chief Executive Officer(4)                      564,202          514,202(2)          50,000

                                                                                        NUMBER OF          AFTER
                                                                      NUMBER OF           SHARES          OFFERING
                                                    NUMBER OF          SHARES           OWNED AFTER       PERCENT OF
NAME AND POSITION                                    SHARES           COVERED BY           THIS           CLASS, IF
WITH COMPANY, IF ANY                                 OWNED(1)         PROSPECTUS        OFFERING(1)     GREATER THAN 1%
--------------------------------------              ---------         ---------         ----------      ---------------
Patterson, Catherine - Secretary
  and Chief Financial Officer(4)                       62,112           62,000(2)             112
Pett, Robert A.                                       104,929           81,706(2)          23,223
Powell, Charles                                        16,973            7,500(2)           9,473
Quist, Gregory - General Manager
  Laser Division(4)                                   300,000          300,000(2)
Reason, Robert                                         37,500           37,500(2)
Romig, Richard                                          1,815            1,250(2)             565
Schaeffer, Richard                                        788               88(2)             700
Schmitt, Daryl                                          4,446            1,112(2)           3,334
Shani, Ruth - Admin. Asst                              12,000           12,000(2)
Sikora, Thaddeus S.                                     1,875            1,875(2)
Skalski, Ken                                              556              556(2)
Smith Trust, Dorothy                                   20,000           20,000
Smith, Douglas D.                                       5,000            5,000
Smutko, John                                            1,100            1,100(2)
Spencer, Charles                                        2,223            2,223(2)
Sugarman Family Partnership                            35,000           25,000             10,000
Tarlow Family Trust                                    88,279           37,500             50,779
Tarlow, Herbert D.                                     31,432           18,210(2)          13,222
Textile Apparel Corp.                                   1,112            1,112(2)
TNKRGK Family Trust                                     2,362            2,362(2)
Traub, Gordon                                           6,243            1,112(2)           5,131
Veraldi, William                                        1,112            1,112(2)
von Leesen, John                                       21,918           12,918(2)           9,000
Waldman Family Trust                                  115,157          102,615(2)          12,542
Waldman, Jill                                           1,250            1,250(2)
Wenc, Henry S.                                          2,625              625(2)           2,000
White, Bryan L.                                         1,000            1,000(2)
White, Kevin C.                                         1,000            1,000(2)
White, Kristi, A.                                       1,000            1,000(2)
White, Leroy - Production Manager                      20,000           20,000(2)
White, Sally J.                                         1,000            1,000(2)
Whiting, Mikel                                          1,112            1,112(2)
Winokur Water Trust                                    72,334           72,334
Worley, Samantha L.                                     1,000            1,000(2)
Yamada, Kenneth                                           938              938(2)
                                                    ---------        ---------          ---------
                                                    6,070,868        5,172,536            898,332
                                                    =========        =========          =========

----------------
(1) Includes shares currently issuable upon exercise of options or warrants or exercisable within 60 days of the date hereof. Excludes Class B Common Stock and Convertible Preferred Stock owned by the Selling Shareholders.

(2)     Includes Common Stock underlying options or warrants.

(3)     See "LITIGATION" - Puerto Rico."

(4) See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" and "MANAGEMENT - Directors, Officers and Key Employees."

(5) Through ownership of Common Stock, Class B Common Stock and Convertible Preferred Stock, Mr. O'Hare controls 12.6% of the voting power of Electropure, Inc. See "PRINCIPAL SHAREHOLDERS."

(6)     See "RECENT SIGNIFICANT DEVELOPMENTS - Technology Transfer Agreement."

The Common Stock may be sold by the Selling Shareholders or their pledgees, donees, transferees, or other successors-in-interest. The sale of Common Stock may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Shareholder) in the over-the-counter market or in negotiated transactions, through the writing of options on the common stock, through a combination of such methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. If any Selling Shareholder sells his, her or its shares, or options thereon, pursuant to this Prospectus at a fixed price or at a negotiated price which is, in either case, other than the prevailing market price or in a block transaction to a purchaser who resells, or if any Selling Shareholder pays compensation to a broker-dealer that is other than the usual and customary discounts, concessions or commissions, or if there are any arrangements either individually or in the aggregate that would constitute a distribution of the shares, a post-effective amendment to the Registration Statement of which this Prospectus is a part would need to be filed and declared effective by the Securities and Exchange Commission before such Selling Shareholder could make such sale, pay such compensation or make such a distribution. The Company is under no obligation to file a post-effective amendment to the Registration Statement of which this Prospectus is a part under such circumstances.

The Selling Shareholders may effect transactions in their common stock by selling their securities directly to purchasers, through broker-dealers acting as agents for the Selling Shareholders or to broker-dealers who may purchase the Selling Shareholder's shares as principals and thereafter sell such securities from time to time in the over-the-counter market, in negotiated transactions, or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or both. While this Prospectus covers the sale of Common Stock received upon exercise of options and warrants by the Selling Shareholders, it does not cover the exercise of such options and warrants.

The Selling Shareholders and broker-dealers, if any, acting in connection with such sales might be deemed to be "underwriters" within the meaning of Section 2(11) of the Act and any commission received by them and any profit on the resale of such securities might be deemed to be underwriting discounts and commissions under the Act.

The Selling Shareholders have been advised that during the time each is engaged in "distribution" (as defined under Regulation M under the Securities Exchange Act of 1934, as amended) of the securities covered by this Prospectus, each must comply with Regulation M under the Securities Exchange Act of 1934, as amended, and pursuant thereto: (i) shall not engage in any stabilization activity in connection with the Company's securities; and (ii) shall not bid for or purchase any securities of the Company or attempt to induce any person to purchase any of the Company's securities other than as permitted under the Securities Exchange Act of 1934, as amended. Any Selling Shareholder who may be "affiliated purchasers" of the Company as defined in Regulation M have been further advised that they must coordinate their sales under this Prospectus with each other and the Company for purposes of Regulation M. Each Selling Shareholder must also furnish each broker through which common stock is sold copies of this Prospectus.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

The Company is authorized to issue up to 20,000,000 shares of $0.01 par value Common Stock. In May, 1996, the Company's shareholders approved a one-for-ten reverse stock split of its then currently outstanding Class A and Class B Common Stock. Consequently, on July 25, 1996 the currently outstanding 18,960,695 shares of Class A Common Stock were reconstituted and converted into 1,896,070 shares of $0.01 par value Class A Common Stock. The issued and outstanding shares of Common Stock and the shares being offered hereby and the shares issuable upon exercise of Warrants and options when exercised and issued, will be validly issued, fully paid and nonassessable.

Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders and except as may otherwise be required by law or as set forth under "DESCRIPTION OF CAPITAL STOCK - Class B Common Stock," will vote with the holders of the Class B Common Stock and Convertible Preferred Stock as one class. Under California law, separate class voting is required for mergers or sales of substantially all the Company's assets. If, prior to the election of directors, any shareholder has given notice that he intends to cumulate his votes, then for the election of directors each shareholder may cumulate votes for any nominee, if the nominee's name was placed in nomination prior to the voting. In cumulative voting, each shareholder is entitled in the election of directors to one vote for each voting share held by him multiplied by the number of directors to be elected and may cast all such votes for a single nominee for directors or may distribute them among any two or more nominees as he sees fit.

The shares of Common Stock have no preemptive, subscription, conversion or redemption rights. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata the assets of the Company which are legally available for distribution to shareholders, subject to the liquidation rights held by the Class B Common Stock and the Convertible Preferred Stock, and the prior rights, if any, which may be established in the future for Preferred Stock, if any. See "Description of Capital Stock -- Preferred Stock". Holders of Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor along with the holders of the Class B Common Stock, subject to any prior rights when may be granted in the future to holders of Preferred Stock.

As of March 6, 1998, 8,000,479 shares of the Company's Common Stock were outstanding.

CLASS B COMMON STOCK

Pursuant to the July 25, 1996 one-for-ten reverse stock split, 839,825 authorized and outstanding shares of Class B Common Stock (all of which are issued and owned by Harry M. O'Hare, Sr.) were reconstituted and converted into 83,983 authorized and outstanding shares of $0.01 par value Class B Common Stock. The Class B Common Stock, the Common Stock and the Convertible Preferred Stock vote as a single class on all matters except as required by law and except if a reverse stock split or stock split is effected on the Common Stock and a similar reverse stock split or stock split is not effected on the Class B Common Stock or if a stock dividend in Class B Common Stock is not declared equal to a stock dividend declared on the Common Stock. In the latter situations, a separate class vote of the Class B Common Stock is required.

Each share of Class B Common Stock carries eight votes per share and is entitled to non-stock dividends and liquidation payments equal to 80% of those paid on the Common Stock. The Class B Common Stock may not be transferred or assigned by the owner thereof. If a transfer is made of a share of Class B Common Stock in contravention of such restrictions, such share will automatically be converted into a share of Common Stock. Class B Common Stock will automatically convert, on a share-for-share basis, into shares of Common Stock upon the death of Harry
M. O'Hare, Sr.

CONVERTIBLE PREFERRED STOCK

The Company is authorized to issue 2,600,000 shares of Convertible Preferred Stock, $0.01 par value. In March, 1987, an aggregate of 2,492,152 shares of Convertible Preferred Stock had been issued pro rata to all of the shareholders of the then currently outstanding Common Stock and Class B Common Stock. On July 28, 1988, the balance of 107,848 Convertible Preferred Shares were issued to Harry M. O'Hare, Sr. as a bonus. Each share of Convertible Preferred Stock has one vote per share and except as otherwise may be required by law or set forth in "Description of Capital Stock - Class B Common Stock," will vote as a class on all matters with the Common Stock. The Convertible Preferred Stock is not entitled to receive any dividends, and in the event of liquidation, dissolution or winding up of the Company, each share is entitled to share ratably in all assets available for distribution at the rate equal to one share of Common Stock up to a maximum of $0.01 per share. The shares of Convertible Preferred Stock have no preemptive rights or other rights to subscribe for additional securities and there are no redemption or sinking fund provisions with respect to such shares.

The Company did not achieve certain after-tax earnings and/or market prices and as of January 31, 1991, the Convertible Preferred Stock became redeemable by the Company for $0.01 per share as soon as the Company has the funds legally available to do so.

The Convertible Preferred Stock is not assignable or transferable (except upon death or upon approval of a majority of the members of the Board of Directors not holding shares of Convertible Preferred Stock).

PREFERRED STOCK

The Company is authorized to issue 1,000,000 shares of Preferred Stock, $1.00 par value, none of which are currently outstanding. The terms of the Preferred Stock, or any series thereof, may be determined from time to time by the Board of Directors. Such shares may be convertible into Common Stock and may have rank superior to the Common Stock in the payment of dividends, liquidation rights, voting and other rights, preferences and privileges. Future shares of Preferred Stock may be issued by the Company without submitting a proposal regarding the issuance of such shares to a vote of holders of Common Stock. The Company in the future could issue Preferred Stock in a situation designed to discourage a tender offer. The Company has no present plans to issue any shares of Preferred Stock.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent and Registrar for the Company's Common Stock is American Stock Transfer Company, 40 Wall Street, New York, New York 10005.

SHARES ELIGIBLE FOR FUTURE SALE

5,775,673 of the shares of Common Stock owned by shareholders of the Company are "restricted securities" as such term is defined in the Securities Act of 1933 (the "Act"). An aggregate of approximately 932,726 shares of Common Stock are eligible for sale under Rule 144. In general, Rule 144 permits a shareholder of the Company who has held his shares for at least one year after payment therefor to sell within any three-month period a number of shares that does not exceed the greater of 1% of the outstanding shares of Common Stock (currently approximately 80,005 shares) or the average weekly trading volume of such shares for the four weeks preceding the sale. Any shareholder who is not an affiliate of the Company and has not been an affiliate for the preceding three months and who has held his shares of Common Stock for at least two years after payment may sell his shares under Rule 144, without any volume limitations. If a substantial number of shares of Common Stock are sold pursuant to Rule 144, registration statements or otherwise, the price at which the shares of Common Stock are traded may be adversely affected.

MISCELLANEOUS

While the Company has indemnification agreements with its officers and directors, the Company understands that the Securities and Exchange Commission believes that, to the extent such agreement seeks to provide for indemnification under the federal securities laws, such indemnification may be contrary to public policy.

                                  LEGAL OPINION

Jeffer, Mangels, Butler & Marmaro, LLP, 2121 Avenue of the Stars, Tenth Floor, Los Angeles, California 90067, securities counsel to Electropure, will render an opinion with respect to the valid issuance and nonassessability of the Common Stock being offered hereby. Ronald P. Givner, of counsel to Jeffer, Mangels, Butler & Marmaro, LLP, has the right, until August, 1998, to purchase 25,000 shares of Common Stock at $1.19 per share.

                                     EXPERTS

The Financial Statements of Electropure, Inc. as of October 31, 1996 and 1997, and for the years in the two-year period ended October 31, 1997, included herein and elsewhere in the Registration Statement, have been included herein and in the Registration Statement in reliance upon the report of Alex N. Chaplan & Associates, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of Alex
N. Chaplan & Associates contained explanatory paragraphs as to the Company's ability to continue as a going concern and an uncertainty as to the outcome of certain litigation and claims.

                        CHANGE IN CERTIFYING ACCOUNTANTS

Effective January 29, 1998, the Company's independent public accountants, Southland Business Service, resigned. On January 29, 1998, the Company retained the independent accounting firm of Alex N. Chaplan & Associates to conduct an audit of its books and records for the fiscal years ended October 31, 1996 and 1997. For the Company's fiscal years ended October 31, 1995 and 1996, the financial statements were subject to going concern qualifications and an uncertainty as to the outcome of certain litigation and claims, but were not otherwise qualified or modified as to audit scope, or accounting principles by Southland Business Service. During the two fiscal years ended October 31, 1995 and 1996, and since October 31, 1996, there were not any disagreements with Southland Business Service on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Southland Business Service, would have caused it to make a reference to the subject matter of the disagreements in connection with its report, nor were there any "reportable events" as defined in Item 304(a)(1)(v) of Regulation S-K. During the two fiscal years ended October 31, 1995 and 1996, and between October 31, 1996 and January 29, 1998, Registrant did not consult with Alex N. Chaplan & Associates on the application of accounting principles to a specified transaction, or the type of audit opinion that might be rendered on the Registrant's financial statements or any disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as defined above).

                          ALEX N. CHAPLAN & ASSOCIATES
--------------------------------------------------------------------------------
Certified Public Accountant                    23622 Calabasas Road, Suite 107 A
                                                     Calabasas, California 91302
                                                                  (818) 591-1901
                                                              FAX (818) 222-0727


                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and
Stockholders of Electropure, Inc.

We were engaged to audit the accompanying balance sheets of Electropure, Inc. ("the Company") as of October 31, 1996 and 1997, and the related statements of operations, stockholders' equity (deficiency) and cash flows for the years in the two-year period ended October 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of their operations and their cash flows for the years ended October 31, 1996 and 1997 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Electropure, Inc. will continue as a going concern. As discussed in the notes to the financial statements, the Company's recurring losses from operations, deficiency in working capital and net capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. Management's plans in regard to these matters are also described in the notes. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As more fully described in Note 8 to the financial statements, the Company is party to certain claims and litigation. The final outcome resulting from certain of these claims and litigation is not presently determinable. Except for a $23,331 allowance for lawsuit settlement accrued by the Company, no provision has been made in the financial statements and financial statement schedules for the effects, if any, of such claims and litigation.

/S/  ALEX N. CHAPLAN

Calabasas, California
January 29, 1998

                                ELECTROPURE, INC.

                                 BALANCE SHEETS

                                                                 Year ended
                         Assets                               October 31, 1997
-------------------------------------------------------       ----------------
Current assets:

  Cash                                                              367,680

  Receivables:
    Trade accounts                                                   14,988
    Due from related parties                                        115,227
    Allowance for doubtful receivables                              (85,528)
                                                                  ---------
                                                                     44,687

Inventory:
   Raw materials                                                      7,498
   Other current assets                                              26,001
                                                                  ---------
                  Total Current Assets                              445,865
                                                                  ---------
   Propery and equipment, at cost:
    Office equipment                                                  3,584
                                                                  ---------
                                                                      3,584

    Less accumulated depreciation and amortization                      172
                                                                  ---------
                                                                      3,412

Acquired technology, net (Note 7)                                   445,676
                                                                  ---------
                      Total Assets                                $ 894,953
                                                                  =========


See accompanying notes to financial statements.

                                ELECTROPURE, INC.

                                 BALANCE SHEETS

                                                                    Year ended
           Liabilities and Stockholders' Equity                  October 31, 1997
-----------------------------------------------------------      ----------------
Current liabilities:
  Notes payable to stockholders                                    $     29,736
  Accounts payable                                                       37,843
  Accrued liabilities                                                    23,960
  Allowance for loss on lawsuit settlements                              23,331
                                                                   ------------
          Total Current Liabilities                                     114,870

Litigation, claims, commitments and contingencies

Redeemable convertible preferred stock, $.01 assigned par
  value. Authorized 2,600,000 shares; issued and outstanding
  2,600,000 shares in 1996 and 1997                                      26,000

Stockholders' equity:
  Common stock, $.01 assigned par value. Authorized 20,000,000 shares;  2,264,806 shares issued and 2,224,806 shares
    outstanding in 1996; 7,774,293 shares issued and 7,734,293
    shares outstanding in 1997                                           77,343
  Class B common stock, $.01 assigned par value. Authorized
    83,983 shares authorized, issued and outstanding in
    1996 and 1997                                                           840
  Additional paid-in capital                                         18,075,947
  Accumulated deficit                                               (17,197,281)
  Notes receivable on common stock                                     (202,766)
                                                                   ------------
                                                                        754,083
                                                                   ------------
Total Liabilities and Stockholders' Equity                         $    894,953
                                                                   ============

See accompanying notes to financial statements.

                                ELECTROPURE, INC.

                            STATEMENTS OF OPERATIONS

                                                      Year ended October 31,
                                                 ------------------------------
                                                      1996              1997
                                                 ------------      ------------
License fees received                            $     87,559      $     78,437
Sales                                                      --            44,989
                                                 ------------      ------------
                                                       87,559           123,426
Cost of goods sold                                         --            26,193
                                                 ------------      ------------
Gross margin                                           87,559            97,233

Costs and expenses:
  Sales and marketing                                      --            16,926
  General and administrative                          146,202           204,674
                                                 ------------      ------------
                                                      146,202           221,600
                                                 ------------      ------------
Loss from operations                                  (58,643)         (124,367)
                                                 ------------      ------------
Other income and (expense):
  Interest expense                                    (12,155)           (2,002)
  Interest income                                         239                --
  Financing costs                                    (408,912)         (898,069)
  Lawsuit settlement costs                                 --           (58,875)
  Compensatory stock options                               --           (11,719)
  Miscellaneous income (expense)                         (800)           (1,001)
                                                 ------------      ------------
                                                     (421,628)         (971,666)
                                                 ------------      ------------
    Loss before extraordinary item                   (480,271)       (1,096,033)

Extraordinary item:
  Gain on liabilities written off                     113,188                --
                                                 ------------      ------------
                    Net income (loss)            $   (367,082)     $ (1,096,033)
                                                 ============      ============
Net income (loss) per share of common stock
  Before extraordinary item                             (0.25)            (0.37)
  Extraordinary item:
    Gain on liabilities written off                      0.06                --
                                                 ------------      ------------
                                                 $      (0.19)     $      (0.37)
                                                 ============      ============

Weighted average common shares outstanding          1,926,868         2,955,690
                                                 ============      ============

                                ELECTROPURE, INC.

                            STATEMENTS OF CASH FLOWS

                                                                             Year ended October 31,
                                                                        -------------------------------
                                                                            1996               1997
                                                                        ------------       ------------
Cash flows from operating activities:
  Net loss                                                              $   (367,082)      $ (1,096,033)
                                                                        ------------       ------------
Adjustments to reconcile net loss to net cash
  used in operating activities:
    Depreciation and amortization                                                 49              1,593
    Financing costs related to issuance of warrants                           44,625             11,719
    Financing costs related to issuance of common stock                      364,287            950,147
    Change in assets and liabilities, net of noncash transactions:
      Decrease (increase) in receivables                                       3,348            (44,039)
      Decrease (increase) in inventory                                            --             (7,498)
      Decrease (increase) in other assets                                    (20,539)            (9,046)
      Increase in notes payable                                                   --             12,000
      Increase (decrease) in accounts payable and accrued expenses          (130,073)            30,841
      Increase in interest payable, net                                        1,430              2,002
                                                                        ------------       ------------
                       Total adjustments                                     263,127            947,719
                                                                        ------------       ------------
               Net cash used in operating activities                        (103,955)          (148,314)

Cash flows from investing activities: None

Cash flows from financing activities:
  Proceeds from issuance of common stock                                     100,886            515,320
                                                                        ------------       ------------
             Net cash provided by financing activities                       100,886            515,320
                                                                        ------------       ------------
                 Net increase (decrease) in cash                              (3,069)           367,006

                   Cash at beginning of period                                 3,743                674
                                                                        ------------       ------------
                     Cash at end of period                              $        674       $    367,680
                                                                        ============       ============

See accompanying notes to financial statements.

                                ELECTROPURE, INC.

                            STATEMENTS OF CASH FLOWS

                                                                              Year ended October 31,
                                                                              ----------------------
                                                                                1996          1997
                                                                              --------      --------
Supplemental disclosures of cash flow information - cash paid
  during the period for interest                                              $     --      $     --
                                                                              ========      ========
Supplemental schedule of noncash investing and financing activities -
  Purchase of certain property and equipment for
    notes payable and capital lease obligations                                     --            --
  Sale of acquired technology for common stock                                      --            --
                                                                              ========      ========
Additional common stock was issued upon the following:
  Conversion of short-term debt                                                     --            --
  Exercise of options in exchange for receivable on common stock                    --            --
  Exercise of warrants paid for by reduction of short-term debt                     --            --
  Issuance of common stock pledges                                                  --            --
  Issuance of common stock for technology acquisition                               --       447,146
  Issuance of common stock for lawsuit settlements                                  --            --
  Issuance of common stock for debt settlement                                 364,287            --
                                                                              --------      --------
                                                                               364,287       447,146
                                                                              ========      ========
Redeemable preferred stock issued as a common stock dividend                        --            --
                                                                              ========      ========
Redeemable preferred stock issued as a key officer bonus                            --            --
                                                                              ========      ========
Additional noncash equity transactions are as follows:
  Warrants granted to obtain loans                                                  --            --
  Warrants granted for lawsuit settlements                                          --            --
  Grants of stock options below market                                              --        11,719
  Sale of common stock to officers below market                                     --            --
  Sales of common stock to stockholders below market                                --            --
  Sale of preferred stock to stockholders below market                              --            --
  As consideration for acquisition of a purchase option                             --            --
  As consideration for services received                                            --            --
  Cancellation of stock issued                                                      --            --
                                                                              --------      --------
                                                                              $     --      $ 11,719
                                                                              ========      ========

See accompanying notes to financial statements.

                                ELECTROPURE, INC.

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                                                       Common Stock                Class B Common Stock
                                              -------------------------------   ----------------------------
                                                                Amount                          Amount
                                               Number    --------------------    Number   ------------------
                                                 of         Per                   of        Per
                                               shares      share     Total       shares    share     Total
                                              ---------  ---------  ---------  ---------  --------  --------
Balance at October 31, 1995                   1,757,943  $      --  $  17,580     83,983  $     --  $    840

Issuance of common stock on
  exercise of warrants                              500       0.50          5         --        --        --
  exercise of warrants                            8,313       1.50         83         --        --        --
  exercise of warrants                            4,586       2.00         46         --        --        --

Issuance of common stock for cash                20,000       2.00        200         --        --        --

Issuance of common stock for
  services rendered                              20,000       1.20        200         --        --        --
  services rendered                               8,696       1.70         87         --        --        --

Issuance of common stock for
  conversion of debt                            253,334       0.60      2,533         --        --        --
  conversion of debt                            151,434       0.90      1,514         --        --        --

Issuance of warrants below fair market value         --         --         --         --        --        --

Net Loss                                             --         --         --         --        --        --
                                              ---------  ---------  ---------     ------  ------    --------
Balance at October 31, 1996                   2,224,806         --     22,248     83,983        --       840

Issuance of common stock on
  exercise of warrants                          107,400       0.50      1,074         --        --        --
   license termination                        1,717,484       0.31     17,175         --        --        --
   license termination                          566,409       0.38      5,664         --        --        --
   license termination                          362,500       2.00      3,625         --        --        --

Issuance of common stock for:
  cash                                           30,988       0.38        310         --        --        --
  cash                                          500,000       1.00      5,000         --        --        --
  services rendered                              20,000       1.00        200         --        --        --
  services rendered                               4,706       1.59         47         --        --        --
   technology acquisition                     2,100,000       0.52     21,000         --        --        --
   lawsuit settlement                           100,000       1.00      1,000         --        --        --

Issuance of warrants below
  fair market value                                  --         --         --         --        --        --

Net Loss                                             --         --         --         --        --        --
                                              ---------  ---------  ---------     ------  ------    --------
Balance at October 31, 1997                   7,734,293  $      --  $  77,343     83,983  $     --  $    840
                                              =========  =========  =========     ======  ======    ========

                                                            Notes                        Net
                                             Additional   receivable                stockholders'
                                               paid-in    on common   Accumulated       equity
                                               capital      stock       deficit      (deficiency)
                                             -----------  ---------   ------------   -----------
Balance at October 31, 1995                  $15,651,581  $(152,766)  $(15,734,163)  $  (216,931)

Issuance of common stock on
  exercise of warrants                               245         --             --           250
  exercise of warrants                            12,386         --             --        12,469
  exercise of warrants                             9,120         --             --         9,166

Issuance of common stock for cash                 39,800         --             --        40,000

Issuance of common stock for
  services rendered                               23,800         --             --        24,000
  services rendered                               14,913         --             --        15,000

Issuance of common stock for
  conversion of debt                             225,467         --             --       228,000
  conversion of debt                             134,773         --             --       136,287

Issuance of warrants below fair market value      44,625         --             --        44,625

Net Loss                                              --         --       (367,082)     (367,082)
                                             -----------  ---------   ------------   -----------
Balance at October 31, 1996                   16,156,710   (152,766)   (16,101,246)      (74,215)

Issuance of common stock on
  exercise of warrants                            52,626    (25,000)            --        28,700
   license termination                           520,881         --             --       538,056
   license termination                           206,739         --             --       212,403
   license termination                           132,313         --             --       135,938

Issuance of common stock for:
  cash                                            11,310         --             --        11,620
  cash                                           495,001    (25,000)            --       475,001
  services rendered                                9,175         --             --         9,375
  services rendered                                7,453         --             --         7,500
   technology acquisition                        426,146         --             --       447,146
   lawsuit settlement                             45,875         --             --        46,875

Issuance of warrants below
  fair market value                               11,719         --             --        11,719

Net Loss                                              --         --     (1,096,034)   (1,096,034)
                                             -----------  ---------   ------------   -----------
Balance at October 31, 1997                  $18,075,947  $(202,766)  $(17,197,281)  $   754,083
                                             ===========  =========   ============   ===========

See accompanying notes to financial statements.

                                ELECTROPURE, INC.

                          Notes to Financial Statements

                                October 31, 1997


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

H OH, Inc. was incorporated on December 13, 1979 to design and develop a proprietary electrochemical water purification system.

HOH Water Technology Corporation was incorporated on December 8, 1982 to market the water purification system being developed by H OH, Inc.

Common stock was sold in H OH, Inc. from March 29, 1983 through October 21, 1983. On September 14, 1984, all of the outstanding shares of common stock in H OH, Inc. were exchanged for an equal number of shares of common stock in HOH Water Technology Corporation. The exchange of stock was accounted for in a manner similar to that of a pooling of interests. No additional shares of common stock in H OH, Inc. were issued subsequent to the exchange on September 14, 1984.

Between the date of its incorporation, December 8, 1982, and September 14, 1984, HOH Water Technology Corporation was virtually inactive. Similarly, H OH, Inc. was virtually inactive subsequent to September 14, 1984. In addition, HOH Water Technology Corporation continued to design and develop the proprietary electrochemical water purification system which H OH, Inc. was originally incorporated to design and develop.

For financial statement purposes, HOH Water Technology Corporation and H OH, Inc. are considered to represent the activities of a single entity which has essentially operated under the same ownership and management. Additionally, the two companies were legally merged on October 30, 1986. Accordingly, the accompanying consolidated financial statements include the accounts of HOH Water Technology Corporation and H OH, Inc. from their respective dates of incorporation.

In July, 1996, the Company changed its name to "Electropure, Inc." and underwent a one-for-ten reverse stock split. FOR PURPOSES OF THIS REPORT, ALL ISSUANCES OF COMMON STOCK AND WARRANTS TO PURCHASE COMMON STOCK ARE REFLECTED IN POST-REVERSE SPLIT AMOUNTS.

On July 29, 1992, the Company granted EDI Components ("EDI"), a privately-held California corporation, an exclusive license to manufacture and market its patented EDI technology in exchange for the payment of license fees by EDI. Pursuant to an agreement between the parties, such license was terminated effective August 5, 1997 and the obligation of EDI to pay further license fees also terminated. See Note 7 - "License Agreement - EDI Components." Under the terms of the 1992 license, as amended, the Company received an aggregate of $535,991 in license fees from EDI.

LIQUIDITY

                                ELECTROPURE, INC.

As of October 31, 1997, the Company had current assets in excess of current liabilities of $330,995, an accumulated deficit of $17,197,281 and a stockholders' equity of $754,083. In July, 1992, due to a lack of working capital, the Company entered into a License Agreement with EDI Components (a California corporation) to grant an exclusive license to manufacture and market the Company's patented Electropure ("EDI") technology. During fiscal year 1996, the Company funded its working capital needs from license fees received from EDI in the sum of $87,559 and $21,886 from the exercise of 13,396 warrants at prices ranging from $0.50 to $2.00 per share. The Company realized an additional $24,000 on the issuance of 200,000 shares in consideration for services rendered during fiscal 1996 and $55,000 in net proceeds from the sale of 28,696 shares of common stock. During the fiscal year ended October 31, 1997, the Company received an additional $78,437 in license fees from EDI Components. Of such amount, $5,500 was credited as lease payments through September 30, 1997 on the facility sub-leased by EDI to the Company. The Company received an additional $486,620 and a note receivable on common stock in the sum of $25,000 from the sale of 530,988 shares of common stock during fiscal 1997, as well as $28,700 in net proceeds and a $50,000 note receivable on the exercise of 107,400 warrants at $0.50 per share. See Note 5 - "Stockholders' Deficit - Common Stock Activity."

During the fiscal year ended October 31, 1996, the Company prepaid $20,000 for accounting and auditing fees in anticipation of the expenses to be incurred for the audit of its financial statements for such fiscal year end. During the fiscal year ended October 31, 1997, the Company incurred $15,100 in fees and expenses for such audit, as well as for corporate income tax preparation, which reduced the prepaid deposit for accounting and auditing fees to $4,900 as of the fiscal year ended October 31, 1997. Additionally, during the fiscal year ended October 31, 1997, the Company prepaid $21,101 for certain manufacturing equipment and inventory which the Company will purchase from EDI Components. The purchase, which is expected to be concluded within sixty (60) days, has been delayed until a complete inventory of the equipment and parts can be accomplished. The purchase price is not expected to exceed a total of $25,000, including the prepaid amount, and will be based on the net book value of the equipment and fair market value of the physical inventory.

In October, 1996, the Company learned that a $3 million default judgment had been rendered against it in June, 1996 in Puerto Rico with regard to a 1989 investment made in the subsidiary by the Economic Development Bank for Puerto Rico. In May, 1997, the Company negotiated a settlement of such judgment requiring the issuance of shares and warrants to the Puerto Rico Bank. See Note 8 - "Litigation and Claims."

The Company entered into an agreement in August, 1997 terminating the 1992 license relationship with EDI Components. Such agreement provided for an initial issuance of 362,500 shares of the Company's Common Stock to the investors of EDI and additional issuances of up to 516,479 shares if the Company's Common Stock reaches certain "trigger values" in the future. See Note 7 - "Agreements - EDI Components."

In October, 1997, the Company entered into a Technology Transfer Agreement with Wyatt Technology Corporation ("Wyatt"). Such agreement provides the Company with an exclusive worldwide licenses to use and commercially exploit certain intellectual property in an effort to

                                ELECTROPURE, INC.

develop drinking water monitoring technology based on Wyatt's proprietary multi-angle laser light scattering instrumentation and techniques. The agreement provided for the issuance to Wyatt of 2,100,000 shares of the Company's Common Stock, with certain registration rights. See Note 7 - "Agreements - Wyatt Technology Corporation."

Prior to the above License Termination Agreement, the Company's licensee, EDI Components, had initiated sales and marketing operations for the EDI technology and had begun preliminary training of original equipment manufacturers who will be the primary distributors of the Company's product. Since the license was terminated, the Company hired the staff of EDI Components and has begun producing and selling EDI products. The Company has also begun a research program to develop a drinking water monitoring device based upon the technology acquired from Wyatt Technology Corporation in October, 1997. Working capital was raised to carry on both sales and marketing of the EDI product and the research and development of the Wyatt technology through approximately August, 1998, although additional funds may be required earlier. The Company anticipates that it will seek to secure additional operating capital, initially, through private funding sources as an intermediate step to a secondary public offering of the Company's securities. No assurances can be given that the Company can or will obtain sufficient working capital through the sale of the Company's securities or that the sale of products can or will generate sufficient revenues in the future to sustain operations. The Company's ability to continue as a going concern will be reliant upon its ability to do so. The Company believes, however, that the current market interest in its product is strong and will enhance its ability to generate sufficient revenues from the sale of the Company's products and well as the Company's securities in the near future.

DEPRECIATION AND AMORTIZATION

Depreciation is provided for property and equipment over an estimated useful life of five years using the straight-line method. When applicable, leasehold improvements and equipment under capital lease obligations will be amortized using the straight-line method over the lesser of the terms of the respective leases or estimated useful lives. The technology acquired from Wyatt Technology Corporation on October 25, 1997 is amortized on a straight-line method over five years, which is the remaining life of the primary patent covering such technology.

INVENTORY

Inventory, stated at the lower of cost (determined using the first in, first out method) or replacement market, consists of components for EDI water purification modules.

RESEARCH AND DEVELOPMENT

                                ELECTROPURE, INC.

Research and development expenditures are charged to expense as incurred. The Company has not conducted any research and development activities since entering into the license relationship with EDI Components and the financial statements for the fiscal years ended October 31, 1996 and 1997 reflect that fact. However, the Company may in the future conduct research and development activities on its EDI-related technology. Additionally, the Company will reflect research and development expenses pursuant to the research program begun in December, 1997 on the technology acquired from Wyatt Technology Corporation in October, 1997.

RECENT ACCOUNTING PRONOUNCEMENTS

In June, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," ("SFAS 130"). This statement is effective for the Company's fiscal year ending October 31, 1999. The statement establishes presentation and disclosure requirements for reporting comprehensive income. Comprehensive income consists of net income or loss for the current period and other comprehensive income, revenue, expenses, gains, and losses that by pass the income statement and are reported directly in a separate component of equity. Other comprehensive income includes, for example, foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on certain investment securities. SFAS 130 does not apply to an entity that has no items of other comprehensive income in any period presented. The Company plans to adopt the disclosure requirements and report comprehensive income as part of the Statements of Shareholders' Equity (Deficiency) as needed, as required under SFAS 130. Management expects there to be no material impact on the Company's financial position and results of operations as a result of the adoption of this new accounting standard.

In June, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of An Enterprise and Related Information" ("SFAS 131"). SFAS 131 revises the required information regarding the reporting of operating segments. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Although the ultimate impact is unknown, it is the opinion of the Company's management that adoption of this Statement will not have a material effect on financial results in the year of adoption. The Company presently expects to adopt the new Standard for the fiscal year beginning November 1, 1998.

(2)  DUE FROM RELATED PARTIES

The Company has balances remaining due, including interest, on notes receivable from related parties. The balance includes net amounts remaining on a $30,000 loan made to a former shareholder and an $80,000 loan made to a corporation whose significant stockholder was James E. Cruver, a former officer and director of the Company. The Company received partial payments representing principal and/or interest on these loans, however, due to the fact that they are significantly past due and the uncertainty of when or if they will be collected, interest income was not being recognized until received and the balances at October 31, 1996 are offset by an allowance for doubtful accounts.

                                ELECTROPURE, INC.

A total of $23,763 remains due as of October 31, 1997 from former officers and directors, Harry M. O'Hare, Sr. and David C. Kravitz. Such amount is secured by 3,757 shares of the Company's common stock resulting in an unsecured receivable in the amount of $23,115, which has been offset by an allowance for doubtful accounts.

Between August, 1997 (when the license relationship with EDI Components was terminated) and October 31, 1997, the Company sold products for which the Company's former licensee (EDI) mistakenly received some payments. A total of $36,329 remained due from EDI as of October 31, 1997. In January, 1998, the Company received a total of $19,500 in payments from EDI to reduce the outstanding receivable.

(3)  NOTES PAYABLE TO STOCKHOLDERS

        Notes Payable to Stockholders are summarized as follows:

                                                          October 31,
                                                      --------------------
                                                        1996        1997
                                                      --------    --------
          Unsecured note payable to one
            individual, with interest at 10%          $ 15,734    $ 17,307
          Unsecured note payable to one
            entity, with interest at 8%                     --      12,429
                                                      --------    --------
                                                      $ 15,734    $ 29,736

The Company issued a note in the principal sum of $12,000, at 8% annual interest, to the Economic Development Bank for Puerto Rico as part of the May, 1997 agreement to settle a $3 million judgment rendered against the Company. See
Note 8 - "Litigation and Claims." The principal amount of such note was expensed as a cost for lawsuit settlement for the fiscal year ended October 31, 1997. Such note, plus all interest accrued thereon, was satisfied in January, 1998. The balance of notes payable reflected above remains outstanding and, as of October 31, 1997, is past due.

(4)  COMMITMENTS AND CONTINGENCIES

The original cost and accumulated depreciation of assets recorded under capital leases at October 31, 1996 and 1997 is as follows:

                                                          October 31,
                                                      --------------------
                                                        1996        1997
                                                      --------    --------
             Furniture and fixtures                   $    539    $  3,584
          Less accumulated depreciation
                and amortization                            49         172
                                                      --------    --------
                                                      $    490    $  3,412
                                                      --------    --------

COMMITMENTS

                                ELECTROPURE, INC.

The Company has occupied its present office in Laguna Hills, California through a sub-lease arrangement with its former licensee, EDI Components. The Company paid $500 per month, which includes the use of all utilities, equipment and facilities on the premises from June, 1992 through July, 1995. Since, 1995, the Company occupied such premises without payment to EDI Components and accrued a $6,000 imputed lease expense, credited to license fees received, for the fiscal year ended October 31, 1996. Between November 1, 1996 and September 30, 1997, the Company accrued an expense of $500 per month for the sub-lease of the premises and has recorded a $5,500 credit for license fees received from EDI Components during the fiscal year ended October 31, 1997. As of October 1, 1997, the Company assumed the lease obligation on its present facility and paid a monthy lease payment in the sum of $3,892 for the month of October, 1997. Consequently, during the fiscal year ended October 31, 1997, the Company reflected lease payments on the facility which it currently occupies in the sum of $9,392.

In November, 1997, the Company entered into a three-year lease agreement on a 30,201 sq. ft. facility located in Laguna Hills, California to which it intends to relocate beginning in February, 1998. See Note 11 - "Subsequent Events." The Company has committed to monthly lease payments, pursuant to such lease agreement, in the sum of $16,000 and intends to sub-lease approximately 10,000 sq. ft. of such facility in order to defer its monthly lease obligations.

(5) STOCKHOLDERS' DEFICIT

STOCK BASED COMPENSATION PLANS

Under APB 25 no compensation expense has been recorded. The Company adopted the disclosure only option under Statement of Financial Accounting Standards (SFAS) 123 "Accounting for Stock-Based Compensation" as of November 1, 1996. Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its stock options under the fair value method of that Statement. Consistent with the method of SFAS 123, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below:

                                                   October 31,
                                            --------------------------
                                              1996            1997
                                            ---------     ------------
          Net Loss:
            As reported                     $(367,082)    $(1,096,033)
            Pro forma                       $(367,082)    $(1,111,914)
          Loss per share:
            As reported                     $   (0.19)    $     (0.37)
            Pro forma                       $   (0.19)    $     (0.38)

NET LOSS PER SHARE OF COMMON STOCK

                                ELECTROPURE, INC.

Net loss per share of common stock is based on the weighted average number of shares outstanding during each of the respective periods. No effect has been given to common stock equivalents as the effect to loss per share would be anti-dilutive.

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ('SFAS No. 128") in February 1997. The Company is required to implement SFAS No. 128 for interim and annual periods ending after December 15, 1997. SFAS No. 128 prescribes a presentation of basic net income per share, which is calculated utilizing only weighted average common shares outstanding, and a net income per share - assuming dilution. After the effective date, all prior period earnings per share data must be restated to conform with SFAS No. 128. There is no impact expected to net income (loss) per share for the periods ended October 31, 1996 and 1997.

GAIN ON LIABILITIES WRITTEN OFF

During fiscal 1996, the Company settled an account payable to its former lawfirm for the reduced sum of $25,000, which was paid by EDI Components, the Company's licensee and recorded as license fees received. The Company realized a gain in the sum of $113,188 pursuant to such settlement. The Company recognized an additional gain of $11,899 on writing off a 1992 bill for services rendered which was forgiven by the Company's patent counsel during fiscal year 1996 when the Company settled its patent litigation action against Millipore Corporation.

VOTING RIGHTS

Each share of the Company's Class A Common Stock is entitled to one vote per share and the Class B Common Stock of the Company is entitled to eight votes per share. The holder(s) of the outstanding Convertible Preferred Stock of the Company's subsidiary are entitled to one vote per share on the election of the directors of the subsidiary only if the fixed dividends thereon shall be in arrears in an amount equal to three years' dividends or if the accumulated variable dividends exceed $100,000. Notwithstanding such voting privileges, the holder(s) of the Convertible Preferred Stock are entitled to elect and appoint one of the voting directors of such subsidiary so long as any of the aforesaid Convertible Preferred shares remain outstanding.

COMMON STOCK ACTIVITY

FISCAL 1996

In July, 1996, the Company changed its name to "Electropure, Inc." and underwent a one-for-ten reverse stock split. FOR PURPOSES OF THIS REPORT, ALL ISSUANCES OF COMMON STOCK AND WARRANTS TO PURCHASE COMMON STOCK ARE REFLECTED IN POST-REVERSE SPLIT AMOUNTS.

Between November, 1995 and January, 1996, the Company realized net proceeds of $21,886 on the exercise of 13,396 of warrants at prices ranging from $0.50 to $2.00 per share.

                                ELECTROPURE, INC.

In February, 1996, the Company sold 20,000 shares of common stock to two individuals in a private placement offering at $2.00 per share, resulting in net proceeds to the Company in the sum of $40,000. The Company issued an additional 20,000 shares of common stock in February, 1996 in exchange for $24,000 in services rendered. The transaction resulted in an increase in common stock and additional paid in capital and a $24,000 general and administrative expense.

Pursuant to the provisions of the July, 1992 agreements with EDI Components, the Company agreed to exchange shares, at discounts of 25% and 50% to the fair market value, in cancellation of certain loans made to EDI Components. Consequently, between February and March, 1996, the Company issued a total of 404,764 shares of its common stock at prices of $0.60 and $0.90 per share to six
(6) individuals, all of whom are investors in EDI Components, to cancel principal loans made to that entity and interest accrued thereon. The transaction resulted in a $364,287 finance expense to the Company.

FISCAL 1997

In May, 1997, the Company issued 100,000 shares of Common Stock to the Economic Development Bank for Puerto Rico (the "Bank") in settlement of a $3 million judgment rendered against the Company and various current officers and former directors. The settlement also provided for the issuance of 100,000 five-year warrants to purchase Common Stock at $1.00 per share and a $12,000 promissory note to the Bank to cover certain costs and attorneys fees. See Note (8) "Litigation and Claims." The fair market value of similar common stock at the date of the settlement agreement was used as the best indication of the value of the shares issued; accordingly, $46,875 was expensed and added to common stock and additional paid-in capital.

In May, 1997, the Company's Board of Directors authorized the issuance of 20,000 shares of Common Stock and 20,000 ten-year warrants to purchase Common Stock at $1.00 per share as a bonus to an individual who assisted in negotiating the above settlement with the Puerto Rico bank. The fair market value of the Common Stock, aggregating $9,375, has been added to common stock and additional paid-in capital and recorded as an expense.

On June 2, 1997, Anthony Frank exercised his option to convert, at approximately $0.31 per share, the principal and interest accrued on a $500,000 loan made to EDI Component on February, 1996. The conversion resulted in the issuance of 1,717,484 shares of Common Stock, 319,202 of which were sold by Mr. Frank to Floyd Panning, President of EDI Components, at his cost of $100,000, or approximately $0.31 per share. An additional 319,202 of such shares were sold by Mr. Frank to his son, Randall Frank, under identical terms. The fair market value of such shares, totaling $538,055, was expensed and added to common stock and additional paid-in capital for the fiscal year ended October 31, 1997.

In August, 1997, the Company issued 566,409 shares of Common Stock on the conversion of $200,000 in principal, plus $12,404 in accrued interest, on loans made to EDI Components and assumed by the Company under the terms of the License Termination Agreement with that entity. The fair market value of similar Common Stock, aggregating $212,404 or $0.375 per share, was expensed and added to common stock and additional paid-in capital. Mr. Anthony Frank received 418,960 of such shares issued, on the conversion of $150,000 in principal loans, plus $7,110 in accrued interest. He sold, at his cost of $0.375 per share, 100,000 of such shares to his daughter and 50,000 shares each to the Company's Chief Financial Officer, Catherine Patterson, and to Ronald O'Hare, the Company's Manager of Engineering and Product Design.

In August, 1997, the Company sold 30,988 shares of Common Stock, at $0.375 per share, for net proceeds of $11,620. The fair market value of similar Common Stock on the date of issuance was equal to the $0.375 per share purchase price. Consequently, no expense was recorded for this transaction.

As of August, 1997, the Company began a private placement offering of units consisting of 25,000 shares of Common Stock and 12,500 redeemable three-year warrants to purchase Common Stock at $2.00 per share. See Note (5) - "Stockholders' Deficit Warrants." As of October 31, 1997, the Company had issued units representing 500,000 shares of Common Stock and 250,000 warrants for net proceeds of $475,000 and a note in the amount of $25,000. In October, 1997, the Company issued 4,706 shares of Common Stock as a commission related to the sale of two of the above private placement units. The fair market value of the Common Stock was $7,500 and was expensed and added to common stock and additional paid-in capital.

Between August and October, 1997, the Company issued 107,400 shares of Common Stock on the exercise of warrants at $0.50 per share and realized net proceeds in the amount of $28,700 and a note receivable on common stock in the sum of $25,000. The note was issued by the Company's President, Floyd Panning, on the exercise of 50,000 of such warrants. See Note (7) "Agreements -Floyd Panning." Of such 107,400 warrants exercised, 95,400 represented warrants that had been issued to various investors of EDI Components, including 40,000 issued to Floyd Panning, under the terms of the 1992 license agreements. Such warrants were to expire upon termination of the license and were extended, per the August, 1997 termination agreement, until October 1, 1997.
See Note 7 - "Agreements - EDI Components."

On October 25, 1997, the Company issued 2,100,000 shares of its Common Stock to Wyatt Technology Corporation pursuant to acquire exclusive rights to certain proprietary technology. The fair market value of the Common Stock was independently appraised at $447,146. Consequently, the Company reflected an increase in acquired technology, common stock and additional paid-in capital totaling that amount. See Note 7 - "Agreements - Wyatt Technology Corporation."

On various dates through October 31, 1997, the Company has allowed certain individuals, including current and former officers and directors, to purchase shares and to exercise options or warrants held by them in exchange for notes. See Note (5) - "Notes Receivable on Common Stock." The balance of notes receivable on common stock is reflected as a reduction of equity in the accompanying Statement of Stockholders' Equity and is as follows:

                                ELECTROPURE, INC.

                                                             October 31,
                         Number of         Date         ---------------------
       Holder        Shares Exercised    Exercised        1995         1996
  ----------------   ----------------   -----------     ---------   ---------
  Former Officer           6,650          09/07/89       $108,395    $108,395
  Former Officer           1,350          02/02/90          6,075       6,075
  Former Director          2,500          05/01/90          1,250       1,250
  Former Director          5,000          10/06/93          2,500       2,500
  Trust                    2,000          10/11/89          1,250       1,250
  Others                   6,004        Various 1990          842         842
  Others                  10,604        Various 1991       32,454      32,454
  Officer/Director        50,000          08/22/97         25,000      25,000
  Others                  25,000          10/14/97         25,000      25,000
                                                         --------    --------
                                                         $202,766    $202,766
                                                         ========    ========

WARRANTS

On February 23, 1996, the Company and its (now former) licensee, EDI Components, entered into a Convertible Loan agreement with a shareholder in both entities, whereby EDI Components was loaned the sum of $500,000 for a period of two years at 10% interest. As additional consideration for the loan, the Company granted the lender a first security interest in all of the Company's patents and future patents during the term that the loan remains outstanding. As further consideration for the loan, the Company granted the lender 300,000 five-year warrants to purchase common stock at $2.25 per share. The fair market value of the Company's Common Stock was less than the exercise price of the Warrants and no expense was recorded for the issuance. At the time such warrants were granted, the fair market value of similar restricted Common Stock was $0.90 per share and the exercise price of such warrants was chosen in anticipation of the Company effecting a one-for-ten reverse stock split. Consequently, pursuant to the terms of the loan, no adjustment in the number or exercise price of such warrants would be made pursuant to the reverse stock split which was effected on July 25, 1996. Such warrants, however, carry other anti-dilution provisions and may, in the future, be subject to changes in the Company's capital structure. Under the terms of the loan agreement, in June, 1997, the lender converted the principal and interest accrued on such loan into the Company's common stock.
See Note (5) - "Stockholders' Deficit - Common Stock Activity."

In August, 1996, the Company issued 75,000 warrants to purchase common stock at $1.19 per share to three (3) individuals as bonuses in consideration for advisory services rendered to the Company. The difference between the fair market value of the Company's Common Stock and the purchase price of the warrants, aggregating $44,625, was expensed as of the fiscal year ended October 31, 1996.

In May, 1997, the Company issued 100,000 warrants to purchase Common Stock to the Economic Development Bank for Puerto Rico in settlement of a $3 million judgment rendered against the Company and various current and former officers and directors. The warrants are exercisable, at $1.00 per share, until June 13, 2002. Also in May, 1997, the Company's Board of Directors authorized the issuance of 20,000 shares of Common Stock and 20,000 ten-year

                                ELECTROPURE, INC.

warrants to purchase Common Stock at $1.00 per share as a bonus to an individual who assisted in negotiating the above settlement with the Puerto Rico bank. The fair market value of the Company's Common Stock was less than the exercise price of the above warrants and, as a result, no expense was recorded on these warrant issuances.

In August, 1997, pursuant to the terms of an Employment Agreement, the Company granted Floyd Panning 125,000 warrants to purchase Common Stock at $0.28125 per share. Such warrants are exercisable in increments of 25,000 annually commencing with the August 5, 1997 effective date of the agreement. See Note (8) - "Agreements - Floyd Panning." The difference between the fair market value of similar Common Stock on the date of grant and the exercise price of such warrants resulted in an expense of $11,719 on the issuance.

On August 14, 1997, the Board of Directors authorized the granting 10,000 warrants to purchase Common Stock to each Director as annual consideration for service on the Board. Pursuant thereto, 50,000 ten-year warrants were issued to five (5) Directors on August 14, 1997 at an exercise price of $0.375 per share. An additional 10,000 ten-year warrants were issued to Randall Frank, who joined the Board on October 25, 1997, at an exercise price of $0.68 per share. No expense was incurred pursuant to the issuance of these warrants inasmuch as the fair market value of similar Common Stock equaled the exercise price of such warrants on the respective dates of grant.

In October, 1997, the Company issued 10,000 five-year warrants, at an exercise price of $0.68 per share, to an employee as a bonus. Concurrently, the Company issued 25,000 five-year warrants to a second employee exercisable at $0.68 per share over a five-year period; provided, however, the individual remained employed with the Company. The fair market value of similar Common Stock equaled the exercise price of all such warrants.

On October 25, 1997, the Company granted 300,000 warrants to purchased Common Stock to Gregory Quist in conjunction with an employment arrangement which commenced on December 1, 1997. The warrants are exercisable at $0.68 per share in 60,000 annual increments commencing one year after the grant date. Any warrants which remain unexercised at termination of the employment relationship will automatically expire. Otherwise, such warrants are scheduled to expire in October, 2003. No expense was recorded on the issuance of these warrants as the fair market value of similar Common Stock equaled the exercise price of the warrants as of the date of grant.

Between September and October, 1997, the Company issued 250,000 three-year warrants to purchase Common Stock to various subscribers in the Company's August, 1997 private placement offering. The warrants, exercisable at $2.00 per share, are redeemable by the Company at any time the closing bid price of the Company's Common Stock exceeds $4.00 per share for any thirty consecutive business days. The redemption price is $0.05 per warrant.

1987 STOCK OPTION PLAN

                                ELECTROPURE, INC.

The following discussion and table has been reclassified to conform to 1997 presentation to give effect to the Company's one-for-ten reverse stock split in July, 1996.

A total of 50,000 shares of common stock has been reserved for issuance under the Company's 1987 Stock Option Plan (the Plan). The Plan provides for the grant of incentive stock options and nonqualified stock options to officers, directors and key employees of the Company and is administered by the Board of Directors or a committee appointed by the Board (the Administrator).

The exercise price of each incentive stock option must be at least 100% of the fair market value per share of the Company's common stock as determined by the Administrator on the date of grant. An incentive stock option may be exercisable for a period not in excess of ten years after the date of the grant. The exercise price of incentive stock options granted to stockholders possessing more than 10% of the total combined voting power of all classes of stock of the Company must be no less than 110% of the fair market value on the date of the grant. The option may be exercisable for a period not in excess of five years after the date of grant. In the case of nonqualified stock options, the same criteria exist, except that the exercise price must be no less than 85% of the fair market value per share of the Company's common stock on the date of the grant. During September 1989, the Board of Directors approved a change of exercise price for certain key employees and consultants to the Company. As a result, 11,000 qualified and 2,500 non-qualified options were reduced from the original exercise prices to $.50 per share resulting in additional expense as indicated below.

         The following activity has occurred under the Company's 1987 stock option plan:

                                ELECTROPURE, INC.

                                                                 EXERCISE PRICE
QUALIFIED STOCK OPTIONS                           SHARES            PER SHARE           EXTENSION
-----------------------------------              -------         ---------------        ---------
Granted Fiscal year end 1987                       4,000            $ 13.80              $ 55,200
                                                 -------                                 --------
Balance at October 31, 1987                        4,000              13.80                55,200
Granted                                           23,050         13.80 - 16.30            375,715
Exercised                                            (50)             13.80                  (690)
Cancelled                                         (1,000)             13.80               (13,800)
                                                 -------                                 --------
Balance at October 31, 1988                       26,000         13.80 - 16.30            416,425
Exercised                                         (8,850)        13.80 - 16.30           (119,430)
Cancelled                                         (1,250)        13.80 - 16.30            (19,815)
Exercise price reduction                              --               --                (169,110)
                                                 -------                                 --------
Balance at October 31, 1989                       15,900          .50 - 16.30             108,070
Granted                                              700             10.30                  7,210
Exercised                                         (5,000)             0.50                 (2,500)
                                                 -------                                 --------

Balance at October 31, 1990                       11,600          .50 - 16.30             112,780
Exercised                                         (4,000)            0.50                 (2,000)
                                                 -------                                 --------
Balance at October 31, 1991                        7,600          .50 - 16.30             110,780
Cancelled                                         (7,100)        10.30 - 16.30           (110,530)
                                                 -------                                 --------
Balance at October 31, 1992 - 1997                   500             $0.50               $    250
                                                 =======                                 ========

NONQUALIFIED STOCK OPTIONS

Granted fiscal year end 1987                       4,500             $11.70              $ 52,650
                                                 -------                                 --------
Balance at October 31, 1987                        4,500              11.70                52,650
Granted                                            1,500          7.00 - 13.90             15,675
Exercised                                         (1,000)             11.70               (11,700)
                                                 -------                                 --------
Balance at October 31, 1988                        5,000          7.00 - 13.90             56,625
Exercise price reduction                              --               --                 (39,200)
                                                 -------                                 --------
Balance at October 31, 1989                        5,000          .50 - 13.90              17,425
Granted                                            3,500          8.80 - 9.00              31,300
Exercised                                         (1,385)             0.50                   (693)
                                                 -------                                 --------
Balance at October 31, 1990                        7,115          .50 - 13.90              48,033
Granted                                           14,700          3.70 - 6.10              73,430
Exercised                                        (15,700)          .50 - 6.10             (73,930)
                                                 -------                                 --------
Balance at October 31, 1991                        6,115          .50 - 13.90              47,533
Cancelled                                         (5,000)         7.00 - 13.90            (46,945)
                                                 -------                                 --------
Balance at October 31, 1992 - 1996                 1,115              0.50                    588
Cancelled                                           (500)             0.50                   (250)
                                                 -------                                 --------
Balance at October 31, 1997                          615             $0.50               $    338
                                                 =======                                 ========

                               ELECTROPURE, INC.
                    Notes to Financial Statements, Continued


Incentive stock options are not exercisable for one year from the date of grant, but are exercisable in four equal annual installments thereafter. Generally, nonqualified stock options are exercisable in four equal annual installments commencing on the date of grant.

Between 1987 and October 31, 1990, the Company granted a combined total of 48,885 qualified and nonqualified options at prices ranging from $0.50 and $16.30 per share. At October 31, 1997, options to purchase 3,475 and 6,315 shares of common stock under qualified and nonqualified agreements, respectively, remain exercisable.

NOTES RECEIVABLE ON COMMON STOCK

As of October 31, 1997, the Company was due $202,766 from various individuals, including current and former employees, officers and directors, on the purchase of shares and upon the exercise of options and warrants at prices ranging from $0.50 to $16.30 per share. Of such amount, $25,000 is due from the Company's current President, Floyd Panning, on the exercise of 50,000 warrants at $0.50 per share. Payment is due from Mr. Panning either from the proceeds of the sale of such shares or at such time as the Company has paid him amounts accrued as deferred wages while employed by EDI Components. See Note (8) "Agreements - Floyd Panning." An additional $25,000 is due from one individual who purchased 25,000 shares in the Company's August, 1997 private placement offering and is expected to be received in February, 1998. The balance of notes receivable on Common Stock is due from the remaining individuals from the proceeds of any sale of the shares in question.

ISSUANCE OF REDEEMABLE CONVERTIBLE PREFERRED STOCK

On March 31, 1987, the Company issued 1-1/4 shares of redeemable convertible preferred stock for every share of stock held by the common stockholders and Class B common stockholders. As of July 28, 1988, as a result of progress made on the completion of the Company's initial product, the Company issued a bonus of 107,848 shares of the Redeemable Convertible Preferred Stock to the majority stockholder. Accordingly, the estimated fair value of the stock, $1,078, was expensed as compensation.

The Company did not achieve certain after-tax earning and/or market prices and as of January 31, 1991, the redeemable Convertible Preferred Stock became redeemable by the Company for $0.01 per share as soon as the Company has the funds legally available to do so.

The Convertible Preferred Stock is not assignable or transferable (except upon death or upon approval of a majority of the members of the Board of Directors not holding shares of Convertible Preferred Stock.

                               ELECTROPURE, INC.
                    Notes to Financial Statements, Continued


ISSUANCE OF CUMULATIVE CONVERTIBLE PREFERRED STOCK OF SUBSIDIARY

In January, 1990, the Company's subsidiary, HOH International, Inc. (now bankrupt), issued 1,000 shares of $1,000 assigned par value redeemable cumulative convertible preferred stock to the Economic Development Bank for Puerto Rico for $1,000,000. The preferred stock had cumulative fixed dividends at the rate of 15% of par value per annum and a variable cumulative dividend equal to 10% of the subsidiary's net income. The redeemable cumulative convertible preferred stock, net of unamortized issuance costs of $44,501, was reflected in a manner similar to a minority interest in the Company's consolidated financial statements until the subsidiary was adjudicated bankrupt in November, 1993. The cumulative fixed dividends, although not declared, had also been included in the Company's consolidated financial statements as an increase to the redeemable cumulative convertible preferred stock in a manner similar to treatment under APB Opinion No. 18. Upon adjudication of the subsidiary as bankrupt in November, 1993, the redeemable cumulative convertible preferred stock and all dividends accrued thereon, totaling approximately $1,554,000, was discharged.

(6)  ROYALTIES

Royalty interests in the Company's product have been sold to approximately 80 individuals in consideration for loans made in earlier years to the Company. The total royalties granted for certain Electropure ("EDI") water purification units commence at $51.50. As a specified number of units are sold, they decrease to a minimum of $42.50 for every unit sold, leased or placed in service by the Company or its sublicensees until the expiration of all patents and improvement patents covering the unit. The patents expire through August 14, 2001. The royalties decrease as follows:

                   NUMBER OF UNITS SOLD         ROYALTY PER UNIT
                   --------------------         ----------------
                         0 - 4,000                  $51.50
                       4,001 - 8,000                 49.50
                      8,001 - 60,000                 47.50
                      60,001 - 81,600                46.50
                     81,601 - 120,000                44.50
                     120,001 - 240,000               43.50
                        Thereafter                   42.50

 (7)  AGREEMENTS

EDI COMPONENTS

Effective August 5, 1997, the Company entered into a License Termination Agreement with EDI Components ("EDI Components") terminating the July, 1992 agreements which granted EDI Components a security interest in and exclusive manufacturing and marketing rights to the Company's patented water purification technology. Pursuant to the termination agreement, 362,500 shares of the Company's Common Stock, with an agreed value by the parties of $2.00 per share, were issued to the investors of EDI Components in amounts commensurate with their

                               ELECTROPURE, INC.
                    Notes to Financial Statements, Continued



capital investment in such entity. The Company has agreed to issue Additional Shares upon the Common Stock of the Company first having a per share value for thirty consecutive trading days equal to or in excess each of $3.00, $4.00 and $5.50 per share (each a "Trigger Value"). The aggregate value of such Additional Shares shall equal $675,006, $675,012 and $674,982, respectively, for a total additional value of $2,025,000. If all of the Additional Shares are issued pursuant to the License Termination Agreement, the investors of EDI Components will have received a total of 787,979 shares of the Company's Common Stock, with an aggregate value equal to $2,750,000. The fair market value(1) of the Company's restricted Common Stock was $0.375 per share on August 14, 1997, the date on which the 362,500 shares were issued to the investors of EDI Components. Consequently, as a result of such issuance, the Company has reflected a finance charge in the sum of $135,938 on its financial statements for the fiscal year ended October 31, 1997.

In connection with the License Termination Agreement, the Company issued an additional 566,409 shares of Common Stock, at $0.375 per share, upon conversion of $200,000 in indebtedness, plus $12,404 in related interest, on notes payable assumed by the Company from EDI Components. An additional $10,000 principal loan, plus $1,620 in accrued interest, was assumed by the Company and was paid in September, 1997 with the proceeds realized from the sale of an additional 30,983 shares of Common Stock at $0.375 per share.

The License Termination Agreement provided for an extension, until October 1, 1997, on 95,400 warrants to purchase common stock granted to various investors of EDI Components pursuant to the July, 1992 license agreement. As of October 1, 1997, all of such warrants were exercised at $0.50 per share, including 44,000 warrants which had been assigned to William Farnam, a Director of the Company, and 40,000 warrants held by Floyd Panning, president of EDI. Mr. Panning also exercised 10,000 warrants to purchase common stock previously issued to him in February, 1993 at $0.50 per share as a bonus for services rendered. See Note 7 "Agreements - Floyd Panning."

FLOYD PANNING

On August 14, 1997, the Company entered into a five-year Employment Agreement (effective August 5, 1997) with Floyd Panning whereby he became the Company's President and Chief Executive Officer. Mr. Panning has the unilateral option to extend such employment for a period of two (2) years. The Agreement provides Mr. Panning with five weeks' vacation, the use of a Company car and cellular telephone and participation in any benefit programs offered by the Company (none at this time). Pursuant to the terms of the Employment Agreement, Mr. Panning was granted 125,000 warrants to purchase Common Stock at $0.28125 per share. Such warrants

----------
(1) The Company has consistently determined the Fair Market Value of its publicly-traded common stock as the mean of the bid and ask prices of such common stock on the date of issuance. In the case of restricted common stock issued by the Company, unless otherwise noted, the Company applies a 25% discount to such Fair Market Value. On August 14, 1997, the bid and ask prices of the Company's common stock were $0.3125 and $0.6875, respectively.

                               ELECTROPURE, INC.
                    Notes to Financial Statements, Continued


are exercisable in increments of 25,000 annually commencing with the date of the agreement. The Employment Agreement also provides for the following:

      (a) A base monthly salary of $6,500 increasing to $8,000 per month once the Company has realized a minimum of $1 million in financing. Each year thereafter, the base salary shall automatically increase by an amount equal to five (5%) percent.

      (b) Upon realizing the above minimum financing, the Company has agreed to reimburse Mr. Panning for certain wages deferred while he was employed at EDI Components (a total of $63,700 was deferred). A $25,000 promissory note issued by Mr. Panning, in consideration for his exercise of 50,000 warrants to purchase Common Stock at $0.50 per share, will be satisfied (including accrued interest) with such deferred wages, net of normal federal, state and local income and payroll taxes. Mr. Panning agreed to waive any remaining balance of deferred wages after payment of such promissory note.

      (c) Mr. Panning has the right to nominate, subject to shareholder approval, one person to the Company's Board of Directors during the term of his employment. In the meantime, Mr. Panning has been named to the Company's Board of Directors as his nominee.

      (d) Mr. Panning may, without cause, terminate his employment and retain the right to the following percentage of his base monthly salary:

                      YEAR OF                     PERCENT
                    TERMINATION                  OF SALARY
                    -----------                  ---------
                         1                          60%
                         2                          70%
                         3                          80%
                         4                          90%
                         5                         100%
                         6                           0%
                         7                           0%

      (e) Any termination of employment by the Company shall immediately vest all 125,000 warrants granted to Mr. Panning under the employment agreement. In addition, termination by the Company of Mr. Panning's employment without cause, shall automatically accelerate the issuance of Additional Shares due EDI's investors under the License Termination Agreement at the then fair market value; provided, however, Mr. Panning's successor has not been approved by simple majority vote of such EDI Components' investors (excluding Mr. Panning).

WYATT TECHNOLOGY CORPORATION

                               ELECTROPURE, INC.
                    Notes to Financial Statements, Continued


On October 25, 1997, the Company issued 2,100,000 shares of its Common Stock to Wyatt Technology Corporation ("Wyatt") as consideration for the transfer by Wyatt of an exclusive worldwide license to certain intellectual property related to drinking water monitoring technology. The agreement encompasses exclusive patent rights, software, technical support, manufacturing services and other know-how based on Wyatt's proprietary multi-angle laser light scattering instrumentation and techniques to detect and monitor the presence of toxicants (mutagens, carcinogens, and metabolic toxins) in fluid. The Company has agreed to register 630,000 of the shares issued to Wyatt to the end that a sufficient number of shares may be sold by Wyatt to pay federal and state income taxes on the transaction. Any shares not required to be sold for this purpose will remain restricted and must be held by Wyatt for a period of two years from the transaction date.

The value of the 2,100,000 shares issued to Wyatt are reflected in the Company's financial statements for the fiscal year ended October 31, 1997 as a $447,146 increase in acquired technology, less $1,470 in amortization, which will be conducted over a five-year period - the remaining life of the primary patent covering the technology. The valuation, which was established through an independent appraisal, utilized a weighted average calculation using the last trade prior to and subsequent to the transaction date (October 25, 1997, a Saturday), resulting in a $1.175 value per share . A 28% discount to such value was then applied to 115,000 of the shares - the estimated number of shares which must be sold by Wyatt to pay income taxes on the transaction. An 85% discount was applied to the balance of the shares issued (1,985,000), which must be held for two years from the date of the transaction. In summary, the appraisal concluded that the 115,000 and 1,985,000 shares were worth $97,290 and $349,856, respectively, for a total value of $447,146.

Pursuant to the transfer agreement, the Company will focus its initial research efforts on applying the Wyatt technology in developing the instrumentation and software to detect, in near "real-time," particulate materials (parasites and other organisms such as bacteria, viruses, spores, etc.) in drinking water. The primary target will be for the identification and measurement of Cryptosporidium and Giardia cysts in municipal drinking water supplies. Under the agreement, Wyatt will provide technical support as well as various laboratory equipment and supplies required for this research phase which is anticipated to run approximately five (5) months. A market feasibility study will be conducted concurrently.

For a period of three years from the date of the transfer agreement, Wyatt will manufacture and sell to the Company (at a price to be agreed upon) the components required for any product developed by Electropure utilizing the transferred technology. Thereafter, the Company may, at its option, manufacture all such components (except an optical component to which Wyatt will retain all rights), purchase them from others, or continue to purchase said components from Wyatt under terms to be agreed upon. Pricing of the component parts, as well as the optical product proprietary to Wyatt, will be dependent upon their design and features and can only be determined if the research and development phase discussed above has been successfully concluded.

                               ELECTROPURE, INC.
                    Notes to Financial Statements, Continued


As a result of the issuance of the 2,100,000 shares in the above transaction, Wyatt Technology Corporation owns 22.1% of the common stock of the Company, with 16.4% of the voting control as of January 30, 1998.

GLEGG WATER CONDITIONING, INC.

On July 2, 1994, the Company and its licensee, EDI Components, granted a non-exclusive worldwide license to Glegg Water Conditioning, Inc., ("Glegg") of Guelph, Ontario, Canada to use and commercially exploit the EDI technology covered in the Company's U.S. and foreign patent numbers 4,465,573 and 0.078,842, respectively, together with any improvements thereon. The license is for an initial term of ten (10) years, with mutually agreed upon five (5) year extensions. Pursuant to the agreement, Glegg has paid EDI Components the non-refundable sum of $50,000. The agreement also provided that Glegg will pay EDI Components a continuing royalty on the net sales price of all licensed products sold by Glegg as follows:

Five (5) percent of the Net Sales Price of all Licensed Products having a total system design flow rate for such apparatus in an amount greater than or equal to one hundred (100) gallons per minute; and

Ten (10) percent of the Net Sales Price of all Licensed Products having a total system design flow rate for such apparatus in an amount less than one hundred
(100) gallons per minute.

In May, 1997, the parties entered into an Amended and Restated Technology License Agreement whereby Glegg received a paid-up license to the EDI technology in exchange for payment to EDI Components in the sum of $125,000.

POLYMETRICS

On May 3, 1995, the Company and EDI Components granted a non-exclusive EDI license to Polymetrics, a San Jose, California based supplier of high purity and ultrapure water treatment systems and services. The license, for which Polymetrics paid EDI Components the sum of $200,000, provides for a royalty structure similar to the 1994 Glegg agreement.

(8)  LITIGATION AND CLAIMS

In December, 1993, a default judgment was rendered against the Company in an action brought in the Los Angeles County Municipal Court. The lawsuit seeks to recover $30,745 in accrued credit card charges, including interest and attorneys fees, which is reflected in accrued accounts payable. The Company paid $250 during fiscal year 1994 on this judgment, however, no further arrangements have been made to satisfy this obligation.

                               ELECTROPURE, INC.
                    Notes to Financial Statements, Continued


In addition to the above legal proceedings, the Company is a party to one other claim seeking $13,007 and alleging, among other items, breach of contract and failure to pay for services rendered. In the opinion of management, the Company's financial statements include adequate provision for these claims, including interest and reasonable attorneys fees and costs; however, no assurances can be given as to the ultimate outcome of these claims and accordingly, the effects, if any, cannot be reasonably estimated at this time.

In April, 1996, the Company and its licensee settled the 1993 lawsuit brought against Millipore and its licensee, US Filter/Ionpure Technologies, for infringement of the Company's EDI patent. While the terms of the settlement are confidential, Millipore and US Filter/Ionpure agreed to the entry of a consent judgment of patent validity which has been entered by the U. S. District Court for the Central District (Los Angeles) of California. The settlement also included the grant of a license to utilize the Company's EDI technology to Millipore.

In March, 1996, the Company and its licensee filed a lawsuit for declaratory judgment to invalidate and hold unenforceable two patents held by Millipore Corporation relating to electrodeionization technology. The lawsuit was filed in the United States Central District Court in Los Angeles and alleged that the two patents covering Millipore's CDI products were each obtained by fraud on the U.S. Patent Office in that Millipore "misrepresented material facts to the U.S. Patent and Trademark Office which, if known, would not have resulted in their issuance [U.S. Patent No. 4,632,745, issued on December 30, 1986, and U.S. Patent No. 4,925,541, issued on May 15, 1990]. The Court had been requested to determine whether Millipore's conduct posed a reasonable apprehension on the part of the Company and its customers of threatened patent infringement. In July, 1996, Judge John Davies ruled that there was no threat of patent infringement and, accordingly, dismissed the lawsuit between the parties.

In June, 1996, the Company negotiated an arrangement with its former lawfirm to pay $25,000 over a four month period, beginning July 1, 1996, to settle over $125,000 in accounts payable for past services rendered. The Company's licensee made the $25,000 in payments required under the arrangement (reflected as license fees received by the Company) and, as a result, the Company realized a gain of $101,289 on settlement of the debt.

In May, 1997, the Company and its licensee negotiated a settlement of a $3 million default judgment rendered in June, 1996 against the Company and various current and former officers and directors. The lawsuit was brought in February, 1993 by the Economic Development Bank for Puerto Rico, the preferred shareholder in the Company's Puerto Rico subsidiary, alleging fraud and misconduct which ultimately led to its dissolution and subsequent bankruptcy in November, 1993. The settlement, which was ratified by the Bank's Board of Directors in June, 1997, provided for the issuance to the Bank of 100,000 shares of the Company's Common Stock and 100,000 five-year warrants to purchase Common Stock at $1.00 per share. In addition, the Company and its former licensee, EDI Components issued a $12,000 promissory note to the Bank to cover certain costs and attorneys fees. Such note, plus interest, was paid in full by the Company in January, 1998. The settlement was also conditioned upon termination of the license

                               ELECTROPURE, INC.
                    Notes to Financial Statements, Continued


agreement between the Company and EDI Components and conveyance of all assets back to the Company, which was accomplished in August, 1997.

(9) SECURITIES LAWS

The Company has, since incorporation, raised a substantial amount of private capital, which is now represented by common stock, notes and royalty interests in the water purification unit. Some of these transactions, or portions thereof, occurred under circumstances in which they may have been subject to state and Federal securities laws requiring prior authorization, approval or review.

On February 11, 1987, the California Department of Corporations issued a Desist and Refrain Order ordering the Company and its majority stockholder to cease violating the qualification provisions of the California Corporate Securities Law of 1968, as amended. In the opinion of management and its legal counsel, the Desist and Refrain Order will not have an adverse effect on the financial position or results of operations of the Company.

Additionally, the Commissioner or Corporations of the State of California has placed the following restrictions on most of the shares of stock held by the majority shareholder:

o    Such shares will not participate in dividends other than stock dividends

o Such shares will not participate in any distribution of assets in the event of liquidation

o Such shares may not be transferred without prior written consent of the Commissioner, except for transfer pursuant to order or process of any court.

The issuance of an order lifting such conditions is at the sole discretion of the Commissioner.

(10) INCOME TAXES

The Company accounts for income taxes under Statement of Financial Accounting Standards (SFAS) 109, "Accounting for Income Taxes," which provides that a valuation allowance should be recognized to reduce the deferred tax asset to the amount that is more likely than not to be realized. The Company's deferred tax assets, arising principally from net operating loss carryforwards, will be partially offset by deferred tax liabilities in accordance with guidelines established under SFAS No. 109. Implementation of the Standard had no material effect on the Company's financial statements for the fiscal years ended October 31, 1996 and 1997. The Company will periodically review and adjust the valuation allowance as needed.

Since inception, each year, the Company incurred operating losses that are carried forward to the fiscal year ended October 31, 1996. The Tax Reform Act of 1986 limits the Company's ability to utilize net operating losses carried forward when ownership changes in excess of 50% occur. The Company's public offering, effective June 25, 1987, resulted in a 50.2% ownership change. Thus,

                               ELECTROPURE, INC.
                    Notes to Financial Statements, Continued


the loss generated between 1979 and June 25, 1987 that can be used to offset the Company's taxable income will be limited to $522,000 per year. The net operating loss is carried forward for 15 years. If the net operating loss is not utilized to offset future taxable income, the loss will expire as follows:

                                         Net operating loss carryforwards
                                           Federal tax purposes           State
   Year                          Year        Full          Annual          tax
generated                      expiring      loss          limit *       purposes
---------                      --------   ----------     ----------     ----------
  10/82                          1997         78,000         13,885           --
  10/83                          1998        269,000         47,920           --
  10/84                          1999        616,000        109,620           --
  10/85                          2000        514,000         91,507           --
  10/86                          2001        550,000         97,927           --
<06/25/87                        2002        716,000        127,472           --
                                          ----------     ----------
                 Total Loss:               2,743,000        488,331           --

>06/25/87                        2002        352,000        352,000           --
  10/88                          2003        956,000        956,000         22,000
  10/89                          2004      1,015,000      1,015,000         46,000
  10/90                          2005      1,215,000      1,215,000         19,000
  10/91                          2006      1,859,000      1,859,000      1,252,000
  10/92                          2007      1,490,000      1,490,000        735,000
  10/93                          2008          6,000          6,000          6,000
  10/94                          2009      1,435,000      1,435,000        717,000
  10/95                          2010      1,304,000      1,304,000        652,000
  10/96                          2011        357,000        915,000        403,000
  10/97                          2012      1,096,000      1,096,000        548,000
                                          ----------     ----------     ----------

                 Total Loss:              13,771,000     12,131,000      4,400,000
                                          ==========     ==========      =========

The differences between the loss carryforwards for financial reporting and income tax purposes result primarily from the capitalization of start-up costs for Federal income tax purposes, the capitalization of research and development and start-up costs for state income tax purposes, and certain limitations on the carryforward of net operating losses for California state tax purposes. The Company began shipping products in August, 1990. Therefore, capitalization of start-up costs were discontinued at that time and amortization of total capitalized costs of $7,218,000 for federal and $5,967,000 for state were amortized over 60 months beginning in August, 1990.

Additionally, in connection with the Company's conversion of debt to equity, the Company elected Section 108(e)(10) of the Internal Revenue Code, which states that for purposes of determining income from discharge of indebtedness where the debtor is legally insolvent, the indebtedness is treated as being satisfied with an amount equal to the indebtedness, and therefore, no gain is recognized for income tax purposes. However, the net operating loss carryforward for the fiscal year ending October 31, 1996 reflects a $357,000 and $254,000 reduction for federal and state tax purposes, respectively, to account for the amount of gain not recognized for income tax purposes. The treatment is similar for California state income tax purposes. However, an extraordinary gain is recognized for financial reporting purposes which results in a permanent difference between income for tax purposes and for financial reporting purposes.

----------
*  Annual limit due to ownership change on June 25, 1987.

                               ELECTROPURE, INC.
                    Notes to Financial Statements, Continued


(11) SUBSEQUENT EVENTS (UNAUDITED)

In November, 1997, the Company entered into a three-year lease agreement on a 30,201 sq. ft. facility located in Laguna Hills, California to which it intends to relocate beginning in February, 1998. The Company has committed, pursuant to the lease agreement, to monthly lease payments through January, 2001 in the sum of $16,000. The Company has an option to extend the lease for two (2) three-year terms at pre-negotiated lease rates. The Company intends to sub-lease approximately 10,000 sq. ft. of such facility in order to defer its monthly lease obligations. Also, in connection with such lease, the Company issued 60,000 shares of its Common Stock in exchange for an option to purchase such building at any time prior to January 31, 2001 for the pre-negotiated purchase price of $2,300,000, or $2,300,000 plus the cumulative change in the Consumer Price Index (from month one to the date of exercise) if the option is exercised after August, 1999. If the Company elects to exercise the option to purchase, the owners of the building have eighteen (18) months from the date notice is given to transfer title to consummate the sale to the Company.

On January 26, 1998 and February 4, 1998, the Company received two loans, each in the sum of $200,000, from Anthony M. Frank. The $400,000 total proceeds of such loans have been reserved by the Company for the possible acquisition of rights to certain proprietary membrane technology from a privately-held Pennsylvania company. On January 29, 1998, Mr. Frank converted the first loan in the sum of $200,000 into 206,186 shares of the Company's Common Stock at a 27.5% discount to fair market value, resulting in a $6,907 expense. The remaining $200,000 loan is due to be repaid, with 10% interest payable annually, on or before February 4, 2000, unless Mr. Frank elects to convert such loan and/or interest accrued thereon. Mr. Frank has the right to convert such loan into Common Stock at a 25% discount to the fair market value, utilizing a 30-day average of the bid and asked prices of such Common Stock prior to the conversion date.

                     UNAUDITED INTERIM FINANCIAL STATEMENTS

The accompanying interim condensed Financial Statements are unaudited and have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. These statements should be read in connection with the Financial Statements for the two years ended October 31, 1997, and the notes thereto included in this Prospectus. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulation.

In the opinion of managements, the accompanying unaudited interim condensed Financial Statements contain all adjustments (consisting of normal recurring accruals and prior period adjustments) necessary to present fairly the Company's financial position as of January 31, 1998, and the results of its operations and its cash flows for the three months ended January 31, 1997 and 1998. The results of operations for the three-month period ended January 31, 1998 are not necessarily indicative of the results to be expected for the full year.

                                ELECTROPURE, INC.

                                 BALANCE SHEETS

                                                      October 31,    January 31,
                         Assets                           1997           1998
                                                       ---------      ---------
                                                                     (Unaudited)
Current assets:

  Cash                                                 $ 367,680      $ 360,421

  Receivables:
    Trade accounts                                        14,988         77,079
    Due from related parties                             115,227         78,898
    Allowance for doubtful receivables                   (85,528)       (85,528)
                                                       ---------      ---------
                                                          44,687         70,449

Inventory:
   Raw materials                                           7,498         12,857

  Other current assets                                    26,001         69,141
                                                       ---------      ---------
                  Total Current Assets                   445,865        512,868
                                                       ---------      ---------

  Propery and equipment, at cost:
    Office equipment                                       3,584         15,950
    Leasehold improvements                                  --            2,457
                                                       ---------      ---------
                                                           3,584         18,407

    Less accumulated depreciation and amortization           172            687
                                                       ---------      ---------
                                                           3,412         17,720

Acquired technology, net                                 445,676        423,319
                                                       ---------      ---------
                      Total Assets                     $ 894,953      $ 953,907
                                                       =========      =========

See accompanying notes to financial statements.

                                ELECTROPURE, INC.

                                 BALANCE SHEETS

                                                                    October 31,       January 31,
          Liabilities and Stockholders' Equity                          1997             1998
                                                                    ------------      ------------
                                                                                       (Unaudited)
Current liabilities:
  Notes payable to stockholders                                     $     29,736      $     17,740
  Accounts payable                                                        37,843            36,743
  Accrued liabilities                                                     23,960             8,386
  Allowance for loss on lawsuit settlements                               23,331            23,331
                                                                    ------------      ------------
                               Total Current Liabilities                 114,870            86,200

Litigation, claims, commitments and contingencies


Redeemable convertible preferred stock, $.01 assigned par
  value.  Authorized 2,600,000 shares; issued and outstanding
  2,600,000 shares in 1997 and 1998                                       26,000            26,000

Stockholders' equity:
  Common stock, $.01 assigned par value.  Authorized 20,000,000 shares;  7,774,293 shares issued and 7,734,293 shares
    outstanding in 1997;  8,040,479 shares issued and 8,000,479
    shares outstanding in 1998                                            77,343            80,005
  Class B common stock, $.01 assigned par value.  Authorized
    83,983 shares; issued and outstanding 83,983 shares in
    1997 and 1998                                                            840               840
  Additional paid-in capital                                          18,075,947        18,370,502
  Accumulated deficit                                                (17,197,281)      (17,431,874)
  Notes receivable on common stock                                      (202,766)         (177,766)
                                                                    ------------      ------------
                                                                         754,083           841,707
                                                                    ------------      ------------
Total Liabilities and Stockholders' Equity                          $    894,953      $    953,907
                                                                    ============      ============

See accompanying notes to financial statements.

                               ELECTROPURE, INC.

                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)


                                                    Three months ended
                                                        January 31,
                                                   1997              1998
                                                -----------      -----------
License fees received                           $    20,300      $      --
Sales                                                  --            125,257
                                                -----------      -----------
                                                     20,300          125,257
Cost of goods sold                                     --             69,055
                                                -----------      -----------
Gross margin                                         20,300           56,202

Costs and expenses:
  Research and development                             --             43,902
  Sales and marketing                                  --             35,172
  General and administrative                         24,174          113,890
                                                -----------      -----------
                                                     24,174          192,964
                                                -----------      -----------
Loss from operations                                 (3,874)        (136,762)
                                                -----------      -----------
Other income and (expense):
  Interest expense                                     (393)            (615)
  Financing costs                                      --            (97,217)
                                                -----------      -----------
                                                       (393)         (97,832)
                                                -----------      -----------
                      Net income (loss)         $    (4,267)     $  (234,594)
                                                ===========      ===========

Net income (loss) per share of common stock     $      --        $     (0.05)
                                                ===========      ===========

Weighted average common shares outstanding        1,926,868        4,358,663
                                                ===========      ===========


See accompanying notes to financial statements.

                                ELECTROPURE, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (UNAUDITED)

                                                           Common Stock                         Class B Common Stock
                                         --------------------------------------------    --------------------------------
                                                                    Amount                                    Amount
                                            Number       ----------------------------        Number       -----------------
                                              of              Per                             of          Per
                                            shares           share           Total          shares       share       Total
                                         ------------    ------------    ------------    ------------    -------- ---------
Balance at October 31, 1997                 7,734,293       $ --         $  77,343          83,983       $ --     $     840

Payment on receivable on common stock            --           --              --              --           --            --

Issuance of common stock for option
  on building purchase                         60,000         --               600            --           --            --

Issuance of common stock for
  conversion of debt                          206,186         --             2,062            --           --            --

Net Loss                                         --           --              --              --           --            --
                                            ---------       ----         ---------       ---------       ----     ---------
Balance at January 31, 1998                 8,000,479         --            80,005          83,983         --           840
                                            =========       ====         =========       =========       ====     =========




                                                                  Notes
                                             Additional         receivable                                 Net
                                               paid-in           on common         Accumulated        stockholders'
                                               capital            stock              deficit              equity
                                            ------------       ------------        ------------        ------------
Balance at October 31, 1997                 $ 18,075,947       $   (202,766)       $(17,197,281)       $    754,083

Payment on receivable on common stock               --               25,000                --                25,000

Issuance of common stock for option
  on building purchase                            89,400               --                  --                90,000

Issuance of common stock for
  conversion of debt                             205,155               --                  --               207,217

Net Loss                                            --                 --              (234,594)           (234,594)
                                            ------------       ------------        ------------        ------------
Balance at January 31, 1998                   18,370,502           (177,766)        (17,431,874)            841,707
                                            ============       ============        ============        ============

See accompanying notes to financial statements.

                                ELECTROPURE, INC.

                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                              Three months ended
                                                                                 January 31,
                                                                              1997             1998
                                                                         ---------        ---------
Cash flows from operating activities:
  Net loss                                                               $  (4,267)       $(234,594)
                                                                         ---------        ---------
Adjustments to reconcile net loss to net cash
  used in operating activities:
    Depreciation and amortization                                               27           22,872
    Financing costs related to issuance of common stock                       --             97,217
    Change in assets and liabilities, net of noncash transactions:
      Decrease (increase) in receivables                                       236          (25,762)
      Decrease (increase) in inventory                                        --             (5,359)
      Decrease (increase) in other assets                                     --            (57,964)
      Increase (decrease) in notes payable                                    --            (12,429)
      Increase (decrease) in accounts payable and accrued expenses           3,391          (16,856)
      Increase in interest payable, net                                        393              615
                                                                         ---------        ---------
                              Total adjustments                              4,047            2,335
                                                                         ---------        ---------
                    Net cash used in operating activities                     (220)        (232,260)

Cash flows from investing activities: None

Cash flows from financing activities:
  Proceeds from issuance of common stock                                      --            200,000
  Proceeds from collection of receivables on common stock                     --             25,000
                                                                         ---------        ---------
                  Net cash provided by financing activities                   --            225,000
                                                                         ---------        ---------
                            Net (decrease) in cash                            (220)          (7,260)

                         Cash at beginning of period                           674          367,680
                                                                         ---------        ---------
                            Cash at end of period                        $     454        $ 360,421
                                                                         =========        =========


See accompanying notes to financial statements.

(1) INTERIM FINANCIAL STATEMENTS

The accompanying unaudited condensed financial statements include all adjustments which management believes are necessary for a fair presentation of the results of operations for the periods presented, except those which may be required to adjust assets and liabilities to the net realizable value should the Company not be able to continue operations. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that the accompanying condensed financial statements be read in conjunction with the Company's audited financial statements and footnotes as of and for the year ended October 31, 1997.

In February, 1996, the Company issued 253,334 shares of Common Stock upon the conversion of $152,000 in loans payable by its former licensee, EDI Components. Although the shares were issued at a below fair market value of $0.60 per share, resulting in an expense of $228,000, the Company mistakenly reflected the expense at $152,000. Pursuant to such error, the Company has made a prior period adjustment to increase additional paid-in capital and the accumulated deficit by $76,000. In addition, the Company has made a prior period adjustment for the fiscal year ended October 31, 1996 to impute a $500 per month rent expense to account for the expense of occupying offices sub-leased by the Company from EDI Components until September, 1997. The expense has been credited toward license fees paid by EDI Components. Similar adjustments have been made for the interim periods ended January 31, 1997, April 30, 1997 and July 31, 1997, respectively.

The above prior period adjustments did not materially impact the Company's retained earnings, net shareholders' equity, net loss or net loss per share. The comparative financial statements contained in this report have been adjusted to reflect retroactive application of the prior period adjustments discussed above.

LIQUIDITY

As of January 31, 1998, the Company had current assets in excess of current liabilities of $426,668, an accumulated deficit of $17,431,874 and a stockholders' equity of $841,707. In July, 1992, the Company entered into a License Agreement with EDI Components, a California corporation, to grant an exclusive license to manufacture and market the Company's patented Electropure ("EDI") technology. Since entering into such license relationship, the Company funded its working capital needs from license fees paid by EDI Components until the license was terminated in August, 1997. In September, 1997, the Company began limited manufacturing and sales of its patented EDI product. During the three months ended January 31, 1998, the Company booked $125,257 in gross sales of its EDI products and realized therefrom $55,456 in cash and $69,801 in accounts receivable. The Company also collected $7,710 and $19,500 in receivables from trade accounts and related parties, respectively, during the period. The Company received an additional $25,000 payment in January, 1998 on a note receivable on common stock.

In January 26, 1998, the Company received $200,000 in loans from a principal shareholder. Such proceeds, along with an additional $200,000 in loans from the same shareholder, were utilized to purchase the rights to certain proprietary membrane technology from Hydro Components, Inc., a Pennsylvania manufacturer of light commercial water and wastewater treatment products. See Note (7) - "Subsequent Events." Pursuant to the terms of the loan agreement, the shareholder elected to convert the $200,000 principal amount of the loan into 206,186 shares of Common Stock. See Note (5) - "Stockholders' Equity."

(2) DUE FROM RELATED PARTIES

The Company has balances remaining due, including interest, on notes receivable from related parties. The balance includes net amounts remaining on a $30,000 loan made to a former shareholder and an $80,000 loan made to a corporation whose significant stockholder was James E. Cruver, a former officer and director of the Company. The Company received partial payments representing principal and/or interest on these loans, however, due to the fact that they are significantly past due and the uncertainty of when or if they will be collected, interest income was not being recognized until received and the balances at January 31, 1998 are offset by an allowance for doubtful accounts.

A total of $23,763 remains due as of January 31, 1998 from former officers and directors, Harry M. O'Hare, Sr. and David C. Kravitz. Such amount is secured by 37,565 shares of the Company's common stock resulting in an unsecured receivable in the amount of $23,351, which has been offset by an allowance for doubtful accounts.

Between August, 1997 (when the license relationship with EDI Components was terminated) and October 31, 1997, the Company sold products for which the Company's former licensee, EDI Components, mistakenly received a total of $36,329 in payments. In January, 1998, EDI Components satisfied the receivable in full by paying the Company $19,500 in cash and transferring $16,829 in raw materials it had purchased for the EDI product prior to the license termination.

(3) INVENTORY

Inventory, stated at the lower of cost (determined using the first in, first out method) or replacement market, consists of components for EDI water purification modules.

(4) COMMITMENTS AND CONTINGENCIES

The original cost and accumulated depreciation of assets at January 31, 1998 are as follows.

Furniture and fixtures                             $15,950
Leasehold improvements                               2,457
                                                   -------
                                                    18,407

Less accumulated depreciation and amortization         687
                                                   -------
                                                   $17,720
                                                   =======

COMMITMENTS

On October 1, 1997, the Company assumed the month-to-month lease obligation from EDI Components on its previous facility at 23251 Vista Grande, Laguna Hills, California and is obligated to make monthly lease payments in the sum of $4,086 through April, 1998. For the fiscal quarter ended January 31, 1998, the Company paid an aggregate of $15,955 in lease payments on such facility.

In November, 1997, the Company entered into a three-year lease agreement on a 30,201 sq. ft. facility located at 23456 South Pointe Drive, Laguna Hills, California. The lease commenced on February 1, 1998 at a lease rate of $16,000 per month, with pre-negotiated annual increases in the second and third years of the lease approximating three percent of the then base monthly lease payment. On November 14, 1997, the Company paid the Lessor $48,000, representing the first month's lease payment, plus a $32,000 security deposit which shall be applied to one-half of the monthly lease payments in months 6, 12, 18 and 24 of the initial lease term. Such first month's rent and security deposit have been recorded as a prepaid deposit in the sum of $48,000 and will be credited to rent expense when utilized over the next 24 months.

(5) STOCKHOLDERS' EQUITY

On November 12, 1997, the Company issued 60,000 shares of Common Stock to the Lessors of its new facility in exchange for a three-year option to purchase the building for the pre-negotiated purchase price of $2,300,000 through August, 1999. If the option is exercised after August, 1999, the purchase price will be $2,300,000 plus the cumulative change in Consumer Price Index from February 1, 1998 to the date of exercise. The issuance, which was made at a fair market value of $1.50 per share, resulted in an increase in common stock and additional paid in capital and a $90,000 financing expense.

On January 29, 1998, Anthony Frank exercised his option to convert, at a 27.5% discount to fair market value(1), a $200,000 principal loan made to the Company on January 26, 1998. The conversion resulted in the issuance of 206,186 shares of Common Stock at $0.97 per share.

----------
(1) The loan agreement with Mr. Frank provided that, upon conversion of the note, the "fair market value" of common stock would be determined as the average of the bid and asked prices of such common stock for the thirty consecutive trading days prior to the conversion date.

Accordingly, the difference between conversion price and the fair market value of similar restricted common stock on the date of issuance, aggregating $7,217, was expensed and added to additional paid-in capital for the fiscal period ended January 31, 1998.

(6) NET LOSS PER SHARE OF COMMON STOCK

Net loss per share of common stock is based on the weighted average number of shares outstanding during each of the respective periods. No effect has been given to common stock equivalents as the effect to loss per share would be anti-dilutive.

(7) SUBSEQUENT EVENTS

On February 4, 1998, the Company received a loan of $200,000 from Anthony Frank, the proceeds of which, in addition to a previous $200,000 loan made on January 26, 1998, would be utilized to acquire the rights to certain membrane technology from Hydro Components, Inc. The January, 1998 loan was converted by Mr. Frank into common stock on January 29, 1998 [see Note (5) -"Stockholders' Equity]. The February 4, 1998 loan, at 10% annual interest, is due to be repaid on or before February 4, 2000. Mr. Frank has the right to convert such loan into Common Stock at a 25% discount to the fair market value, utilizing a 30-day average of the bid and asked prices of such Common Stock prior to the conversion date.

On February 11, 1998, the Company entered into a one-year consulting agreement with Hamilton Partners Incorporated of Newport Beach, California ("Hamilton"), to provide the Company with consulting services on various administrative, financial, marketing and/or sales matters. Pursuant to such agreement, the Company will pay Hamilton a monthly fee of $3,500 and has granted the firm 25,000 three-year warrants to purchase Common Stock at $1.78 per share. The fair market value of similar Common Stock was equal to the exercise price of such warrants on the date of issuance.

On February 17, 1998, the Company entered into an Assignment Agreement with Hydro Components, Inc. ("HCI"), a Pennsylvania manufacturer of light commercial water and wastewater treatment products, for the exclusive worldwide rights to proprietary membrane technology. The Company intends to utilize the acquired technology to develop ion permeable membranes for use with its EDI product. The agreement provides that HCI will furnish all technical support required by the Company for the development program. If development efforts are successful, such membranes would open additional markets for the Company's EDI product in industry segments which require purity levels of process water which are lower than that provided by the current EDI design. The Company paid HCI $200,000 for the above rights and loaned HCI an additional $200,000, secured by all assets of the borrower. The loan is to be repaid, with interest at 10%, on or before April 17, 1998.

No dealer, salesman or other person is authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer made hereby, and if given or made, such information or presentations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation would be unlawful. The delivery of this Prospectus at any time does not imply that information contained herein is correct as of any time subsequent to its date.


                                TABLE OF CONTENTS

AVAILABLE INFORMATION .......................................................
PROSPECTUS SUMMARY...........................................................
THE COMPANY..................................................................
RECENT SIGNIFICANT DEVELOPMENTS..............................................
RISK FACTORS.................................................................
DILUTION.....................................................................
DIVIDEND POLICY..............................................................
USE OF PROCEEDS .............................................................
MARKET PRICES ...............................................................
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
    AND RESULTS OF OPERATIONS ...............................................
BUSINESS ....................................................................
LITIGATION ..................................................................
MANAGEMENT ..................................................................
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ..............
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ..............................
SELLING SHAREHOLDERS ........................................................
DESCRIPTION OF CAPITAL ......................................................
STOCK .......................................................................
LEGAL OPINION ...............................................................
EXPERTS .....................................................................
CHANGE IN CERTIFYING ACCOUNTANTS ............................................
ACCOUNTANTS' REPORT .........................................................
FINANCIAL STATEMENTS ........................................................
UNAUDITED INTERIM FINANCIAL STATEMENTS ......................................



                                ELECTROPURE, INC.



                                  COMMON STOCK




                                   PROSPECTUS


                             _____________ __, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 317 of the California Corporations Code allows a corporation to advance expenses incurred by an officer or director in defending any proceeding prior to the final disposition of such proceeding upon receipt of an undertaking to repay such amount if such person is not ultimately entitled to indemnification. In non-derivative actions, an officer or director is entitled to reimbursements for expenses, fines, judgments and settlements if such individual has acted in good faith and in a manner he believed to be in the best interests of the corporation and in the case of criminal proceedings, he had no reasonable cause to believe the conduct was unlawful. With regard to derivative actions (a suit brought on behalf of the Registrant), such person is entitled to reimbursements for expenses if the officer or director acted in good faith, in a manner the officer or director believed to be in the best interests of the corporation and with such care, including reasonable injury, as an ordinary and prudent person in like position would use in similar circumstances; provided, however, that no indemnification shall be made (1) if the officer or director is found liable to the corporation, except as may be determined by the court in which the action is pending; (2) for amounts paid in settling an action without court approval; or
(3) for amounts paid in defending such action which is terminated without court approval.

If indemnification is authorized by Section 317, but not required, then it shall be determined by (i) a majority vote of the disinterested members of the Board of Directors, (ii) a majority vote of the disinterested shareholders, (iii) the court in which the action is pending; or (iv) if a quorum of independent directors is not available, by independent legal counsel in a written opinion. If the officer or director is successful in the defense of an action, Section 317 provides that such individual shall be entitled to indemnification. Finally,
Section 317 authorizes a corporation to maintain officers' and directors' liability insurance.

Article III, Section 16 of the By-Laws of Registrant provides for indemnification of officers and directors in the situations authorized by
Section 317.

See also "DESCRIPTION OF COMMON STOCK - Miscellaneous."

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses in connection with the offering described in this Registration Statement.

Registration Fee Under Securities
     Act of 1933 ................     $ 4,000
Accounting Fees and Expenses ....       1,500
Legal Fees and Expenses .........      10,000
Miscellaneous ...................       4,500
                                      -------
            Total ...............     $20,000

ITEM 26. RECENT SALE OF UNREGISTERED SECURITIES

During the past three years, the Registrant has issued or sold the securities set forth in "RECENT SIGNIFICANT DEVELOPMENTS License Termination Agreement, Technology Transfer Agreement, Stock Issuances, and Other Transactions," "LITIGATION," "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS," and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Resources."

The issuance of securities in these transactions, except as described below, were exempt from registration under the Securities Act of 1933, as amended (the "Act"), by virtue of Sections 3(b) and 4(2) of the Act, including Regulation D promulgated thereunder. The Company believes that the recipients in each case acquired the securities for investment only and not with a view to the distribution thereof and legends were affixed to the stock certificates.

ITEM 27.       EXHIBITS

    3.1        Articles of Incorporation of the Registrant, as amended. ***

    3.2        By-Laws of the Registrant, as amended. *

    5.0        Opinion of Jeffer, Mangles, Butler & Marmaro, LLP.

    10.10.U 10% Two-Year Convertible Term Note with Anthony M. Frank dated January 26, 1998. ********

    10.10.V 10% Two-Year Convertible Term Note with Anthony M. Frank dated February 4, 1998. ********

    10.19 Form of Indemnity Agreement with each current Officer and Director. **

    10.47.8 License Termination Agreement with EDI Components dated August 14, 1997 (effective 08/05/97). ******

    10.47.9 Employment Agreement with Floyd H. Panning dated August 14, 1997 (effective 08/05/97). ******

    10.48 Technology License Agreement with Glegg Water Conditioning, Inc. dated July 2, 1994. ****

    10.48.1 Amended and Restated Technology Licence Agreement with Glegg Water Conditioning, Inc. dated May 22, 1997. *****

    10.51 Settlement Agreement with Economic Development Bank for Puerto Rico dated May 16, 1997. *****

    10.52 Technology Transfer Agreement with Wyatt Technology Corporation dated

               October 25, 1997.*******

    10.53 8% Sixty-Day Term Note from Hydro Components, Inc. dated February 17, 1998, including Assignment Agreement, Security Agreement and Unlimited Personal Guaranty. *********

    24.1       Consent of Alex N. Chaplan & Associates.

    24.2       Consent of Jeffer, Mangles, Butler & Marmaro, LLP (included in
               Exhibit 5.0).

    25         Power of Attorney (see page II-5).

----------

* Previously filed on December 15, 1986 in connection with Registration Statement of Registrant on Form S-1, File No. 33-10669.

** Incorporated by reference to Exhibit "B" to Registrant's Definitive Proxy Statement, dated April 20, 1988, for the Annual Meeting held May 18, 1988, as filed on May 4, 1988.

*** Previously filed on February 28, 1989 in connection with Registrant's Form 10-K for the fiscal year ended October 31, 1988.

**** Previously filed on October 11, 1995 in connection with Registrant's Form 10-KSB for the fiscal year ended October 31, 1994.

***** Previously filed on July 16, 1997 in connection with Registrant's Form 10-KSB for the fiscal year ended October 31, 1996.

****** Previously filed on September 11, 1997 in connection with Registrant's Form 10-QSB for the fiscal quarter ended July 31, 1997.

******* Previously filed on November 14, 1997 in connection with Schedule 13-D filed by Wyatt Technology Corporation.

******** Previously filed on February 11, 1998 in connection with Registrant's Form 10-KSB for the fiscal year ended October 31, 1997.

*********      Previously filed on March 13, 1998 in connection with Registrants
               Form 10-QSB for the fiscal quarter ended January 31, 1998.


ITEM 17. UNDERTAKINGS

(a)            The undersigned Registrant hereby undertakes:

               (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i) To include any Prospectus required by Section 10(a)(3)
               of the Securities Act of 1933;

                      (ii) To reflect in the Prospectus any facts or events
               arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                      (iii) To include any material information with respect to
               the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or
               Section 13(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions in Item 14 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 1 on Form SB-2 and authorized this Registration Statement and any and all amendments thereto to be signed on its behalf by the undersigned thereunder duly authorized, in the City of Laguna Hills, California, on March 6, 1998.

                                ELECTROPURE, INC.

                                BY   /S/  CATHERINE PATTERSON
                                  --------------------------------------------
                                          CATHERINE PATTERSON
                                         Chief Financial Officer

                                POWER OF ATTORNEY

Each person whose individual signature appears below hereby constitutes and appoints Catherine Patterson and Floyd H. Panning as his true and lawful attorneys-in-fact with full power of substitution to execute in the name and on behalf of such person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURES


 /S/  WILLIAM F. FARNAM                 Director               March 6, 1998
 ----------------------------
 WILLIAM F. FARNAM


 /S/  RANDALL P. FRANK                  Director               March 6, 1998
 ----------------------------
 RANDALL P. FRANK


                                        Director
 ----------------------------
 RANDOLPH S. HEIDMANN


 /S/  WILLIAM H. LEE                    Director               March 6, 1998
 ----------------------------
 WILLIAM H. LEE


 /S/  FLOYD H. PANNING           Chief Executive Officer       March 6, 1998
 ----------------------------        and Director
 FLOYD H. PANNING


 /S/  CATHERINE PATTERSON        Chief Financial Officer       March 6, 1998
 ----------------------------   (Principal Financial and
 CATHERINE PATTERSON               Accounting Officer)

Exhibit                                                                 Page No.
-------                                                                 --------

5.0  Opinion of Jeffer, Mangels, Butler & Marmaro, LLP.

24.1 Consent of Alex N. Chaplan & Associates